UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:
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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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Definitive Information Statement

PLY GEM HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
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No fee required.

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Fee computed below per Exchange Act Rules 14c-5(g) and 0-11.

(1)
Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)
Aggregate number of securities to which transaction applies:

71,477,494 shares of Common Stock, which includes: (a) 68,556,650 shares of Common Stock outstanding; (b) 2,342,333 shares of Common Stock underlying stock options; (c) 16,440 shares of Restricted Stock; (d) 315,447 shares of Common Stock subject to issuance pursuant to Restricted Stock Units and (e) 246,624 shares of Common Stock subject to issuance pursuant to Performance Units.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of  (a) 68,556,650 shares of Common Stock multiplied by $21.64 per share, (b) 2,342,333 shares of Common Stock underlying stock options multiplied by $7.60, which is the difference between $21.64 and the weighted average exercise price of  $14.04 per share, (c) 16,440 shares of Restricted Stock multiplied by $21.64 per share, (d) 315,447 shares of Common Stock subject to issuance pursuant to Restricted Stock Units multiplied by $21.64 per share and (e) 246,624 shares of Common Stock subject to issuance pursuant to Performance Units multiplied by $21.64 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001245 by the sum of the preceding sentence.

(4)
Proposed maximum aggregate value of transaction:

$1,513,886,614.84

(5)
Total fee paid:

$188,478.88

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount previously Paid:

(2)
Form, Schedule or Registration Statement No.:

(3)
Filing Party:

(4)
Dated Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION
Ply Gem Holdings, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
To our Stockholders:
This notice of Written Consent and Appraisal Rights and Information Statement (this “Information Statement”) is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of Ply Gem Holdings, Inc., a Delaware corporation (the “Company” or “Ply Gem”), in connection with the Agreement and Plan of Merger, dated as of January 31, 2018, by and among Pisces Midco, Inc., a Delaware corporation (“Parent”), Pisces Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company (such Agreement and Plan of Merger, the “Merger Agreement”, a copy of which is attached as Annex A to this Information Statement). Pursuant to the Merger Agreement and upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger (the “Effective Time”), on the terms and subject to the conditions set forth in the Merger Agreement, each share of Common Stock outstanding immediately prior to the Effective Time will at the Effective Time be converted automatically into and thereafter represent only the right to receive $21.64 in cash, without interest (the “Merger Consideration”), other than (i) any shares of Common Stock held in the treasury of the Company and any share of Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company that will be canceled and cease to exist without any conversion (the “Canceled Shares”) and (ii) shares of Common Stock with respect to which a stockholder has properly demanded appraisal (“Appraisal Shares”) pursuant to, and in compliance in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”).
After careful consideration, the board of directors of the Company (the “Company Board”) unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, (iii) authorized the Company to enter into the Merger Agreement and perform each of its obligations thereunder, including the Merger, and (iv) recommended that the stockholders of the Company adopt the Merger Agreement. The Company Board considered a number of factors in evaluating the Merger and consulted with its outside legal and financial advisors.
The adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, required the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock in favor of the adoption of the Merger Agreement, which may be evidenced by written consent (the “Company Required Vote”). On January 31, 2018, the date the Merger Agreement was executed, Caxton-Iseman (Ply Gem), L.P. and Caxton-Iseman (Ply Gem) II, L.P. (collectively, the “CI Partnerships”), which as of such date, owned 45,695,243 shares of Common Stock, constituting approximately 66.7% of the voting power of the issued and outstanding shares of Common Stock, executed and delivered a written consent (in the form attached as Annex B to this Information Statement, the “Written Consent”) adopting the Merger Agreement. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or approve the transactions contemplated thereby, including the Merger, and the Company is not soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and the Company will not call a stockholder meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger. This notice and the accompanying Information Statement shall constitute notice to you from the Company of stockholder action by less than unanimous written consent required by Section 228(e) of the DGCL.
Under Section 262 of the DGCL, if the Merger is completed, subject to strict compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than the CI Partnerships, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the mailing of this Information Statement and comply precisely with other procedures set forth in Section 262 of the DGCL, which procedures are summarized in the accompanying Information Statement. Such Information Statement is being delivered on [•], 2018. Accordingly, any demands for appraisal must be delivered to the Company in the manner specified in this Information Statement and in strict compliance with Section 262 of the DGCL on or before [•], 2018. A copy of Section 262 of the DGCL is attached to the accompanying Information Statement as Annex C. This notice and the accompanying Information Statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.
BY ORDER OF THE BOARD OF DIRECTORS,
TIMOTHY D. JOHNSON	GARY E. ROBINETTE
General Counsel	President, Chief Executive Officer, Chairman of the Board of Directors
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.
This Information Statement is dated [•], 2018 and is first being mailed to stockholders on or about [•], 2018.

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SUMMARY
This summary highlights important information from this Information Statement. It may not contain all of the information that is important to you with respect to the Merger. You should read carefully this entire Information Statement, together with the Annexes, and the other documents to which this Information Statement refers to understand fully the Merger and the transactions contemplated by the Merger Agreement. See “Where You Can Find More Information.” We have included page references in this summary directing you to a more complete description of those items.
Unless otherwise indicated or unless the context requires otherwise: all references in this Information Statement to “the Company,” “we,” “our” and “us” refer to Ply Gem Holdings, Inc. and, where appropriate, its subsidiaries; and all references in this Information Statement to terms defined in the notice to which this Information Statement is attached have the meanings provided in that notice.
Parties to the Merger (Page 14)
Ply Gem Holdings, Inc.
The Company is a leading manufacturer of exterior building products in North America, operating in two reportable segments: (i) Siding, Fencing, and Stone and (ii) Windows and Doors. These two segments produce a comprehensive product line of vinyl siding, designer accents, cellular PVC trim, vinyl fencing, vinyl railing, stone veneer, roofing, and vinyl windows and doors used in both the new construction market and the home repair and remodeling market in the United States and Canada. Vinyl building products have the leading share of sales volume in siding and windows in the United States. We also manufacture vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows, aluminum windows, vinyl and aluminum-clad windows and steel and fiberglass doors, enabling us to bundle complementary and color-matched products and accessories with our core products. We believe that our comprehensive product portfolio and geographically diverse, low cost manufacturing platform allow us to better serve our customers and provide us with a competitive advantage over other exterior building products suppliers.
Pisces Midco, Inc.
Pisces Midco, Inc. is a Delaware corporation that is an indirect wholly owned subsidiary of funds sponsored by Clayton, Dubilier & Rice, LLC (“CD&R”). Parent was formed on January 25, 2018 expressly for the Merger and the transactions contemplated by the Merger Agreement and the Atrium Purchase Agreement (as defined below) and conducts no other business. After the Closing, Parent will be the immediate parent company of the Company. Parent’s principal executive offices are located at 375 Park Avenue, 18th Floor, New York, New York 10152 and its telephone number is (212) 407-5200.
Pisces Merger Sub, Inc.
Pisces Merger Sub, Inc. is a Delaware corporation that is a wholly owned subsidiary of Parent. Merger Sub was formed on January 25, 2018 expressly for the Merger and conducts no other business. At the Closing, Merger Sub will be merged with and into the Company, with the Company surviving. Merger Sub’s principal executive offices are located at 375 Park Avenue, 18th Floor, New York, New York 10152 and its telephone number is (212) 407-5200.
The Merger (Page 15)
The boards of directors of each of the Company, Parent and Merger Sub have approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and on January 31, 2018, the Company, Parent, and Merger Sub entered into the Merger Agreement.
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The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into the Company, and the Company will cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent.

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Because the Merger Consideration will be paid in cash, you will receive no equity interest in Parent, and after the Effective Time, you will have no equity interest in the Company and you will no longer have any interest in the Company’s future earnings or growth.

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The Merger Agreement is attached as Annex A to this Information Statement. We encourage you to review it carefully in its entirety because it is the principal legal document that governs the Merger.

The Merger Consideration (Page 49)
At the Effective Time, on the terms and subject to the conditions set forth in the Merger Agreement, each share of Common Stock outstanding immediately prior to the Effective Time (other than (i) any Canceled Shares and (ii) any Appraisal Shares) will at the Effective Time be converted automatically into and will thereafter represent only the right to receive the Merger Consideration (representing $21.64 in cash, without interest) and deduction of applicable withholding taxes, if any.
At the Effective Time, (i) each stock option of the Company (“Option”) that is outstanding immediately before the Effective Time will be canceled, extinguished and converted into the right to receive a cash payment equal to the excess, if any, of the Merger Consideration over the exercise price of such stock option; (ii) each share of restricted stock of the Company (“Restricted Stock”) that is outstanding immediately prior to the Effective Time will vest and be converted into the right to receive the Merger Consideration; and (iii) each restricted stock unit of the Company (“Restricted Stock Unit”) and each performance unit of the Company (“Performance Unit”) that is outstanding immediately prior to the Effective Time will become converted immediately prior to the Effective Time into the right to receive (a) the Merger Consideration for Restricted Stock Units denominated in shares and Performance Units (with the assumption that performance has been achieved) and (b) the applicable fixed amount of the cash payment for Restricted Stock Units denominated in cash, in each case, without interest and less any applicable tax withholdings.
Reasons for the Merger (Page 23)
After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger” beginning on page 23 of this Information Statement, the Company Board unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, (iii) authorized the Company to enter into the Merger Agreement and perform each of its obligations thereunder, including the Merger, and (iv) recommended that the stockholders of the Company adopt the Merger Agreement. The Company Board considered a number of factors in evaluating the Merger and consulted with its outside legal and financial advisors.
For a discussion of the material factors considered by the Company Board in reaching its conclusions, see the section entitled “The Merger — Reasons for the Merger” beginning on page 23 of this Information Statement.
Required Stockholder Approval; Stockholder Action by Written Consent (Page 59 and Annex B)
The adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, required the affirmative vote or written consent by the Company’s stockholders holding in the aggregate at least a majority of the outstanding shares of Common Stock. On January 31, 2018, the date the Merger Agreement was executed, the CI Partnerships, which as of such date, owned 45,695,243 shares of Common Stock, constituting approximately 66.7% of the voting power of the issued and outstanding shares of Common Stock, executed and delivered the Written Consent adopting the Merger Agreement. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement to adopt the Merger Agreement or the transactions contemplated thereby, including the Merger, and the Company is not soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and the Company will not call a stockholder meeting for purposes of voting on the adoption of the Merger Agreement and approving the transactions contemplated thereby, including the Merger.
Opinion of the Financial Advisor to the Company (Page 27 and Annex D)
On January 31, 2018, Credit Suisse Securities (USA) LLC, which is referred to as Credit Suisse, rendered its oral opinion to the Company Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of January 31, 2018, the fairness, from a financial point of view, to the holders of Common Stock, other than Parent, Merger Sub and their affiliates and holders of Common Stock affiliated with CI Capital Partners LLC (referred to in this Information Statement as the “Excluded Holders”), of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.
Credit Suisse’s opinion was directed to the Company Board, and only addressed the fairness, from a financial point of view, to the holders of Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger and did not address any other aspect or implication of the Merger. The summary of Credit Suisse’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this Information Statement, and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this Information Statement is intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the Merger.
Financing of the Merger (Page 35)
Parent has obtained debt financing commitments for the transaction contemplated by the Merger Agreement (the “Company Acquisition”) and the acquisition of Atrium Corporation (“Atrium” and, such acquisition, the “Atrium Acquisition”) by Pisces Parent, LLC, a parent company of Parent, the proceeds of which will be used (i) by Parent to consummate the Company Acquisition and related transactions, including paying the aggregate Merger Consideration, refinancing certain existing indebtedness of the Company contemplated by the Merger Agreement, and paying all related fees and expenses (the “Company Transactions”) and (ii) by Pisces Parent, LLC to consummate the Atrium Acquisition and related transactions, including the refinancing of certain existing indebtedness of Atrium and the payment of related fees and expenses (the “Atrium Transactions”). JPMorgan Chase Bank N.A., Deutsche Bank AG New York Branch, Deutsch Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., UBS AG, Stamford Branch, UBS Securities LLC, Barclays Bank PLC, Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A., Royal Bank of Canada, Jefferies Finance LLC, MUFG Union Bank, N.A., Natixis, New York Branch, SG Americas Securities, LLC and Société Générale (collectively, the “Debt Commitment Parties”), committed to provide debt financing in the case of either the consummation of both the Company Transactions and the Atrium Transactions or the consummation of the Company Transactions only, on the terms and subject to the conditions set forth in a debt commitment letter dated January 31, 2018 (which we refer to as the “Debt Commitment Letter”), between the Debt Commitment Parties and Parent. The obligations of the Debt Commitment Parties to provide the debt financing under the Debt Commitment Letter are subject to certain customary conditions.
Parent has entered into an equity commitment letter with Clayton, Dubilier & Rice Fund X, L.P. (the “Sponsor”), dated January 31, 2018, pursuant to which the Sponsor has agreed to provide committed equity financing in the case of either the consummation of both the Company Transactions and the Atrium Transactions or the consummation of the Company Transactions only. The obligations of the Sponsor to provide the equity financing are subject to certain customary conditions. Parent and Merger Sub expect that the aggregate proceeds of the equity financing committed under the equity commitment letter and the debt financing committed under the Debt Commitment Letter will be sufficient to consummate the Company Transactions and the Atrium Transactions together or the Company Transactions alone, as applicable.

Although the obligations of Parent and Merger Sub to complete the Merger under the Merger Agreement are not subject to any financing condition, the failure of Parent to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a reverse termination fee of $112,500,000, as described under “The Merger Agreement — Fees and Expenses; Termination Fees.”
Interests of Executive Officers and Directors of the Company in the Merger (Page 37)
You should be aware that our executive officers, directors, and affiliates have agreements or arrangements, that may provide them with interests in the Merger that differ from, or are in addition to, those of our stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement. These interests are described below in “The Merger — Interests of our Directors, Executive Officers and Affiliates in the Merger” beginning on page 37.
The Merger Agreement (Page 47 and Annex A)
No Solicitation (Page 56)
In the Merger Agreement, subject to certain exceptions, the Company has agreed that it will not, directly or indirectly, among other things:
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solicit, initiate, knowingly facilitate or knowingly encourage the submission of any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, a Takeover Proposal (see page 58 of this Information Statement for the definition of  “Takeover Proposal”);

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approve, publicly recommend or endorse, execute or enter into any agreement, agreement-in-principle, term sheet or letter of intent providing for or accepting any Takeover Proposal or any proposal or offer that is reasonably likely to lead to a Takeover Proposal;

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amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries;

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other than informing third parties of the restrictions described above, participate or engage in any discussions or negotiations regarding, or furnish to any person or group any non-public information or afford access to personnel, books or records of the Company or any of its subsidiaries, for the purpose of knowingly assisting, participating in, encouraging or facilitating any inquires or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Takeover Proposal; or

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resolve or agree to do any of the foregoing or otherwise authorize or directs its representatives to take any such action.

Notwithstanding the foregoing, in response to a Takeover Proposal made after the date of the Merger Agreement and prior to Parent’s receipt of the Company Required Vote that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, the Company or its representatives would have been permitted to contact the person or its representatives making such Takeover Proposal to clarify the terms and conditions thereof and, if the Company Board determined in good faith (after consultation with outside counsel and its financial advisor) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal (see page 58 of this Information Statement for the definition of  “Superior Proposal”), then the Company would have been permitted, at any time prior to the receipt of the Company Required Vote, to (i) furnish information with respect to the Company and its subsidiaries to the person making such Takeover Proposal and such person’s representatives, but only pursuant to a confidentiality agreement or (ii) participate or engage in discussions or negotiations (including the solicitation of revised Takeover Proposals) with such person and such person’s representatives and its potential financing sources regarding such Takeover Proposal.
Further, if the Company Board had determined at any time prior to Parent’s receipt of the Written Consent, after consultation with its financial advisors and outside counsel, that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties under applicable law, the

Company Board could have caused or permitted the Company to terminate the Merger Agreement in order to enter into a definitive agreement regarding a Superior Proposal, subject to certain notice provisions and Parent’s right to renegotiate the terms of the Merger Agreement such that the alternative proposal would no longer constitute a Superior Proposal and subject to the Company’s concurrent payment to Parent of the Company Termination Fee described below.
As a result of the execution and delivery of the Written Consent on January 31, 2018 (the date the Merger Agreement was executed), the requisite stockholder approval has been obtained; therefore, the Company Board has no ability to change its recommendation, and the Company is prohibited from responding to unsolicited proposals and terminating the Merger Agreement to accept a Superior Proposal.
For a further discussion of the limitations on solicitation of acquisition proposals from third parties, see “The Merger Agreement — No Solicitation of Other Offers” beginning on page 56.
Conditions to the Merger (Page 62)
Each of the Company’s, Parent’s and Merger Sub’s obligation to consummate the Merger is subject to the satisfaction or, to the extent permitted by the Merger Agreement and applicable law, waiver of, on or prior to the closing of the Merger (the “Closing”), of the following conditions:
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the Company Required Vote must have been obtained, which was satisfied following Parent’s receipt of the Written Consent on January 31, 2018, the date the Merger Agreement was executed (as described in the section entitled “The Merger Agreement — Stockholder Action by Written Consent” beginning on page 59), and 20 calendar days must have elapsed since the Company mailed to the Company’s stockholders the Information Statement in definitive form;

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any waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) must have expired, or been terminated or obtained, as applicable;

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no judgment issued by a court of competent jurisdiction or by a governmental authority, nor any law or other legal restraint or prohibition entered or made after the date of the Merger Agreement, will be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof;

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with respect to the Company’s obligation to close, the representations and warranties of Parent must be true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing with the same effect as though made at and as of such date, subject to certain exceptions, including where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (see page 63 of this Information Statement for the definition of  “Parent Material Adverse Effect”);

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with respect to Parent’s and Merger Sub’s obligation to close, the representations and warranties of the Company must be true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing with the same effect as though made at and as of such date, subject to certain exceptions, including where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect (see page 51 of this Information Statement for the definition of  “Company Material Adverse Effect”); and

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with respect to Parent’s and Merger Sub’s obligation to close, since the date of the Merger Agreement, there must not have occurred a Company Material Adverse Effect.

Termination (Page 63)
The Merger Agreement may be terminated and the Merger and other transactions contemplated thereby may be abandoned:
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by the mutual written consent of Parent and the Company at any time prior to the date of the Closing;

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by either the Company or Parent, if  (i) the Closing is not consummated on or before midnight, Eastern Time, on June 29, 2018 (the “Termination Date”), or (ii) any judgment issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition entered or made after the date of the Merger Agreement, in each case making the consummation of the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof must be in effect and must have become final and nonappealable;

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by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, which breach or failure to perform (i) would cause the conditions set forth in the Merger Agreement not to be satisfied and (ii) is incapable of being cured by the Termination Date or, if capable of being cured in such time frame, has not been cured within 20 business days following receipt by the Company of written notice of such breach or failure to perform from Parent;

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by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or other agreement on the part of Parent or Merger Sub set forth in the Merger Agreement, which breach or failure to perform (i) would cause the conditions set forth in the Merger Agreement not to be satisfied and (ii) is incapable of being cured, or is not cured within 20 business days following receipt by Parent of written notice of a breach or failure to perform from Parent; or

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by the Company, if  (i) all of the conditions set forth in the Merger Agreement have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at Closing and remain capable of such satisfaction), (ii) the marketing period for the financing has concluded, (iii) the Company has irrevocably confirmed by written notice to Parent it is ready, willing and able to consummate the Closing and (iv) Parent and Merger Sub fail to consummate the Merger within two business days following the delivery of such notice.

As a result of the execution and delivery of the Written Consent on January 31, 2018 (the same date the Merger Agreement was executed), the requisite stockholder approval has been obtained; therefore, the Company Board has no ability to change its recommendation, and the Company is prohibited from responding to unsolicited proposals and terminating the Merger Agreement to accept a Superior Proposal.
Termination Fees (Page 65)
Under the Merger Agreement, the Company is required to pay Parent a termination fee of  $45,000,000 if the Merger Agreement is terminated under certain circumstances and before such termination a bona fide written Takeover Proposal is publicly announced, disclosed or made within twelve months of the date of such termination the Company consummates such Takeover Proposal or enters into a definitive agreement for such Takeover Proposal (which is ultimately consummated).
Under the Merger Agreement, the Company is entitled to receive a reverse termination fee equal to $112,500,000 from Parent under the following circumstances:
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if the Merger Agreement is terminated by the Company because (i) Parent breached or failed to perform any representation, warranty, covenant or other agreement on the part of Parent or Merger Sub set forth in the Merger Agreement or (ii) Parent and Merger Sub failed to consummate the Merger within two business days of receiving irrevocable confirmation by written notice from the Company that it is ready, willing and able to consummate the Closing and all conditions set forth in the Merger Agreement have been and remain satisfied or waived by Parent and the marketing period for the financing has concluded; or

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if the Merger Agreement is terminated by Company or Parent because the Closing has not been consummated in accordance with the Merger Agreement by the Termination Date at a time at which the Company had the right to terminate the Merger Agreement as described in the immediately preceding bullet.

See “The Merger Agreement — Fees and Expenses; Termination Fees” beginning on page 65 of this Information Statement.
Material U.S. Federal Income Tax Consequences of the Merger (Page 44)
If you are a U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes with respect to the cash received for shares of Common Stock in the Merger in an amount equal to the difference between (x) the amount of cash the U.S. Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Common Stock.
If you are a Non-U.S. Holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the Merger will generally not be a taxable transaction to such holder under U.S. federal income tax laws unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met; (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, subject to an applicable treaty providing otherwise; or (iii) at any time during the shorter of the five-year period preceding the Effective Time or the Non-U.S. Holder’s holding period for its Common Stock, we were a “United States real property holding corporation” and such holder held (actually or constructively) more than 5% of the shares of Common Stock.
See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement.
Procedures for Receiving Merger Consideration (Page 36)
Prior to the Effective Time, Parent will enter into an agreement with the Company’s transfer agent or a bank or trust company (the “Paying Agent”). As soon as reasonably practicable after the Effective Time (and in any event not later than five business days thereafter), the Paying Agent will mail to each holder of record of shares of Common Stock whose shares were converted into the right to receive the Merger Consideration in accordance with the terms and subject to the conditions of the Merger Agreement (i) a form of letter of transmittal and (ii) instructions for use in effecting the surrender of shares of Common Stock in exchange for the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Common Stock.
Appraisal Rights of Existing Stockholders (Page 69 and Annex C)
Under Section 262 of the DGCL, if the Merger is completed, subject to strict compliance with the requirements of Section 262 of the DGCL, stockholders are entitled to seek appraisal for, and be paid the “fair value” in cash of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware (the “Delaware Court”)) instead of receiving the Merger Consideration. To exercise appraisal rights in connection with the Merger, stockholders must submit a written demand for appraisal within 20 days of the mailing date of this Information Statement and comply precisely with all of the other procedures set forth in Section 262 of the DGCL, which procedures are summarized in this Information Statement. Under Section 262 of the DGCL, holders of shares of Common Stock who did not consent to the adoption of the Merger Agreement, who submit a demand for appraisal rights and follow the other procedures set forth in Section 262 of the DGCL and who do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, will be entitled to have their shares appraised by the Delaware Court, and to receive payment in cash of the “fair value” of those shares, together with interest, if any, to be paid upon the amount determined to be “fair value,” but exclusive of any element of value arising from the accomplishment or expectation of the Merger. The ultimate amount that you receive in an appraisal proceeding may be less than, equal to or more than the amount of the Merger Consideration that you would have received under the Merger Agreement.
To exercise your appraisal rights, you must submit a written demand of appraisal to the Company on or prior to [•], 2018, which is the date that is 20 days following the date of the mailing of this Information Statement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 69 of this Information Statement and the text of Section 262 of the DGCL, which is reproduced in its entirety as Annex C to this Information Statement and incorporated by reference herein. A demand for appraisal must be made by a record holder of shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.
Market Price of Our Common Stock (Page 68)
Shares of Common Stock are quoted on the New York Stock Exchange (“NYSE”) under the trading symbol “PGEM.” The closing sale price of shares of Common Stock on January 30, 2018, which was the last trading day before the announcement of the Merger Agreement, was $18.10 per share. The closing sale price of shares of Common Stock on [•], 2018, the most recent practicable date before this Information Statement was mailed to the Company’s stockholders, was $[•] per share.
Delisting and Deregistration of Our Common Stock
If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. As such, the Company would no longer file periodic reports with the SEC on account of the Common Stock or otherwise.

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this Information Statement, the Annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain additional about the Company without charge by following the instructions under “Where You Can Find More Information.”
Q:
What is the proposed transaction and what effects will it have on the Company?

A:
The proposed transaction is the acquisition of the Company by Parent pursuant to the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into the Company, and the Company will cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent.

Q:
What will I be entitled to receive if the Merger is completed?

A:
Upon completion of the Merger in accordance with the terms and subject to the conditions in the Merger Agreement, you will be entitled to receive the Merger Consideration (representing an amount of  $21.64 per share of Common Stock in cash without interest (and subject to deduction for any applicable withholding tax) for each share of Common Stock that you own), unless you properly exercise, do not withdraw, fail to perfect or otherwise lose, your appraisal rights pursuant to Section 262 of the DGCL with respect to your shares of Common Stock. For example, if you own 100 shares of Common Stock, you will be entitled to receive $2,164.00 in cash, without interest (and subject to deduction for any applicable withholding tax), in exchange for your shares of Common Stock. Upon completion of the Merger in accordance with the terms and subject to the conditions in the Merger Agreement, you will have no equity interest in the Surviving Corporation and you will no longer have any interest in the Surviving Corporation’s future earnings or growth.

Q:
What happens to Options, Restricted Stock, Restricted Stock Units and Performance Units if the Merger is completed?

A:
Upon the completion of the Merger, each issued and outstanding Option granted under the Company’s equity compensation plans, whether vested or unvested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Option, will be canceled, extinguished and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest (and less any applicable tax withholding), equal to the product of  (x) the number of shares issuable under such Option multiplied by (y) the excess, if any, of (i) the Merger Consideration per share over (ii) the exercise price payable in respect of each share issuable under such Option.

Additionally, upon the completion of the Merger, (x) each share of Restricted Stock that is outstanding immediately prior to the Effective Time will vest and be converted into the right to receive the Merger Consideration; and (y) each Restricted Stock Unit and each Performance Unit of the Company that is outstanding immediately prior to the Effective Time will become converted immediately prior to the Effective Time into the right to receive (i) the Merger Consideration for Restricted Stock Units denominated in shares and Performance Units (with the assumption that performance has been achieved) and (ii) the applicable fixed amount of the cash payment for Restricted Stock Units denominated in cash, in each case without interest and less any applicable tax withholdings.
Upon completion of the Merger, in accordance with the terms and subject to the conditions in the Merger Agreement, you will have no equity interest in the Surviving Corporation. For more information regarding the treatment of the Company’s equity-based awards, please see the section of this Information Statement entitled “The Merger Agreement — Treatment of Equity and Equity-Based Awards” beginning on page 49.

Q:
When do you expect the Merger to be completed?

A:
We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived in accordance with the terms and subject to the conditions set forth in the Merger Agreement. Completion of the Merger is currently expected to occur in the second quarter of 2018, although the Company cannot assure completion by any particular date, if at all.

Q:
What will happen to the Company if the Merger is not completed?

A:
If the Merger is not completed for any reason, the Company will continue as an independent publicly traded entity and your shares of Common Stock, Options, Restricted Stock, Restricted Stock Units and Performance Units will remain outstanding and will not be converted into the right to receive the Merger Consideration. In addition, in certain circumstances the Company may have to pay a termination fee of  $45,000,000 (see “The Merger Agreement — Fees and Expenses; Termination Fees” beginning on page 65 of this Information Statement).

Q:
Will I owe taxes as a result of the Merger?

A:
The Merger will be a taxable transaction for all U.S. Holders of shares of Common Stock. As a result, assuming you are a U.S. Holder, you will recognize gain or loss with respect to the cash received for shares of Common Stock in the Merger equal to the difference between the (x) amount of cash you receive (determined before the deduction of any applicable withholding taxes) and (y) adjusted tax basis of your surrendered shares of Common Stock. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 44 of this Information Statement for a more detailed explanation of the tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation.

If you are a Non-U.S. Holder, the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless (i) you are an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met; (ii) the gain is effectively connected with the conduct of a trade or business in the United States by you, subject to an applicable treaty providing otherwise; or (iii) at any time during the shorter of the five-year period preceding the Effective Time or the Non-U.S. Holder’s holding period for its Common Stock, we were a “United States real property holding corporation” and you held (actually or constructively) more than 5% of the shares of Common Stock.
We urge you to consult your tax advisor on the tax consequences of the Merger to you.
Q:
Did the Company Board approve and recommend the Merger Agreement and the Merger?

A:
Yes.

After careful consideration, the Company Board unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, (iii) authorized the Company to enter into the Merger Agreement and perform each of its obligations thereunder, including the Merger, and (iv) recommended that the stockholders of the Company adopt the Merger Agreement. The Company Board considered a number of factors in evaluating the Merger and consulted with its outside legal and financial advisors. See “The Merger — Reasons for the Merger” beginning on page 23.
Q:
Why am I not being asked to vote on the Merger?

A:
Under Delaware law and the Company’s certificate of incorporation, the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, only requires the vote or consent of the holders in the aggregate of a majority of the outstanding shares of Common Stock. The requisite stockholder approval was obtained on January 31, 2018 (the date the

Merger Agreement was executed) when the Written Consent was delivered by the CI Partnerships to the Company. As of such date, the CI Partnerships owned shares of Common Stock constituting approximately 66.7% of the voting power of the issued and outstanding shares of Common Stock. Therefore, your vote or consent is not required to adopt the Merger Agreement or approve the transactions contemplated thereby, including the Merger, and is not being sought, and the Company will not need to hold a special meeting of stockholders to effect the Merger. We are not asking you for a proxy, and you are requested not to send us a proxy.
Q:
Why am I receiving this Information Statement?

A:
Applicable laws and securities regulations require us to provide you with notice of the Written Consent delivered by the CI Partnerships to the Company, as well as other information regarding the Merger, even though your vote or consent is not required nor requested to adopt the Merger Agreement or to approve the transactions contemplated thereby, including the Merger. This Information Statement constitutes notice to you of stockholder action by less than unanimous written consent as required by Section 228(e) of the DGCL as well as notice to you of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger. As required by Section 262 of the DGCL, a copy of Section 262 of the DGCL is attached in its entirety to this Information Statement as Annex C.

Q:
Do any of the Company’s directors and executive officers have interests in the Merger that may differ from those of Company stockholders generally?

A:
You should be aware that the Company’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. These interests are described in more detail in the section entitled “The Merger — Interests of our Directors, Executive Officers and Affiliates in the Merger” beginning on page 37. The Company Board was aware of these interests and considered them, among other matters, in evaluating and approving the Merger Agreement.

Q:
What happens if I sell my shares of Common Stock before the completion of the Merger?

A:
If you transfer your shares of Common Stock before the Effective Time, you will have transferred the right to receive the Merger Consideration to be received by our stockholders in the Merger. In addition, you will not be entitled to seek an appraisal of those shares under Section 262 of the DGCL. In order to receive the Merger Consideration, you must hold your shares of Common Stock through the Effective Time and must follow the procedures for receiving the Merger Consideration described herein. See the section entitled “The Merger — Payment of Merger Consideration and Surrender of Shares” beginning on page 36 of this Information Statement.

Q:
Should I do anything now to surrender my shares of Common Stock?

A:
No. If the Merger is completed, following its completion, you will receive a letter of transmittal with detailed written instructions for surrendering your book-entry shares in exchange for the Merger Consideration. If your shares of Common Stock are held in “street name” by your bank, brokerage firm, trust or other nominee, you should contact your bank, brokerage firm, trust or other nominee.

Q:
Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?

A.
Yes. If the Merger is completed, you will be entitled to seek appraisal for, and be paid the fair value in cash of, your shares of Common Stock (as determined by the Delaware Court) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for appraisal no later than 20 days after the mailing of this Information Statement, or [•], 2018, and you must precisely comply with all applicable requirements and procedures under Section 262 of the DGCL. See the section entitled “Appraisal Rights” beginning on page 69 of this Information Statement, for a summary of the procedures set forth in Section 262 of the DGCL. See also a copy of Section 262 of the DGCL which is attached in its entirety to this Information Statement as Annex C.

Q:
Is the Merger subject to the fulfillment of certain conditions?

A:
Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must fulfill or, if permissible, waive in writing several conditions to closing. If these conditions are not satisfied or waived in writing in accordance with the terms and subject to the conditions of the Merger Agreement, the Merger will not be completed.

Q:
Will the Merger Consideration I receive in the Merger increase if the Company’s operations improve or if the price of Common Stock increases above the Merger Consideration?

A:
No. The value of the Merger Consideration is fixed. The Merger Agreement does not contain any provision that would adjust the Merger Consideration based on fluctuations in the price of shares of Common Stock, the amount of working capital of the Company at the Effective Time or changes in the results of operations of the Company before the Effective Time.

Q:
What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate set of disclosure documents. This practice, known as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this Information Statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Company by phone at (919) 677-3901 or by mail to Ply Gem Holdings, Inc. 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513. We will promptly send additional copies of this Information Statement upon receipt of such request.
Q:
Where can I find more information about the Company?

A:
The Company files periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 76 of this Information Statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This Information Statement, and the documents to which we refer you in this Information Statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, statements regarding projections as described in “The Merger — Certain Company Forecasts” beginning on page 33 of this Information Statement or other prospective financial items, and the expected timing of the closing of the proposed Merger. The projections by the Company’s management included in this Information Statement reflect assumptions and estimates by management of the Company. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these projections or any of the other forward-looking statements in this Information Statement, which are likewise subject to numerous uncertainties. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.
No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the Company’s business, results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the Company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the Company’s control. These factors include, without limitation: conditions to the closing of the Merger may not be satisfied; the Merger may involve unexpected costs, liabilities or delays; the business of the Company may suffer as a result of uncertainty surrounding the transaction; the outcome of any legal proceedings related to the Merger; the Company may be adversely affected by other economic, business, and/or competitive factors; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; other risks to consummation of the Merger, including with respect to the financing and the risk that the Merger will not be consummated within the expected time period or at all; and other factors discussed in the Company’s news releases, public statements and/or filings with the SEC, including the Company’s most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q, which are available at the SEC’s website at www.sec.gov. Many of these factors are beyond the control of the Company.
Additionally, the unaudited prospective financial information prepared by management of the Company included in this Information Statement reflects assumptions and estimates by management of the Company as of the date specified in the unaudited prospective financial information. Many of these assumptions and estimates are driven by factors beyond the control of the Company, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. No independent accountants have reviewed or provided any assurance with respect to the unaudited prospective financial information. Moreover, the Company does not undertake any obligation to update the unaudited prospective financial information and does not intend to do so. For the foregoing reasons, as well as the bases and assumptions on which the unaudited prospective financial information was compiled, the inclusion of the Company’s unaudited prospective financial information in this Information Statement should not be regarded as an indication that such information will be predictive of future results or events nor construed as financial guidance, and it should not be relied on as such or for any other purpose whatsoever.
Except for the Company’s ongoing obligations to disclose certain information as required by federal securities laws, the Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER
The Company
Ply Gem Holdings, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
Ply Gem is a leading manufacturer of exterior building products in North America, operating in two reportable segments: (i) Siding, Fencing, and Stone and (ii) Windows and Doors. These two segments produce a comprehensive product line of vinyl siding, designer accents, cellular PVC trim, vinyl fencing, vinyl railing, stone veneer, roofing, and vinyl windows and doors used in both the new construction market and the home repair and remodeling market in the United States and Canada. Vinyl building products have the leading share of sales volume in siding and windows in the United States. We also manufacture vinyl and aluminum soffit and siding accessories, aluminum trim coil, wood windows, aluminum windows, vinyl and aluminum-clad windows and steel and fiberglass doors, enabling us to bundle complementary and color-matched products and accessories with our core products. We believe that our comprehensive product portfolio and geographically diverse, low cost manufacturing platform allow us to better serve our customers and provide us with a competitive advantage over other exterior building products suppliers.
For more information about the Company, please visit our website at www.plygem.com. Our website address is provided as an inactive textual reference only. The information on the Company’s website is not incorporated into, and does not form part of, this Information Statement.
Parent
Pisces Midco, Inc.
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Parent is a Delaware corporation that is an indirect wholly owned subsidiary of funds sponsored by CD&R. Parent was formed on January 25, 2018 expressly for the Merger and the transactions contemplated by the Merger Agreement and the Atrium Purchase Agreement and conducts no other business. After the Closing, Parent will be the immediate parent company of the Company. Parent’s principal executive offices are located at 375 Park Avenue, 18th Floor, New York, New York 10152 and its telephone number is (212) 407-5200.
Merger Sub
Pisces Merger Sub, Inc.
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Merger Sub is a Delaware corporation that is a wholly owned subsidiary of Parent. Merger Sub was formed on January 25, 2018 expressly for the Merger and conducts no other business. At the Closing, Merger Sub will be merged with and into the Company, with the Company surviving. Merger Sub’s principal executive offices are located at 375 Park Avenue, 18th Floor, New York, New York 10152 and its telephone number is (212) 407-5200.

THE MERGER
The following is a description of the material aspects of the Merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the Merger Agreement attached to this Information Statement as Annex A. We encourage you to read carefully this entire Information Statement, including the Merger Agreement, for a more complete understanding of the Merger.
Background of the Merger
The Company has regularly evaluated different strategies for improving its competitive position and enhancing stockholder value. As part of these evaluations, the Company has, from time to time, considered various strategic alternatives in pursuing its business plan, including acquisitions, mergers, divestitures, joint ventures, collaborations and business combinations, such as a sale of the Company.
From October through November 2016, representatives of the Company met with several financial advisors, including Credit Suisse Securities (USA) LLC (“Credit Suisse”), to discuss a potential engagement as financial advisor with respect to the exploration of strategic alternatives.
Further to its evaluation of strategic alternatives, on December 5, 2016, the Company Board held a meeting, which was attended by the Company’s management and representatives of the Company’s legal counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (referred to herein as “Paul Weiss”), and discussed engaging in a more formal review of strategic alternatives available to the Company. Representatives of Paul Weiss reviewed with the Company Board their fiduciary duties under applicable law and representatives of Credit Suisse were invited to present a review of certain strategic alternatives during the meeting, including a preliminary financial analysis regarding the Company based on publicly available information, and a discussion of the mergers and acquisitions market and the industries in which the Company operates. Following the discussion, the Company Board considered the potential engagement of Credit Suisse as an outside financial advisor to the Company in its review of strategic alternatives, based on among other things Credit Suisse’s credentials as a sophisticated investment bank with substantial knowledge and experience in the industries in which the Company operates and mergers and acquisitions generally. At the conclusion of the meeting, the Company Board authorized the Company’s management to negotiate the terms of Credit Suisse’s engagement as financial advisor to the Company and to direct Credit Suisse to develop a list of potential acquirers.
During December 2016 through early March 2017, at the direction of the Company Board, the Company and Credit Suisse commenced a process to explore a potential sale of the Company (which is referred to herein as the “2017 Process”), during which 39 potential acquirers (including both strategic acquirers and financial sponsors) were contacted. Of the parties contacted, 23 parties declined to explore a transaction with the Company, ten parties entered into confidentiality agreements with the Company and eight parties attended management meetings with the Company. Credit Suisse and Paul Weiss assisted representatives of the Company with the negotiation of confidentiality agreements, preparation and distribution of certain presentation materials to such third parties and responses to various due diligence requests.
On March 9, 2017, Timothy T. Hall, a member of the Company Board and a Managing Director at CI Capital Partners, an affiliate of the CI Partnerships, held a meeting with a representative of a potential strategic acquirer (which is referred to herein as “Party A”) after a representative of Party A contacted a representative of Credit Suisse to express interest in a potential transaction with the Company. Discussions with Party A did not progress significantly at that time following such meeting due to complexities related to the significant debt and equity financing commitments that Party A would need to obtain in order to consummate a transaction with the Company as well as the fact that Party A was a competitor of the Company.
The Company ultimately received two non-binding proposals during the 2017 Process. One proposal was made by a financial sponsor (which is referred to herein as “Party B”) for the potential acquisition of the Company at a stated value of  $19.00 per share. In summarizing the proposal to Gary E. Robinette, the Company’s Chief Executive Officer and Chairman of the Company Board, Shawn K. Poe, the Company’s Chief Financial Officer, and Mr. Hall, Credit Suisse noted that the actual value of Party B’s offer was meaningfully lower than its stated value, after taking into account certain adjustments contemplated by the offer. As a result, the CI Partnerships and the Company Board subsequently determined that the proposal was insufficient. On February 10, 2017, at the direction of the Company’s management, Credit Suisse notified Party B of the Company Board’s views.
The other proposal received in the 2017 Process was from a potential strategic acquirer for an offer price range of  $19.50 to $20.50 but was withdrawn after the proposing party completed subsequent preliminary due diligence and determined that an acquisition of the Company would yield limited synergies.
On March 14, 2017, at the direction of the Company Board, the Company terminated its active strategic review process and Credit Suisse’s engagement as financial advisor to the Company. However, the Company Board instructed the Company’s management to maintain contact with the various potential acquirers that had expressed interest during the 2017 Process.
From April through August 2017, the Company fielded a number of inquiries from various parties regarding a potential transaction with the Company. During this time, representatives of the Company’s management held multiple meetings with representatives of Party A and a financial sponsor (which is referred to herein as “Party C”) to discuss a potential transaction between each such party and the Company.
On April 15, 2017, the Company entered into a confidentiality agreement with Party A and on May 22, 2017, Mr. Robinette and Mr. Poe met with representatives of Party A to discuss a possible transaction between Party A and the Company.
On July 19, 2017, Mr. Robinette, Mr. Poe and Mr. Hall held a meeting with representatives of Party A to continue discussions with respect to a potential transaction between the Company and Party A. The parties discussed a variety of potential transaction structures at the meeting, including the acquisition of the Company by Party A and the acquisition of Party A by the Company. The Company determined that there were significant uncertainties about the ability of Party A to obtain the debt and equity financing necessary to complete an acquisition of the Company, but the Company was willing to explore the potential acquisition of Party A by the Company if certain risks relating to the parties’ critical commercial relationships and regulatory concerns about combining Party A with the Company could be addressed. The parties at the meeting noted that the synergies created by such a transaction could potentially increase the Company’s value but that the consummation of such a transaction would not result in an immediate realization event for the Company’s stockholders. A few days after the July 19, 2017 meeting, Mr. Robinette provided members of the Company Board with an update regarding discussions with Party A. During the months following the July 19, 2017 meeting, representatives of the Company and representatives of Party A continued discussions with respect to a potential transaction between the parties, shared certain confidential information pursuant to confidentiality arrangements and engaged outside advisors to assist in the evaluation of a potential transaction.
On July 25, 2017, as part of ordinary course coverage activities, representatives of Credit Suisse, including certain representatives of Credit Suisse that had participated in the previous engagement by the Company, met with Nathan K. Sleeper, a partner at Clayton, Dubilier & Rice, LLC (“CD&R”), which had not participated in the 2017 Process, to discuss, among other things, various opportunities and potential acquisition candidates, including the Company.
In early August 2017, Mr. Sleeper held a telephonic meeting with a representative of Credit Suisse and communicated CD&R’s interest in a potential acquisition of the Company. On August 23, 2017, a representative of Credit Suisse relayed Credit Suisse’s discussion with Mr. Sleeper to Mr. Robinette and Mr. Poe. Later that week, Mr. Sleeper held a telephonic meeting with a representative of Credit Suisse and reaffirmed CD&R’s interest in pursuing a potential acquisition of the Company.
At a meeting of the Company Board on September 14, 2017, the Company Board discussed the various strategic processes previously conducted by the Company, the third parties that had expressed interest in potentially pursuing a transaction with the Company since the 2017 Process and the potential reengagement of a financial advisor to explore potential strategic alternatives. Based on these discussions, the Company Board decided to authorize management and Mr. Hall to explore various strategic alternatives and to continue discussions with Party A with respect to a potential transaction and to contact representatives of CD&R, Party B and Party C.

On September 22, 2017, Mr. Hall had a meeting with a representative of Party B. Party B expressed interest in potentially acquiring the Company at a value of  $20.00 per share and assured Mr. Hall that Party B had sufficiently reviewed its calculation of such offer price and the Company’s enterprise value. However, Party B indicated that it would need to engage third party consultants to conduct a detailed due diligence review of certain economic considerations in connection with any transaction between the Company and Party B. After the conclusion of the September 22, 2017 meeting, Party B was advised by representatives of the Company’s management that its proposed $20.00 per share offer price was insufficient. Shortly thereafter, the representative of Party B leading the discussions with the Company ceased to be employed by Party B and Party B thereafter did not express interest in continuing to pursue a potential transaction with the Company.
On September 24, 2017, Mr. Sleeper sent an e-mail to Mr. Hall expressing interest in meeting to discuss a potential transaction between CD&R and the Company.
On September 27, 2017, Mr. Hall and Mr. Sleeper held a meeting to discuss a potential transaction between CD&R and the Company. Mr. Sleeper expressed interest in CD&R acquiring the Company and combining it with Atrium, a company that CD&R was also interested in acquiring. Mr. Sleeper expressed interest in acquiring the Company at a value of  $20.00 per share and indicated that CD&R would assume all regulatory and financing-related risks. During the meeting, Mr. Hall indicated that an offer at $20.00 per share would be insufficient.
On October 16, 2017, Mr. Sleeper had a telephonic meeting with Mr. Hall and again expressed interest in CD&R acquiring the Company, but at a value of  $21.00 per share. Mr. Hall indicated that an offer at $21.00 per share would still be insufficient and suggested setting up a meeting with Mr. Sleeper for the purpose of explaining certain of the Company’s value drivers and the Company’s views as to why $21.00 per share was insufficient.
On October 23, 2017, Mr. Robinette and Mr. Poe held a meeting with representatives of Party A to continue discussions with respect to the potential acquisition of Party A by the Company.
On October 30, 2017, the Company entered into a confidentiality agreement with CD&R.
In early November 2017, Mr. Hall held additional meetings with Mr. Sleeper to further discuss a potential transaction between CD&R and the Company. During these meetings Mr. Hall and Mr. Sleeper discussed certain value drivers related to internal margin improvement initiatives and other factors that Mr. Hall believed should be reflected in CD&R’s offer price.
On November 20, 2017, Frederick Iseman, lead director of the Company Board, and Mr. Hall met with Donald Gogel, Chairman and Chief Executive Officer of CD&R, and Mr. Sleeper, to discuss an acquisition of the Company by CD&R. During the meeting, Mr. Sleeper reiterated CD&R’s expressed interest at $21.00 per share. Mr. Iseman and Mr. Hall indicated that an offer at $21.00 per share would be insufficient and CD&R did not indicate a willingness to increase its offer price.
On November 21, 2017, Mr. Hall had a telephonic meeting with a representative from Party C to discuss a potential acquisition of the Company by Party C. The representative from Party C indicated to Mr. Hall that Party C did not have adequate financial resources to acquire the Company.
Between December 12, 2017 and December 14, 2017, Mr. Hall and Mr. Sleeper had multiple telephonic meetings to discuss CD&R’s proposed offer price. During the discussions between Mr. Hall and Mr. Sleeper, Mr. Sleeper indicated that CD&R might be willing to increase its offer price above $21.00 per share. As part of these discussions, Mr. Hall communicated that the affiliate of the CI Partnerships party to the Tax Receivable Agreement, dated as of May 22, 2013 (the “Tax Receivable Agreement”) with the Company would be willing to reduce the payments owed to it under the Tax Receivable Agreement in consideration for a higher offer price.
On December 15, 2017, Mr. Hall and Mr. Sleeper had another telephonic meeting to discuss CD&R’s proposed offer price. During the meeting, the parties discussed an acquisition of the Company by CD&R at an offer price of  $21.64 per share based on an agreement that the payments under the Tax Receivable Agreement would be calculated based on a 21% federal corporate tax rate regardless of whether then-pending tax legislation was passed. Mr. Hall indicated that the CI Partnerships would likely find an offer price of  $21.64 per share to be acceptable and would be willing to submit that proposal to the Company Board for its consideration. Mr. Hall and Mr. Sleeper agreed that, if acceptable to the Company Board, the parties should target completing due diligence and entering into definitive documentation with respect to the transaction within approximately six weeks.
On December 15, 2017, the Company Board held a meeting with representatives from the Company’s management and representatives from Paul Weiss, who were present at the invitation of the Company Board. At the meeting, Paul Weiss reviewed with the Company Board the various legal considerations associated with evaluating CD&R’s offer, including the 2017 Process and the fiduciary duties of the directors. Following such discussion, the Company Board authorized the Company’s management to continue discussions with CD&R regarding a transaction, facilitate CD&R’s due diligence, reengage Credit Suisse as the Company’s financial advisor and instruct Credit Suisse to contact certain potential acquirers with respect to a potential transaction. The Company Board also requested that Paul Weiss begin to prepare a draft merger agreement that could be delivered to CD&R as well as any other interested party. At the meeting, members of the Company’s management also provided an update with respect to transaction discussions with Party A.
Following the Company Board meeting on December 15, 2017, at the direction of the Company Board, the Company’s management reengaged Credit Suisse as a financial advisor.
On December 20, 2017, Mr. Robinette and Mr. Poe held a meeting with representatives of Party A to discuss the potential acquisition of Party A by the Company. During the meeting, the parties discussed the possibility that any transaction between Party A and the Company would involve and implicate certain critical commercial relationships and that the parties would need to reach an agreement with respect to those critical commercial relationships before pursuing a transaction.
On December 22, 2017, Mr. Hall and Mr. Robinette, at the direction of the Company Board, held a telephonic meeting with Credit Suisse to discuss a list of potential acquirers for Credit Suisse to contact with respect to a potential transaction. The list included those potential acquirers that Mr. Hall and Mr. Robinette identified as being the most likely interested in pursuing a transaction with the Company, even if certain of such potential acquirers did not express interest during the 2017 Process.
On January 2, 2018 and January 3, 2018, Mr. Hall had telephonic meetings with a representative from Party A to inform Party A that the Company was prioritizing the pursuit of other strategic alternatives and therefore the Company would be suspending its discussions with Party A with respect to a potential acquisition of Party A by the Company. During these meetings, Mr. Hall communicated that another party had expressed an interest in acquiring the Company and a representative of Party A indicated to Mr. Hall that Party A might also have an interest in acquiring the Company. Mr. Hall responded that the Company’s management and Company Board would be receptive to exploring any such interest.
On January 3, 2018, at the request of Mr. Hall and Mr. Robinette, representatives of Credit Suisse contacted certain potential acquirers about a possible acquisition of the Company, only one of which expressed an interest in a possible transaction (which is referred to herein as “Party D”). While Party D expressed interest, it also noted that timing was not ideal.
On January 4, 2018, Mr. Robinette, Mr. Poe and representatives of CD&R held extensive due diligence discussions. Following those discussions and on various dates in January 2018, various members of the Company’s management held meetings with representatives of CD&R to continue due diligence discussions. During and following these discussions, neither representatives of the Company nor representatives of CD&R discussed future employment arrangements with respect to members of the Company’s management.
On January 9, 2018 Credit Suisse met with the chief executive officer of Party D to discuss a possible transaction. Discussions continued in the following days, and Credit Suisse emphasized to Party D the importance of proceeding quickly to execute a confidentiality agreement and conduct diligence, suggesting a meeting with the Company’s management on January 17, 18 or 19. Party D suggested the week of January 29 for a potential management meeting, citing other ongoing priorities and commitments.
On January 11, 2018, representatives of Paul Weiss called representatives of Debevoise & Plimpton LLP (which is referred to herein as “Debevoise”), external legal counsel to CD&R, to discuss the draft of the merger agreement being prepared by Paul Weiss. During the call, representatives of Debevoise indicated that, among other things, CD&R requested that the merger agreement provide for stockholder approval of the merger agreement pursuant to the written consent of the CI Partnerships (the “CI Partnerships’ Written Consent”). Representatives of Paul Weiss communicated to Debevoise that the merger agreement being prepared by Paul Weiss was drafted to provide for a transaction structured as a two-step merger (i.e., a tender offer followed by a back-end merger), with customary “fiduciary out” provisions enabling the Company to change its recommendation and/or terminate the merger agreement to accept a “superior proposal”.
On January 12, 2018, at the direction of the Company’s management, Paul Weiss delivered the initial draft of the merger agreement to Debevoise, which included the two-step structure and “fiduciary out” that had been discussed with the Company Board on December 15, 2018.
On January 16, 2018, representatives of the Company and CD&R held additional due diligence meetings.
On January 18, 2018, the Company Board held a telephonic meeting with representatives from the Company’s management, representatives from Credit Suisse and representatives from Paul Weiss, who were present at the invitation of the Company Board. At the meeting, representatives from Paul Weiss reviewed with the Company Board their fiduciary duties under applicable law and reviewed in detail the provisions of the current draft of the merger agreement being negotiated with CD&R. Representatives from Paul Weiss noted that the transaction structure currently proposed by the Company was a two-step merger and that the transaction structure proposed by CD&R was a merger approved by the delivery of the CI Partnerships’ Written Consent to be effective on the date of the merger agreement’s execution, which structure would eliminate the ability of the Company Board to consider other offers after delivery of the CI Partnerships’ Written Consent. Credit Suisse then provided the Company Board with a detailed review of its outreach to potential acquirers and the interest expressed by various potential acquirers. Credit Suisse reported that only one of the parties contacted, Party D, was interested in a potential transaction. Credit Suisse reported that it was assisting the Company’s management in assembling materials to make available to Party D and had advised Party D that time was of the essence and that Party D should promptly schedule a meeting with Company management. Credit Suisse then reviewed the terms of a non-binding proposal that the Company was expecting to formally receive from Party A later that day, which non-binding proposal contemplated an acquisition of the Company by Party A at a proposed offer price range of  $21.00 - $23.00 per share. The Company Board held a discussion with respect to the expected terms of Party A’s non-binding proposal, including Party A’s offer price range and the contingencies that were expected to be attached to Party A’s proposal (including the requirement that Party A raise third party equity and debt financing (which financing would be dependent upon the combined financials of Party A and the Company, rather than just the financials of the Company), the requirement to reach out to third parties for the additional equity capital because Party A indicated that affiliates of Party A would only be willing to provide a portion of the necessary equity capital, and the condition that the closing of the transaction would be subject to the sale of a portion of Party A’s business). At the conclusion of the meeting, the Company Board authorized the Company’s management to continue to pursue a sale of the Company with CD&R or any other interested acquirer, including Party A.
Later that day, Party A delivered the non-binding proposal to the Company containing the terms that had been discussed at the meeting of the Company Board earlier that day.
Following the Company’s receipt of the January 18 non-binding proposal from Party A, representatives from Paul Weiss and Party A’s legal counsel negotiated modifications of appropriate confidentiality arrangements and representatives of the Company and Paul Weiss discussed logistics with respect to providing data room access to Party A, a commercial competitor of the Company, and certain competitive considerations, including the need for a “clean room” and “clean teams” in order to protect the Company’s competitively sensitive information. Party A provided a due diligence request list to the Company and the Company began to review such diligence request list to identify and segregate competitively sensitively material.

Following the January 18, 2018 Company Board meeting and at various times throughout January, Credit Suisse, at the direction of the Company Board, contacted Party D to update Party D on the Company’s proposed timing and urge Party D to move forward quickly if it was interested in a transaction with the Company.
On January 19, 2018, at the direction of the Company Board, representatives of Credit Suisse had a telephonic meeting with Party A to discuss the Board’s reservations regarding its proposal and allowing a competitor to conduct diligence, particularly in light of the highly conditional proposal.
On January 21, 2018, Debevoise delivered a revised draft of the merger agreement to Paul Weiss. The revised draft of the merger agreement provided for, among other things: (i) a one-step merger structure instead of the two-step merger structure proposed in Paul Weiss’s initial draft of the merger agreement, (ii) that the delivery and effectiveness of CI Partnerships’ Written Consent would occur within eight (8) hours of signing, (iii) a “reverse termination fee” of 5% of Company equity value as the Company’s sole and exclusive remedy in the event of either CD&R’s breach or failure to close and (iv) provisions providing CD&R greater flexibility with respect to its financing (corresponding to its desire to match the marketing period for the financing related to the acquisition of the Company to the marketing period for the financing related to the acquisition of Atrium).
On January 21, 2018, Party D entered into a confidentiality agreement with the Company.
On January 22, 2018, Debevoise delivered drafts of an equity commitment letter and limited guarantee.
Also, on January 22, 2018, Party D contacted Credit Suisse to request a meeting with the Company’s management on February 6, 2018, and Credit Suisse, at the direction of the Company Board, provided Party D with certain materials, including information regarding possible synergies which could result from a transaction, prepared by the Company to assist it in evaluating a possible transaction.
On January 23, 2018, representatives of Paul Weiss and Debevoise had a telephonic meeting to discuss certain issues related to the revised draft of the merger agreement, including (i) CD&R’s proposal that the CI Partnerships’ Written Consent would be delivered on the date that the merger agreement is entered into by the parties, (ii) the size of the reverse termination fee and (iii) CD&R’s proposed financing provisions.
Also on January 23, 2018, representatives of Party A sent a letter to Mr. Robinette and Mr. Hall reiterating Party A’s commitment to the January 18, 2018 offer and expressing Party A’s continued interest in acquiring the Company. Such letter included a statement that certain affiliates of Party A would backstop the common equity portion of the funding. The other material contingencies in Party A’s proposal were not addressed.
On January 25, 2018, the Company Board held a telephonic meeting with representatives from the Company’s management, representatives from Credit Suisse and representatives from Paul Weiss, who were present at the invitation of the Company Board. At the meeting, representatives of Paul Weiss reviewed with the Company Board their fiduciary duties under applicable law and members of the Company Board and the Company’s management presented a detailed update regarding the status of the Company’s negotiations with CD&R. The Company’s management also discussed with the Company Board its financial forecasts for the business under three different scenarios (see “The Merger — Certain Company Forecasts” beginning on page33 of this Information Statement) and the Company Board authorized Credit Suisse to rely on the financial forecasts referred to in that section as the Base Case for purposes of its financial analyses. Credit Suisse then provided the Company Board with a detailed review of its outreach to and conversations with potential acquirers, including a review of the terms of CD&R’s offer and the terms of the modified proposal made by Party A on January 23. The Company Board then discussed the relative strengths and weaknesses of the offer made by CD&R and the offer made by Party A. The Company Board agreed that Party A’s offer was, given the potential regulatory hurdles as well as the need to sell a portion of its business in order to complete its proposed acquisition of the Company, highly conditional and uncertain. In addition, Party A still needed to perform significant due diligence on the Company, which included a review of competitively sensitive information. The Company Board then directed Credit Suisse to discuss the contingencies contained in Party A’s proposal with Party A to determine whether such issues could be resolved promptly so as to not adversely affect the Company’s ability to continue to pursue a transaction with CD&R. At the conclusion of the meeting, the Company Board agreed to hold another meeting on January 30, 2018.

Following the January 25, 2018 meeting, representatives of Credit Suisse contacted representatives of Party A to discuss the contingencies contained in Party A’s proposal.
On January 26, 2018, Paul Weiss delivered a revised draft of the merger agreement to Debevoise. The revised draft of the merger agreement provided for, among other things: (i) a one-step merger structure (as contemplated by the Debevoise draft of January 21, 2018) instead of the two-step merger structure along with a proposal that the CI Partnerships’ Written Consent would become effective on the thirty-first day following signing (thereby affording the Company a 30-day “no shop” period during which it could entertain unsolicited alternative transaction proposals that constituted or were reasonably likely to lead to “superior proposals” and could terminate the merger agreement to enter into a superior transaction upon payment of a “break-up” fee equal to 3% of the Company’s equity value), (ii) an increased reverse termination fee of 7.5% of the Company’s equity value and (iii) additional assurances with respect to CD&R’s financing obligations, including the removal of a number of uncertainties related to the financing of the Atrium transaction.
Later on January 26, 2018, representatives from Paul Weiss and Debevoise had a telephonic meeting to discuss certain issues related to the revised draft of the merger agreement, including the three items described above.
On January 27, 2018, Debevoise delivered a revised draft of the merger agreement to Paul Weiss. The revised draft of the merger agreement provided for, among other things: (i) that the CI Partnerships’ Written Consent would be delivered and become effective within eight hours of signing, (ii) a lower reverse termination fee of 6% of the Company’s equity value and (iii) increased flexibility with respect to CD&R’s financing obligations (corresponding to its desire to match the marketing period in respect of the financing related to the acquisition of the Company to the marketing period in respect of the financing related to the acquisition of Atrium).
On January 28, 2018, representatives of Paul Weiss and Debevoise had a telephonic meeting to discuss certain issues related to the revised draft of the merger agreement, including CD&R’s (i) proposal that the CI Partnerships’ Written Consent would be delivered and become effective on the date that the merger agreement is entered into between the parties and (ii) proposed financing terms.
On January 29, 2018, Paul Weiss delivered a revised draft of the merger agreement to Debevoise. The draft merger agreement delivered by Paul Weiss reflected the agreement of the parties with respect to substantially all of the open issues except that the draft merger agreement delivered by Paul Weiss provided (i) that the CI Partnerships’ Written Consent would become effective on the 31st day following signing (which would provide the Company with a 30 day “no shop” period during which it could entertain unsolicited alternative proposed transactions that constituted or was reasonably likely to lead to “superior proposals” and could terminate the merger to enter into a superior transaction upon payment of a “break-up” fee equal to 3% of the Company’s equity value), (ii) for an increased reverse termination fee of 7.5% of the Company’s equity value and (iii) for additional assurances with respect to CD&R’s financing obligations, including to address potential uncertainties related to the effect the timing of the financing of the Atrium transaction might have on the timing for completing the acquisition of the Company.
Later on January 29, 2018, Debevoise delivered a revised draft of the merger agreement to Paul Weiss. The revised draft of the merger agreement continued to contemplate the delivery and effectiveness of the CI Partnerships’ Written Consent within eight hours of signing but accepted the position contained in Paul Weiss’s prior draft regarding an increased reverse termination fee of 7.5% of the Company’s equity value.
During the evening of January 29, 2018 and the morning of January 30, 2018, Paul Weiss and Debevoise continued to negotiate the merger agreement and other transaction documentation (including the equity commitment letter and limited guarantee from a fund affiliated with CD&R).
During the morning of January 30, 2018, the Company Board held a telephonic meeting with representatives from the Company’s management, representatives from Credit Suisse and representatives from Paul Weiss, who were present at the invitation of the Company Board. At the meeting, members of the Company Board and the Company’s management presented a detailed update regarding the status of the Company’s negotiations of the merger agreement with CD&R. Members of management and representatives of Paul Weiss reported that CD&R was continuing to demand the delivery and effectiveness of the CI Partnerships’ Written Consent on the date of the merger agreement’s execution. Representatives from Paul Weiss reported that Paul Weiss had repeatedly insisted to representatives of Debevoise that the CI Partnerships’ Written Consent become effective on the thirty-first day after the date of signing; however, Debevoise had communicated to Paul Weiss that CD&R would not accept this construct. The Company Board then discussed CD&R’s proposal with respect to the timing of the delivery and effectiveness of the CI Partnerships’ Written Consent. Credit Suisse then noted that despite numerous requests by Credit Suisse to representatives of Party D, Party D had not agreed to schedule any meetings with Credit Suisse or the Company’s management for any date prior to early February. The Company Board then discussed, in consultation with its legal and financial advisors, Party A’s offer and the fact that it was highly conditional and Credit Suisse noted to the Company Board that Credit Suisse had informed Party A that the highly conditional nature of Party A’s offer continued to cause the Company Board concern from both a commercial and a transaction execution perspective. The Company Board then discussed the relative strengths and weaknesses of the offer made by CD&R and the offer made by Party A. Representatives from Paul Weiss then reviewed with the Company Board their fiduciary duties under applicable law. At the conclusion of the meeting, the Company Board agreed that Credit Suisse should contact Party A with respect to improving the terms and conditions of its offer. The Company Board also determined that Mr. Hall should contact CD&R to propose a transaction that did not include the delivery and effectiveness of the CI Partnerships’ Written Consent on the date of the merger agreement’s execution. In the event that CD&R insisted on such a construct, Mr. Hall was instructed to request that CD&R provide additional consideration in exchange for agreeing that the CI Partnerships’ Written Consent would become effective on the date of signing. The Company Board agreed to hold another meeting later that day.
During the day of January 30, 2018, Paul Weiss and Debevoise continued to negotiate the merger agreement and other transaction documentation (including the equity commitment letter and limited guarantee from a fund affiliated with CD&R). During these negotiations, Paul Weiss continued to request that the CI Partnerships’ Written Consent become effective 31 days after signing. Paul Weiss proposed significantly increasing its proposed 3% “break up” fee in exchange for CD&R accepting the Company’s proposal; however, Debevoise informed Paul Weiss that such proposal was not acceptable and that CD&R would only proceed if the CI Partnerships’ Written Consent were to be delivered within eight hours following execution of the merger agreement.
Also on January 30, 2018, representatives from Party A sent a letter to Mr. Robinette and Mr. Hall containing a non-binding acquisition proposal for $23.00 per share. The letter attempted to address a number of the Company Board’s concerns by proposing that affiliates of Party A would backstop the funding of the common equity, preferred equity and the proceeds from the sale of a portion of Party A’s business.
Later on January 30, 2018, Mr. Hall had a telephonic meeting with Mr. Sleeper to discuss the terms of the merger agreement. Mr. Sleeper communicated to Mr. Hall that CD&R would not enter into the merger agreement unless the merger agreement provided that the CI Partnerships’ Written Consent would be delivered and become effective within eight hours of signing. Mr. Hall sought additional consideration in exchange for accepting Mr. Sleeper’s demand with respect to the CI Partnerships’ Written Consent. Mr. Sleeper responded that $21.64 was CD&R’s highest and best offer and that CD&R would not increase its offer price. Mr. Sleeper reiterated that CD&R would stop pursuing the transaction if the Company Board could not agree to a $21.64 offer price with the delivery and effectiveness of the CI Partnerships’ Written Consent occurring on the date of signing. Mr. Hall and Mr. Sleeper also discussed the resolution of issues relating to the timing of the closing of the transaction and eliminating uncertainties related to the timing of the financing of the Atrium transaction.
During the evening of January 30, 2018, the Company Board held a telephonic meeting with representatives from the Company’s management, representatives from Credit Suisse and representatives from Paul Weiss, who were present at the invitation of the Company Board. At the meeting, representatives from Credit Suisse provided an update with respect to its discussions with Party A, whose offer (while improved) was still viewed by the Company Board (in consultation with its advisors) as including significantly more execution risk than the proposed transaction with CD&R. In particular, the Company Board was concerned that Party A still had significant due diligence to complete, that Party A had not yet provided debt financing commitments to the Company and that a transaction with Party A would likely involve greater regulatory risk as well as risk related to the acquisition financing to be obtained by Party A, which would be based on the pro forma financial statements of the Company and Party A. The Company Board also discussed various complexities with providing Party A, a commercial competitor of the Company, access to confidential information due to competitive sensitivities. Mr. Hall then provided an update regarding the status of negotiations with CD&R, including the fact that, in his discussions with Mr. Sleeper earlier in the day, Mr. Sleeper represented that CD&R would not increase its offer price and would not move forward with an acquisition of the Company unless the CI Partnerships’ Written Consent would be delivered and effective on the date of signing. Representatives from Paul Weiss then reviewed with the Company Board their fiduciary duties under applicable law and provided a detailed update on the key terms of the merger agreement, including a review of the financing-related provisions agreed to by CD&R. After a detailed discussion of the terms of the merger agreement, the Company Board directed the Company’s management and Paul Weiss to finalize the merger agreement and other transaction documents consistent with the terms presented and discussed at the meeting, including the requirement that the CI Partnerships’ Written Consent would be delivered and become effective on the date of the merger agreement’s execution.
During the evening of January 30, 2018 and early morning of January 31, 2018, Paul Weiss and Debevoise finalized the merger agreement and other transaction documentation.
On the morning of January 31, 2018, the Company Board held a telephonic meeting, which was attended by representatives from the Company’s management, Credit Suisse and Paul Weiss. Representatives of Paul Weiss reviewed with the Company Board their fiduciary duties under applicable law and reviewed in detail the provisions of the proposed merger agreement, which had previously been provided to the Company Board together with a summary thereof. Paul Weiss in particular noted that having the CI Partnerships’ Written Consent become effective on the date of signing would eliminate the ability of the Company Board to exercise any “fiduciary out” that would enable the Company to change its recommendation and/or terminate the merger agreement to accept a “superior proposal”. Credit Suisse then reviewed and discussed its financial analyses with respect to the Company and the proposed merger. Thereafter, at the request of the Company Board, Credit Suisse rendered its oral opinion to the Company Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of January 31, 2018, the fairness, from a financial point of view, to the holders of Common Stock, other than other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement. After careful consideration of various reasons to approve the Merger Agreement, and certain countervailing factors, the Company Board unanimously declared that the Merger Agreement, the Merger and the other transactions contemplated thereby were advisable and fair to and in the best interests of the Company and its stockholders, approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, and authorized the Company to enter into the Merger Agreement and perform each of its obligations thereunder, including the Merger and recommended that stockholders adopt the Merger Agreement.
Early in the morning on January 31, 2018, prior to the commencement of trading of the shares of the Common Stock on the NYSE, the parties executed the Merger Agreement and issued a joint press release announcing the transaction. Following the execution of the Merger Agreement, the CI Partnerships, holding approximately a 66.7 % ownership interest in the Company, delivered the CI Partnerships’ Written Consent, dated January 31, 2018, adopting and approving the Merger Agreement and the transactions contemplated thereby, which was delivered to CD&R promptly following the signing of the Merger Agreement, as contemplated by the Merger Agreement.
Reasons for the Merger
After careful consideration, the Company Board unanimously (i) declared that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, (iii) authorized the Company to enter into the Merger Agreement and perform each of its obligations thereunder, including the Merger, and (iv) recommended that the stockholders of the Company adopt the Merger Agreement ((i), (ii) and (iv), collectively, the “Board Recommendation”). In making its decision, the Company Board consulted with the Company’s management, as well as the Company’s advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
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the belief of the Company Board, after consulting with its financial advisor and counsel, that the Company Board has, as a result of extensive negotiations with Parent, obtained the highest price per share of Common Stock that Parent is willing to pay as a result of the negotiations between the parties;

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the fact that the Merger Consideration is payable in cash, providing liquidity and certainty of value to holders of shares of Common Stock in comparison to either a transaction in which the Company’s stockholders would receive stock or the risks and uncertainty that would be inherent in continuing to operate the Company as an independent public company and executing the Company’s business plan;

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the fact that the Merger Consideration of  $21.64 per share to be received by the Company’s stockholders in the Merger represented a premium over the market prices at which shares of Common Stock had traded prior to the announcement of the execution of the Merger Agreement, including:

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the fact that the Merger Consideration of  $21.64 per share of Common Stock represented a premium of approximately 20% compared to the closing price for shares of Common Stock of  $18.10 as of January 30, 2018; and

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the fact that the Merger Consideration of  $21.64 per share of Common Stock represented a premium of approximately 10% compared to the highest closing price for shares of Common Stock during the twelve months preceding January 30, 2018;

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the financial analyses reviewed and discussed with the Company Board by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Company Board on January 31, 2018 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of January 31, 2018, the fairness, from a financial point of view, to the holders of Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, as described below in “The Merger — Opinion of the Company’s Financial Advisor” beginning on page 27 of this Information Statement;

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the Company Board’s understanding of  (i) the business, operations, financial condition and prospects of the Company, (ii) the fact that the Company and its advisors actively sought proposals from other potentially interested counterparties to a potential transaction, including both financial and strategic entities, who were viewed as the most likely buyers that would have both the strategic interest and the financial capability to pursue a transaction with the Company, (iii) the possible alternatives to the sale of the Company, including continuing to operate the Company as an independent public company and (iv) the range of potential benefits to the stockholders of the Company of each of the alternatives in clauses (ii), (iii) and (iv), from which the Company Board concluded that the Merger Agreement and the transactions contemplated thereby, including the Merger, represent the Company’s best reasonably available alternative for maximizing stockholder value, taking into account factors such as (x) the timing and the likelihood of accomplishing any of the alternatives to the Merger, including securing an alternative transaction at a comparable or better price on similar terms and conditions as those in the Merger Agreement and the likelihood of consummating such transaction, (y) the need for additional investment resources to accomplish such alternatives and the risks of failing to successfully effect such alternatives, including the business, competitive, industry and market risks applicable to the Company, and (z) the potential market and execution risks associated with the Company’s long-term plan and going forward as an independent company. Ultimately, the belief of the Company Board, after consultation with its advisors, was that the Merger Consideration will enable the Company’s stockholders to realize a substantial portion of the Company’s potential future value without the market or execution risks associated with continued operation as a stand-alone company;

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the support of the CI Partnerships, which controlled approximately 66.7% of the aggregate voting power of the shares of Common Stock as of January 31, 2018 and which will be receiving the same form and amount of Merger Consideration for their shares of Common Stock as all other stockholders;

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the fact that all holders of shares of Common Stock (other than Canceled Shares and Appraisal Shares) will receive the same form and amount of consideration per share of Common Stock in connection with the Merger;

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the Company Board’s beliefs about the likelihood that the Merger would be consummated, in light of, among other things, Parent’s agreement in the Merger Agreement to use its reasonable best efforts to consummate the Merger (upon the terms and subject to the conditions of the Merger Agreement);

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the fact that Parent and Merger Sub do not have a condition in the Merger Agreement related to their receipt of financing and that Parent represented in the Merger Agreement to the Company that, assuming the financing is funded on the date of the Closing in accordance with the financing commitment letters, the amount of funding to be provided in the financing is sufficient to consummate the Merger, including payment of the Merger Consideration and the consideration in respect of the Options and the Restricted Stock, any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses. The Company Board also considered the terms and conditions of the financing commitments Parent obtained in connection with the Merger;

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the fact that the housing market is cyclical, can have a significant difference between the peak and trough of a cycle and has had an extended period of growth;

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the Company Board’s beliefs about the likelihood that regulatory and other governmental approvals that are required in connection with the Merger would be obtained without unacceptable conditions and Parent’s obligations to effect remedies to obtain antitrust approvals;

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the terms and conditions of the Merger Agreement, as reviewed by the Company Board with its legal advisors, including:

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the limited number and nature of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger;

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the terms of the Merger Agreement providing the Company sufficient operating flexibility to conduct its business in the ordinary course until the earlier of the consummation of the Merger or the termination of the Merger Agreement;

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the fact that Parent’s and Merger Sub’s obligation to complete the Merger is not subject to any financing condition, the limited number and nature of the conditions to funding set forth in the financing commitment letters and the obligation of Parent and Merger Sub to use their reasonable best efforts to obtain the financing;

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the inclusion of a sizeable reverse termination fee to be paid to the Company by Parent upon termination of the Merger Agreement under specified circumstances and on the terms and subject to the conditions set forth in the Merger Agreement, the amount of which, if and when payable, would be $112,500,000;

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the ability of the Company, under certain circumstances, to seek specific performance to prevent certain breaches of the Merger Agreement by Parent and Merger Sub and to enforce specifically the terms and conditions of the Merger Agreement;

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the availability of appraisal rights to the stockholders of the Company who comply with all of the required procedures under Section 262 of the DGCL for exercising such rights, which allow such holders to seek appraisal of the “fair value” of their stock as determined by the Delaware Court in lieu of receiving the Merger Consideration;

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the fact that the termination date of June 29, 2018 under the Merger Agreement, after which either party, subject to certain exceptions, can terminate the Merger Agreement, allows for sufficient time to consummate the Merger;

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the experience, reputation and financial capability of the Sponsor, which formed Parent, and its ability to complete its proposed financing or alternative financing to be able to complete the Merger (and the Company’s remedies against Parent if Parent is unable to complete its proposed financing or alternative financing, including, potentially, payment by Parent of the reverse termination fee); and

•
the definitive agreement between Parent and the Sponsor regarding the provision by the Sponsor of committed equity financing and the Debt Commitment Letter.

The Company Board also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger, including, but not limited to, the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
the concern of the Company Board regarding the possible disruption of the Company’s business that could result from announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;

•
the fact that following completion of the Merger, the Company will no longer exist as an independent public company and that, as the Merger Agreement provides for all cash consideration, the Company’s existing stockholders will no longer participate in the potential future growth in the Company’s assets, future earnings growth, future appreciation in value of shares of Common Stock or any future dividends;

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that, as a condition to paying $21.64 per share of Common Stock, Parent insisted that the terms of the Merger Agreement: (i) require the Company seek to deliver a written consent, executed by the CI Partnerships, that constitutes the stockholder approval necessary to consummate the Merger and (ii) prohibit the Company and its representatives from engaging in discussions regarding unsolicited proposals and terminating the Merger Agreement in favor of a Superior Proposal following the receipt of the Written Consent;

•
the fact that the consummation of the Merger may be delayed or not occur at all, and the Company Board’s beliefs about the adverse impact such event would have on the Company and its business, including the potential loss of employees, potential diversion of management’s attention from other strategic priorities, reduction on the trading price of the Common Stock and the potential adverse effect on customer and other commercial relationships;

•
the fact that any gain from an all-cash transaction such as the Merger generally will be taxable to the Company’s U.S. Holders for U.S. federal income tax purposes;

•
the fact that the Company, on the terms and subject to the conditions set forth in the Merger Agreement, must pay a termination fee to Parent in an amount of, if and when payable, $45,000,000 in cash if the Merger Agreement is terminated under certain circumstances;

•
the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed upon the terms and subject to the conditions set forth in the Merger Agreement;

•
the fact that the reverse termination fee is not available in all instances where the Merger Agreement may be terminated and is the Company’s only recourse in respect of termination when it is available;

•
the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than equity and debt commitments, and that, notwithstanding the Company’s specific performance remedy under the Merger Agreement, the Company’s remedy in the event of breach of the Merger

Agreement by Parent or Merger Sub may be limited to receipt of the reverse termination fee provided under the Merger Agreement, which is guaranteed by the Sponsor, and that under certain circumstances the Company may not be entitled to a termination fee at all;
•
the fact that Parent’s, Merger Sub’s and the Sponsor’s monetary damages under the Merger Agreement or limited guarantee, as applicable, cannot exceed the amount of the reverse termination fee payable by Parent and Merger Sub, other than for limited specified reimbursement and indemnification obligations under the Merger Agreement;

•
the risks that (i) the debt financing contemplated by the Debt Commitment Letter (or any alternative financing) might not be obtained, resulting in Parent potentially not having sufficient funds to complete the Merger, (ii) while the Company may seek specific performance, such specific performance may only be sought if debt financing is available to Parent and (iii) the marketing period contemplated under the Merger Agreement may be delayed in connection with the Atrium Acquisition, resulting in a delay in closing the Merger;

•
the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and

•
the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

In addition, the Company Board was aware of and considered the interests that the Company’s directors and officers may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described in “The Merger — Interests of our Directors, Executive Officers and Affiliates in the Merger” beginning on page 37 of this Information Statement.
The Company Board concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits that it expected the Company and the Company’s stockholders would achieve as a result of the Merger. The foregoing discussion summarizes the material information and factors considered by the Company Board in its consideration of the Merger. The Company Board reached the decision to recommend and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, as applicable, in light of the factors described above and other factors that each member of the Company Board believed were appropriate. In view of the variety of factors and the quality and amount of information considered, the Company Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the Company Board may have given different weight to different factors. The Company Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of the Company, its financial advisor, and the Company’s legal advisors, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Company Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 13 of this Information Statement.
Opinion of the Company’s Financial Advisor
On January 31, 2018, Credit Suisse rendered its oral opinion to the Company Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of January 31, 2018, the fairness, from a financial point of view, to the holders of Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.
Credit Suisse’s opinion was directed to the Company Board, and only addressed the fairness, from a financial point of view, to the holders of Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger and did not address any other aspect or implication of the Merger. The summary of Credit Suisse’s opinion in this Information Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this Information Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this Information Statement is intended to be, and they do not constitute, advice or a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the Merger.
In arriving at its opinion, Credit Suisse:
•
reviewed an execution copy of the Merger Agreement;

•
reviewed certain publicly available business and financial information relating to the Company;

•
reviewed certain other information relating to the Company provided to or discussed with Credit Suisse by the Company, including (x) the Company Forecasts prepared by the Company’s management (the portion of such forecasts that have been authorized by the Company for Credit Suisse’s use in connection with its analyses and opinion are referred to in this section as the “Base Case Company Forecasts”, a summary of which is included in this Information Statement under “The Merger — Certain Company Forecasts”) and (y) estimates reflected therein prepared by the Company’s management regarding (i) the Company’s net operating loss tax carryforwards (“NOLs”), (ii) the Company’s ability in the absence of the Merger to utilize those NOLs in the future and (iii) the financial impact attributable to the Company’s existing tax receivable agreement;

•
spoke with the management of the Company and certain of its representatives regarding the business and prospects of the Company;

•
considered certain financial and stock market data of the Company, and compared that data with similar data for companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of the Company;

•
considered, to the extent publicly available, the financial terms of certain business combinations and other transactions which had been effected or announced; and

•
considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the Base Case Company Forecasts (including forecasts as to the Company’s anticipated utilization of its NOLs), management of the Company advised Credit Suisse and Credit Suisse assumed, with the Company’s consent, that such forecasts had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters covered thereby. At the Company’s direction, Credit Suisse assumed that the Base Case Company Forecasts were a reasonable basis upon which to evaluate the Company and the Merger and, at the Company’s direction, Credit Suisse relied upon the Base Case Company Forecasts for purposes of its analyses and opinion. Credit Suisse expressed no view or opinion with respect to the Base Case Company Forecasts or the assumptions and methodologies upon which they were based.
For purposes of its analyses and opinion, with the consent of the Company Board, Credit Suisse also assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger, that the Merger would be consummated in accordance with all applicable federal, state and local laws, and that the Merger would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that is material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals. With the Company’s consent, Credit Suisse also assumed that the final form of the Merger Agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses and opinion.
Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Common Stock, other than the Excluded Holders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Merger, any tax receivable agreement (including any obligations or amounts payable thereunder) and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that the Company had or would obtain such advice or opinions from the appropriate professional sources. In that regard, Credit Suisse had been advised that the Base Case Company Forecasts reflected the best currently available estimates and judgments of the Company’s management regarding the potential impact of recent changes in U.S. tax laws and regulations on the future financial performance of the Company, as to which impact Credit Suisse expressed no view or opinion. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.
Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse’s opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might have been available to the Company, nor did it address the underlying business decision of the Company Board or the Company to proceed with or effect the Merger.
Credit Suisse’s opinion was for the information of the Company Board (in its capacity as such) in connection with its consideration of the Merger. Credit Suisse’s opinion did not constitute a recommendation to the Company Board with respect to the proposed Merger or advice or any recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.
In preparing its opinion to the Company Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to the Company or the proposed Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the Company’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.
Credit Suisse’s opinion and analyses were provided to the Company Board in connection with its consideration of the proposed Merger and were among many factors considered by the Company Board in evaluating the proposed Merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Company Board with respect to the proposed Merger.
Financial Analyses
The following is a summary of the material financial analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the Company Board on January 31, 2018. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.
For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:
•
Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock, capital lease obligations and non-controlling interest less the amount of cash and equity investments on its balance sheet).

•
Adjusted EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

Selected Companies Analyses Regarding the Company
Credit Suisse considered certain financial and stock market data for the Company and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to the Company in one or more respects. Share prices for the selected companies used in the selected companies analysis described below are as of January 30, 2018. The estimates of the Company’s future financial performance for the calendar year ending December 31, 2018 used in the selected companies analysis described below were based on the Base Case Company Forecasts. Estimates of the future financial performance of the selected companies listed below for the calendar year ending December 31, 2018 were based on publicly available research analyst estimates for those companies.
Credit Suisse categorized the selected companies as either Primary Peers or Residential Reference Peers. The former group included companies with businesses considered to be similar in one or more respects and the latter group were selected due to their exposures to the residential construction market. Credit Suisse reviewed, for each of the selected companies, Enterprise Value as a multiple of estimated Adjusted EBITDA for the calendar year ended December 31, 2018, or “CY 2018E Adj. EBITDA.” The companies selected by Credit Suisse and the means and medians for the multiples considered by Credit Suisse in its analysis were:

Primary Peers
JELD-WEN Holding, Inc.
Masonite International Corporation
PGT Innovations, Inc.
Quanex Building Products Corporation
Metric	Mean	Median
Enterprise Value/CY 2018 Adj. EBITDA	9.8x	9.8x
Residential Reference Peers
Masco Corporation
Fortune Brands Home & Security, Inc.
James Hardie Industries plc
Louisiana-Pacific Corporation
Trex Company, Inc.
American Woodmark Corporation
Metric	Mean	Median
Enterprise Value/CY 2018 Adj. EBITDA	12.4x	12.1x
The means and medians for all of the selected companies identified above were:
Metric	Mean	Median
Enterprise Value/CY 2018 Adj. EBITDA	11.4x	11.0x
Taking into account the results of the selected companies analysis, Credit Suisse applied a multiple range of 8.0x to 10.0x to the estimates of the Company’s management of Adjusted EBITDA for the calendar year ending December 31, 2018. The selected companies analysis indicated an implied reference range per share of Common Stock of  $17.83 to $25.11, after giving effect to the Company’s estimates of its obligations under the Company’s tax receivable agreement, as compared to the proposed Merger Consideration in the Merger pursuant to the Merger Agreement of  $21.64.
Selected Transactions Analysis Regarding the Company
Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to the Company in one or more respects. Credit Suisse reviewed for the selected transactions the implied Enterprise Value (based on the consideration proposed to be paid in the selected transactions as of the date of announcement) as a multiple of Adjusted EBITDA for the last twelve months, or “LTM Adj. EBITDA,” except that, with respect to the Company’s acquisition in 2014 of Simonton Windows listed in the table below, Credit Suisse reviewed the Enterprise Value as a multiple of Adjusted EBITDA for calendar year 2014 based on an estimate included by the seller in its press release issued in connection with the announcement of the transaction and as confirmed by the Company. The selected transactions and the median Enterprise Value to LTM Adj. EBITDA multiples (including the Enterprise Value to calendar year 2014 Adjusted EBITDA multiple implied by the Company’s acquisition of Simonton Windows) were:
Announced	Acquiror	Target
2016	Boral Limited	Headwaters Incorporated
2016	Headwaters Incorporated	Krestmark Industries
2014/2015	PGT, Inc.	Windoor, Inc.
2014/2015	PGT, Inc.	CGI Windows & Doors Holdings, Inc.
2014/2015	Ply Gem Holdings, Inc.	Simonton Windows
2010	Hellman & Friedman LLC	Associated Materials, LLC
2006/2007	Building Materials Corporation of	ElkCorp

Announced	Acquiror	Target
America
2006/2007	Ply Gem Holdings, Inc.	Alcoa Home Exteriors, Inc.
2006/2007	Georgia Gulf Corporation	Royal Group Technologies Limited
2006/2007	Ply Gem Holdings, Inc.	AWC Holding Company and all of its subsidiaries
2005	AEA Investors LP	CPG International Inc.
2005	Kohlberg Kravis Roberts & Co.	Masonite International Corporation
2004	Investcorp S.A.	Associated Materials Incorporated
2004	Headwaters Incorporated	Tapco Holdings Inc.
2004	Ply Gem Holdings, Inc.	MWM Holding, Inc.
2004	Headwaters Incorporated	Eldorado Stone, LLC
2004	Caxton-Iseman Capital, Inc.	Ply Gem Holdings, Inc.
2003	JLL Partners, Inc.	PGT Holding Company
2003	Masonite International Corporation	Residential Entry Door Business of The Stanley Works
2003	Fortune Brands, Inc.	Therma-Tru Corp.
2003	Kenner & Company, Inc.	Atrium Companies, Inc.
2003	Investcorp SA	MWM Holding, Inc.
2001/2002	Harvest Partners, Inc.	Associated Materials Incorporated
2001/2002	Masco Corporation	Milgard Manufacturing Inc.
Metric	Median
Enterprise Value/LTM Adj. EBITDA	9.1x
Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 9.5x to 11.5x to the estimates of the Company’s management of Adjusted EBITDA for calendar year 2017. The selected transactions analysis indicated an implied reference range per share of Common Stock of  $20.14 to $26.75, after giving effect to the Company’s estimates of its obligations under the Company’s tax receivable agreement, as compared to the proposed Merger Consideration in the Merger pursuant to the Merger Agreement of  $21.64.
Discounted Cash Flow Analysis Regarding the Company
Credit Suisse also performed a discounted cash flow analysis with respect to the Company. Credit Suisse calculated the estimated net present value of the projected unlevered, after-tax free cash flows of the Company based on the Base Case Company Forecasts. For purposes of the discounted cash flow analyses, Credit Suisse applied discount rates ranging from 7.5% to 9.0% and terminal value multiples ranging from 7.0x to 9.0x to the estimates of the Company’s management of fiscal year 2022 Adjusted EBITDA. The discounted cash flow analysis indicated an implied reference range per share of Common Stock of  $19.40 to $27.56, after giving effect to the Company’s estimates regarding its anticipated utilization of its net operating loss tax carryforwards and its obligations under the Company’s tax receivable agreement, as compared to the proposed Merger Consideration in the Merger pursuant to the Merger Agreement of $21.64.
Other Matters
The Company retained Credit Suisse as its financial advisor in connection with the proposed Merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will become entitled to receive a transaction fee, currently estimated to be approximately $18 million, based on the implied value of the proposed Merger, $3 million of which became payable upon the rendering of Credit Suisse’s opinion and the balance of which will become payable upon the closing of the Merger. In addition, the Company has agreed to reimburse Credit Suisse for certain of its expenses and indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.
Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to the Company and its affiliates for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having been and continuing to be a lender to the Company. Credit Suisse and its affiliates have in the past provided and currently are providing investment banking and other financial advice and services to Parent and its affiliates, including portfolio companies of affiliates of Parent, for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted or acting (i) as financial advisor to CD&R and certain of its affiliates and portfolio companies in connection with certain sale and acquisition transactions and (ii) in various roles in connection with securities offerings and other financings by CD&R and certain of its affiliates and portfolio companies. Among other transactions for CD&R and its affiliates during the past two years, Credit Suisse and its affiliates were: (i) an arranger of debt financing relating to CD&R’s acquisition of a majority stake in SunSource Holdings, Inc. announced in 2017; (ii) an arranger of debt financing and an initial purchaser of notes relating to CD&R’s acquisition of Core & Main LP announced in 2017; (iii) an arranger of debt financing relating to CD&R’s acquisition of a majority stake in Capco and the FIS Risk and Compliance consulting and Energy Trading consulting businesses announced in 2017; (iv) an arranger of debt financing relating to CD&R’s and CareCapital’s acquisition of Carestream Dental, the dental digital business of Carestream Health, announced in 2017; (v) an underwriter in a secondary public offering of shares of common stock of NCI Building Systems, Inc. (“NCI”) in 2016 and an arranger of debt financing for NCI in 2017 and 2018; (vi) an underwriter of shares of common stock of Atkore International Group Inc. (“Atkore”) in 2016 and 2017 and an arranger of debt financing for Atkore in 2016; (vii) an underwriter in a secondary public offering of shares of common stock of Beacon Roofing Supply, Inc. in 2016; (viii) an underwriter in the initial public offering of shares of common stock of US Foods Holding Corp. (“US Foods”) in 2016 and an underwriter in secondary public offerings of shares of common stock of US Foods in 2017; and (ix) an arranger of debt financing relating to the merger of TruGreen, a CD&R portfolio company, with the Scotts LawnService business announced in 2015 and an arranger of debt financing for TruGreen in 2017. Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to the Company, Parent and their respective affiliates for which advice and services we and its affiliates would expect to receive compensation. In addition, Credit Suisse and certain of its affiliates, and certain of its and their respective employees and certain investment funds affiliated or associated with us, may have investments in funds managed or advised by the investment firms whose affiliates are stockholders of Parent and the Company. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other company that may be involved in the Merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.
Certain Company Forecasts
The Company does not as a matter of course publicly disclose forecasts or projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. However, as part of the Company Board’s review process, management prepared financial projections of the Company (“Company Forecasts”) that were made available to the Company Board and Credit Suisse in connection with its analyses described under “The Merger — Opinion of the Company’s Financial Advisor” beginning on page 27 of this Information Statement as well as to Parent.
The Company Forecasts represent the Company’s internally prepared unaudited prospective financial information and were based on estimates and assumptions made by management in the first quarter of 2018 and speak only as of that time. The Company Forecasts were not prepared with a view toward public disclosure. They are being included because, at the direction of the Company, the Base Case Company

Forecasts were used by Credit Suisse in connection with its analyses described under “The Merger — Opinion of the Company’s Financial Advisor” beginning on page 27 of this Information Statement and because the Company Forecasts were made available to Parent in connection with its diligence concerning the Company. The inclusion of this information should not be regarded as an indication that the Company, the Company Board, Credit Suisse, Parent, any advisor to or representative of any of the foregoing, or any other recipient of this information considered, or now considers, the Company Forecasts to be necessarily predictive of actual future results, and the Company Forecasts should not be relied upon as such.
Management’s internal financial forecasts, including the Company Forecasts and the assumptions upon which the Company Forecasts were based, are subjective in many respects and thus subject to interpretation. Although presented with numerical specificity, the Company Forecasts were based upon a variety of estimates and numerous assumptions made by the Company’s management with respect to, among other matters, industry performance, general business, economic, market and financial conditions and other matters, including the factors described under “Cautionary Statement Concerning Forward-Looking Information”, many of which are difficult to predict, are subject to significant economic and competitive uncertainties, and are beyond the Company’s control. In addition, since the Company Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the estimates and assumptions made in preparing the Company Forecasts will prove accurate, that the projected results will be realized or that actual results will not be significantly higher or lower than projected.
The Company Forecasts are not intended to comply with U.S. Generally Accepted Accounting Principles (“GAAP”), the published guidelines of the SEC regarding financial projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections and forecasts. The Company Forecasts include financial metrics that were not prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Neither KPMG LLP, the Company’s independent registered public accounting firm, nor any other independent registered public accounting firm has examined, compiled or performed any procedures with respect to the Company Forecasts, and, accordingly, neither KPMG LLP nor any other public accounting firm expresses an opinion or any other form of assurance with respect to the Company Forecasts. KPMG LLP reports included in the Company’s filings with the SEC relate solely to the Company’s historical financial information and internal controls. They do not extend to the prospective financial information and should not be read to do so.
The Company Forecasts are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain. Important factors that may affect actual results and cause the Company Forecasts not to be achieved include, but are not limited to, risks and uncertainties and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Statements” and other risk factors described in the Company’s filings with the SEC that could cause actual results to differ materially from those shown below. The Company’s stockholders are urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations and financial condition during the fiscal year ended December 31, 2016 and for the nine months ended September 30, 2017. The Company Forecasts reflect assumptions that are difficult to predict and subject to change and may not reflect current prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Company Forecasts were prepared. In addition, the Company Forecasts do not take into account any of the transactions contemplated by the Merger Agreement that might also cause actual results to differ materially. Accordingly, there can be no assurance that the Company Forecasts will be realized or that the Company’s future financial results will not materially vary from the Company Forecasts.
No one has made or makes any representation regarding the information included in the Company Forecasts. Readers of this Information Statement are cautioned not to rely unduly, if at all, on the Company Forecasts. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or effects, may have changed since the date the Company Forecasts were prepared. The Company has not updated and does not intend to update or otherwise revise the Company Forecasts to reflect circumstances existing after the date when made or to reflect the occurrence or non-occurrence of future events, even if any or all of the assumptions on which the Company Forecasts were based are shown to be in error. The Company has made no representation to Parent or Merger Sub in the Merger Agreement or otherwise concerning the Company Forecasts.
The following table presents the Company Forecasts (unaudited):
(dollars in thousands)	2018E	2019E	2020E	2021E	2022E
Base-Case
Single Family Housing Starts	890,000	925,000	950,000	970,000	990,000
Sales	$2,281,584	$2,482,151	$2,552,676	$2,575,236	$2,598,557
Gross Margin	23.2%	23.2%	24.1%	24.2%	24.3%
EBITDA	$260,000	$280,000	$315,000	$320,000	$325,000
Upside-Case
Single Family Housing Starts	890,000	950,000	1,000,000	925,000	900,000
Sales	$2,294,584	$2,549,670	$2,898,376	$2,823,251	$2,797,526
Gross Margin	23.6%	24.7%	25.6%	25.5%	25.4%
EBITDA	$273,000	$335,994	$420,263	$395,000	$385,000
Downside-Case
Single Family Housing Starts	890,000	900,000	875,000	850,000	825,000
Sales	$2,281,584	$2,402,129	$2,504,892	$2,479,767	$2,454,262
Gross Margin	23.2%	23.2%	21.9%	21.8%	21.7%
EBITDA	$260,000	$273,000	$250,000	$245,000	$240,000
Financing
Parent estimates the total amount of funds necessary to complete the Merger and the related transactions to be approximately $2.5 billion, which includes approximately $1.5 billion to be paid to Company stockholders and holders of other equity-based interests in the Company, with the remainder to be applied to refinancing the Company’s debt and to pay fees and expenses in connection with the Merger and the financing arrangements and certain deferred liabilities. Parent has received an equity financing commitment from the Sponsor, and debt financing commitments from the Debt Commitment Parties. Parent and Merger Sub expect that the aggregate proceeds of the equity financing committed under the equity commitment letter and the debt financing committed under the Debt Commitment Letter will be sufficient to consummate the Company Transactions and the Atrium Transactions together or the Company Transactions alone, as applicable. Although the obligations of Parent and Merger Sub to complete the Merger under the Merger Agreement are not subject to any financing condition, the failure of Parent or Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the Merger to be completed. In that case, Parent may be obligated to pay the Company a reverse termination fee of  $112,500,000, as described under “— Fees and Expenses; Termination Fees”.
Debt Financing
Parent has obtained debt financing commitments for the Company Acquisition and the Atrium Acquisition, the proceeds of which will be used by Parent for the Company Transactions and by Pisces Parent, LLC for the Atrium Transactions. The Debt Commitment Parties committed to provide debt financing in the case of either the consummation of both the Company Transactions and the Atrium Transactions or the consummation of the Company Transactions only, on the terms and subject to the conditions set forth in the Debt Commitment Letter. The obligation of the Debt Commitment Parties to provide the debt financing under the Debt Commitment Letter is subject to certain customary conditions.

Equity Financing
Parent has entered into an equity commitment letter with the Sponsor, dated January 31, 2018, pursuant to which the Sponsor has agreed to provide committed equity financing in the case of either the consummation of both the Company Transactions and the Atrium Transactions or the consummation of the Company Transactions only. The obligations of the Sponsor to provide the equity financing are subject to the substantially simultaneous consummation of the Merger on the terms set forth in the Merger Agreement, among other conditions. See “The Merger Agreement — Conditions to the Merger” beginning on page 62.
Payment of Merger Consideration and Surrender of Shares
Prior to the Effective Time, Parent will deposit with the Paying Agent, in trust for the benefit of holders of shares of Common Stock outstanding immediately prior to the Effective Time, the cash necessary to pay for the shares of Common Stock converted into the right to receive Merger Consideration (the “Payment Fund”).
No later than five business days after the Effective Time, the Paying Agent will mail to each holder of record of shares of Common Stock whose shares of Common Stock were converted into the right to receive the Merger Consideration, (a) a letter of transmittal and (b) instructions for use in surrendering stock certificates representing shares of Common Stock and book-entry shares of Common Stock in exchange for the Merger Consideration.
Upon surrender of share certificate(s) or book-entry shares to the Paying Agent together with a duly completed and validly executed letter of transmittal (and such other documents as may customarily be required by the Paying Agent), the holder of such certificate(s) or book-entry shares, as applicable, will be entitled to receive in exchange for such certificate(s) or book-entry shares an amount in cash equal to the product of  (i) the number of shares represented by such holder’s properly surrendered certificate(s) or book-entry shares and (ii) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of certificate(s) or book-entry shares. In the event of a transfer of ownership of shares of Common Stock that are not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of certificate(s) or book-entry shares may be issued or paid to such a transferee if all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable with respect to such certificate(s) or book-entry shares. Until surrendered upon the terms and subject to the conditions set forth in the Merger Agreement, each stock certificate or book-entry share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the corresponding Merger Consideration.
You will not be entitled to receive the Merger Consideration until you deliver a duly completed and validly executed letter of transmittal (together with such other documents required by the Paying Agent) to the Paying Agent.
Each of Parent and Merger Sub will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined below), the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign tax law or any other law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
If your shares of Common Stock are held in “street name” by your bank, brokerage firm, trust or other nominee, you should contact your bank, brokerage firm, trust or other nominee.
Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Common Stock for twelve months after the Effective Time will be delivered to Parent upon demand, and any former holders of stock certificates or book-entry shares who have not complied with the Merger Agreement may only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment in respect of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their shares of Common Stock.

Interests of our Directors, Executive Officers and Affiliates in the Merger
Our executive officers, directors, and affiliates have agreements or arrangements, that may provide them with interests in the Merger that differ from, or are in addition to, those of our stockholders generally. The Company Board was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement. As described in more detail below, these interests include:
•
the accelerated vesting and payment in respect of equity and equity-based awards;

•
the receipt of transaction bonuses;

•
the potential receipt of certain payments and benefits under individual employment and retention agreements upon certain types of terminations of employment either prior to or following the Effective Time; and

•
the entitlement to indemnification benefits in favor of directors and executive officers of the Company.

Treatment of Director and Executive Officer Common Stock
As is the case for any stockholder of the Company, the Company’s directors and executive officers will receive $21.64 in cash, without interest, for each share of Company common stock that they own at the Effective Time. For information regarding beneficial ownership of the Company’s common stock by each of the Company’s current directors, named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Management and Certain Beneficial Owners” beginning on page 74.
Treatment of Equity and Equity-Based Awards
Options.   Pursuant to the Merger Agreement, each Option that is outstanding immediately before the Effective Time will be canceled, extinguished, and converted into the right to receive a cash payment equal to the excess, if any, of the Merger Consideration over the exercise price of such Option.
Restricted Stock Units.   Pursuant to the Merger Agreement, each Restricted Stock Unit that is outstanding immediately prior to the Effective Time will become converted immediately prior to, and be contingent upon the occurrence of, the Effective Time into the right to receive, without interest, (a) the Merger Consideration for Restricted Stock Units denominated in shares of Common Stock and (b) the applicable fixed amount of the cash payment for Restricted Stock Units denominated in cash.
Restricted Shares.   Pursuant to the Merger Agreement, each Restricted Share that is outstanding immediately prior to the Effective Time will vest and be converted into the right to receive, without interest, the Merger Consideration. Each of our directors serving on the Company Board owns 4,110 Restricted Shares. We estimate that the aggregate amount that would become payable to our directors in settlement of their Restricted Shares if the effective time was February 12, 2018, based on a price per share of Company common stock of  $21.64, is approximately $355,762.
Performance Units.   Pursuant to the Merger Agreement, each Performance Unit that is outstanding immediately prior to the Effective Time will become converted immediately prior to, and be contingent upon the occurrence of, the Effective Time into the right to receive, without interest, the Merger Consideration (with the assumption that performance has been achieved).
The table below sets forth, for each of our executive officers and directors holding Options as of February 12, 2018, (i) the aggregate number of shares of Common Stock subject to such Options and (ii) the value of cash amounts payable in respect of such Options as of the Effective Time, calculated by multiplying the excess of the Merger Consideration over the respective per-share exercise prices of the applicable Options by the number of shares of Common Stock subject to such Options.

Name of Executive Officer or Director	Number of Shares Subject to Vested Options (#)	Cash Consideration for Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Cash Consideration for Unvested Options ($)	Total Cash Consideration for Options in Merger ($)
Frederick J. Iseman	—	—	—	—	—
Gary E. Robinette	1,080,983	7,040,644	—	—	7,040,644
Shawn K. Poe	124,762	1,083,706	14,999	133,824	1,217,530
John C. Wayne	182,731	1,457,304	—	—	1,457,304
John L. Buckley	121,965	739,292	—	—	739,292
David N. Schmoll	195,960	1,820,468	—	—	1,820,468
Art W. Steinhafel	117,866	957,855	3,333	33,163	991,018
Timothy D. Johnson	100,666	929,937	—	—	929,937
Michael P. Haley	—	—	—	—	—
Jeffrey T. Barber	16,190	150,405	—	—	150,405
Timothy T. Hall	—	—	—	—	—
John Forbes	—	—	—	—	—
Joost F. Thesseling	—	—	—	—	—
Mary K. Rhinehart	—	—	—	—	—
Janice E. Stipp	—	—	—	—	—
The table below sets forth, for each of our executive officers and directors holding cash- and share-denominated Restricted Stock Units and Performance Units as of February 12, 2018, (i) the applicable fixed amount of cash payment for the cash-denominated Restricted Stock Units, (ii) the aggregate number of share-denominated Restricted Stock Units and Performance Units (with the assumption that performance has been achieved) and (iii) the value of cash amounts payable in respect of such cash- and share-denominated Restricted Stock Units and Performance Units as of the Effective Time, calculated by multiplying the Merger Consideration by the number of share-denominated Restricted Stock Units and Performance Units (with the assumption that performance has been achieved).

Name of Executive Officer or Director	Cash- Denominated Restricted Stock Units ($)	Number of Share- Denominated Restricted Stock Units (#)	Cash Consideration for Share- Denominated Restricted Stock Units ($)	Number of Performance Units (#)	Cash Consideration for Performance Units ($)
Frederick J. Iseman	—	—	—	—	—
Gary E. Robinette	1,275,000	71,630	1,550,073	71,630	1,550,073
Shawn K. Poe	324,450	24,304	525,939	24,304	525,939
John C. Wayne	543,711	30,546	661,015	30,546	661,015
John L. Buckley	260,981	14,662	317,286	14,662	317,286
David N. Schmoll	220,705	12,400	268,336	12,400	268,336
Art W. Steinhafel	260,981	14,662	317,286	14,662	317,286
Timothy D. Johnson	93,750	5,267	113,978	5,267	113,978
Michael P. Haley	—	—	—	—	—
Jeffrey T. Barber	—	—	—	—	—
Timothy T. Hall	—	—	—	—	—
John Forbes.	—	—	—	—	—
Joost F. Thesseling	—	—	—	—	—
Janice E. Stipp	—	—	—	—	—
Mary K. Rhinehart	—	—	—	—	—
Transaction Bonuses
On January 31, 2018, the date the Merger Agreement was executed, Ply Gem entered into transaction bonus letter agreements (the “Transaction Bonus Letters”) with each of Messrs. Robinette and Poe, granting each a right to a one-time payment of  $7,000,000 and $1,800,000, respectively, subject to the consummation of the Merger (each bonus, a “Transaction Bonus”). Payment of each Transaction Bonus will be made within 30 days following the date of the Closing, subject to each executive’s continued employment with Ply Gem through the date of the Closing.
If the executive’s employment is terminated prior to the date of the Closing (x) by the executive following a “material adverse change” or (y) by Ply Gem without “cause” (as each term is defined below), the executive will remain eligible to receive a Transaction Bonus, paid within 30 days following the date of the Closing, subject to the executive’s execution of a release of claims. If the Effective Time does not occur by December 31, 2018, the Transaction Bonus Letters will become void, and the executives will no longer be entitled to a Transaction Bonus.
Employment Agreements and Retention Agreements
Mr. Robinette is party to an employment agreement with the Company, and Messrs. Poe, Wayne, Buckley and Schmoll are each party to a retention agreement with the Company. Pursuant to such employment and retention agreements, the executive may receive certain cash payments and benefits if he is terminated without “cause” or resigns following a “material adverse change.” “Cause” means certain failures to perform duties after demand by the Company Board or failure to obey the Company Board or a senior executive of the Company, a material act of dishonesty in connection with executive duties, conviction of a felony or a fraudulent or dishonest misdemeanor, or a civil judgment for fraud.
“Material adverse change” is generally defined in Mr. Robinette’s employment agreement as an assignment of duties inconsistent with his position, reduction of salary or target bonus, or a Company action that would deny him any material employee benefit without his consent. “Material adverse change” in the retention agreements for the other executive officers is generally defined the same as in Mr. Robinette’s employment agreement; however, it does not include a reduction of target bonus, but does include a Company action that requires the executive to be based more than 50 miles from his current office location, as well as any Company breach of any provision of the retention agreement.

To receive any payments or benefits in connection with a termination without cause or resignation following a material adverse change, the executive must release certain claims against the Company. In addition, the executive must comply with certain restrictive covenants, including covenants not to compete with our business or solicit our employees for one year following termination (two years for Mr. Robinette). The covenants also prohibit disclosure of our confidential information and disparaging us or our personnel.
Mr. Robinette’s current employment agreement provides that he will receive an amount equal to two years of his base salary at the time of termination, paid over a two-year period, and continuation of medical and dental insurance benefit coverage paid over the two-year period following termination (provided, that if continuation of such benefits would be inconsistent with the terms of the relevant benefit plans, the Company will reimburse Mr. Robinette for amounts incurred in maintaining substantially similar coverage under an individual policy in an amount not to exceed $20,000 per year). In addition, Mr. Robinette is entitled to receive an amount equal to the sum of  (i) two times his annual cash incentive bonus for the year of termination, based on actual performance, as though his employment had continued through the end of such year and (ii) a prorated bonus for the year of termination. The portion of the bonus described in (i) is payable in two equal installments on each of the dates that Mr. Robinette would have received his cash incentive bonus if he had remained employed with us through the end of the year of termination and the end of the year following termination, respectively, while the portion described in (ii) is payable in full on the date that an annual bonus would have otherwise been payable to Mr. Robinette had he remained employed with us through the end of the second year following his termination.
The retention agreements with each of Messrs. Wayne, Buckley and Schmoll provide that if the employment of the executive is terminated during the year, the officer is eligible to receive an amount equal to one year of base salary at the rate at the time of termination, paid over a one-year period, plus a prorated portion of an amount equal to the lesser of the officer’s annual cash incentive award target and the actual cash incentive award that would have been paid under the incentive award plan had the officer been employed for the entire year of termination, paid in a lump sum at the same time annual bonuses are paid to other executives of the Company.
Pursuant to Mr. Poe’s retention agreement, Mr. Poe is entitled to receive an amount equal to one year of base salary at the rate at the time of termination, paid over a one-year period, plus an amount equal to the lesser of Mr. Poe’s annual cash incentive award target and the actual cash incentive award that would have been paid under the incentive award plan had Mr. Poe been employed for the entire year of termination, payable as soon as practicable following the determination of such bonus, as well as a prorated bonus for the year of termination, based on actual performance and the number of days Mr. Poe remained employed during the year of termination, paid in a lump sum at the same as annual bonuses are paid to other executives. Mr. Poe may be eligible to receive severance in addition to that described above worth up to one additional year if, at the end of the 12-month period following his termination, he has not been able to obtain employment providing him with a salary of at least $300,000.
Messrs. Wayne, Poe, Buckley and Schmoll are also eligible to receive continuation of medical and dental benefits for one year following termination of employment.
If the payment of severance to Mr. Robinette causes him to become subject to the golden parachute excise tax rules under Section 280G and 4999 of the Code, then we will pay him a gross-up amount so that, after all taxes are paid on the gross-up, he will have enough funds remaining to pay the excise tax imposed on the severance payments.
Although it is not currently anticipated that any of our executive officers will experience a termination of employment in connection with the Merger, we estimate that the aggregate amount payable to our executive officers pursuant to the terms of their respective employment and retention agreements (excluding, for the avoidance of doubt, the value of accelerating equity and equity-based awards and the Transaction Bonuses) would equal approximately $6,030,500, assuming that the Effective Time was February 12, 2018, and that each executive officer incurred a severance-qualifying termination of employment as of the Effective Time.

Golden Parachute Compensation — Quantification of Potential Payments to the Company’s Named Executive Officers in Connection with the Merger
Background
This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of information regarding the compensation for each of our “named executive officers” whose compensation was disclosed in the Definitive Proxy Statement on Schedule 14A filed by us on April 3, 2017. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers.
To the extent that any of our named executive officers’ compensation arrangements are described in “— Interests of our Directors, Executive Officers and Affiliates in the Merger” of this Information Statement, they are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation as of February 12, 2018, calculated in accordance with the SEC’s rules on disclosing golden parachute compensation, assume the following:
•
consummation of the Merger constitutes a change in control for purpose of the applicable compensation plan or agreement;

•
the change in control was consummated on February 12, 2018, the latest practicable date prior to the filing of this Information Statement;

•
each named executive officer’s employment is terminated without cause or resigns following a material adverse change immediately following the change in control; and

•
the value of the vesting acceleration of the named executive officers’ equity awards is calculated using the Merger Consideration of  $21.64 per share.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above and elsewhere in this Information Statement. As a result, the transaction-related compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The amounts in the table below do not include any value received in respect of equity awards held by the named executive officer that are vested prior to the Effective Time.
Name of Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other ($)	Total ($)
Gary E. Robinette	$10,687,500	$4,375,146	$40,000	—	—	$15,102,646
Shawn K. Poe	$2,643,750	$1,510,152	$20,000	—	—	$4,173,902
John C. Wayne	$630,000	$1,865,741	$20,000	—	—	$2,515,741
John L. Buckley	$405,000	$895,553	$20,000	—	—	$1,320,553
Art W. Steinhafel	—	$928,716	—	—	—	$928,716

(1)
Cash severance is paid upon a termination of employment by the Company without cause or by the executive following a material adverse change before or after the Effective Time. The Transaction Bonuses (with respect to Messrs. Robinette and Poe only) are “single-trigger,” payable upon consummation of the Merger, assuming the Merger is consummated in 2018, subject to the executive’s continued employment through the Effective Time, unless the executive is terminated prior to the Effective Time (i) by the Company without cause or (ii) by the executive following a material adverse change.

To receive any payments or benefits in connection with a termination without cause or resignation following a material adverse change the executive must release certain claims against the Company. In addition, the executive must comply with certain restrictive covenants, including covenants not to compete with our business or solicit our employees for one year following termination (two years for Mr. Robinette). The covenants also prohibit disclosure of our confidential information and disparaging us or our personnel.

The amounts listed in this column represent the pre-tax values of the cash severance amounts payable to the named executive officers, which consist of the following components:
(a)
For Mr. Robinette, (i) an amount equal to two years of base salary ($1,770,000) payable over a two-year period, (ii) two times his annual bonus for the year of termination, based on actual performance as if he continued employment through the end of such year ($1,770,000, assuming achievement of performance goals at 100% of target), payable in two equal installments on each of the dates that Mr. Robinette would have received his cash incentive bonuses if he had remained employed through the end of the year of termination and the end of the year following termination, respectively, (iii) a prorated bonus for the year of termination based on actual achievement for the full year of termination and the number of days Mr. Robinette remained employed during the year of termination ($147,500, assuming achievement of performance goals at 100% of target) payable in full on the date that an annual bonus would have otherwise been payable to Mr. Robinette had he remained employed through the end of the second year following his termination, and (iv) Mr. Robinette’s full Transaction Bonus described above ($7,000,000), payable within 30 days following the date of the Closing;

(b)
For Mr. Poe, (i) an amount equal to one year of base salary ($450,000) payable over a one-year period, (ii) an amount equal to the lesser of Mr. Poe’s annual cash incentive award target and the actual cash incentive award that would have been paid under the incentive award plan had Mr. Poe been employed for the entire year of termination ($337,500, assuming achievement of performance goals at 100% of target), payable as soon as practicable following the determination of such bonus, (iii) a prorated bonus for the year of termination, based on actual performance and the number of days Mr. Poe remained employed during the year of termination ($56,250, assuming achievement of performance goals at 100% of target), payable in a lump sum at the same as annual bonuses are paid to other executives, and (iv) Mr. Poe’s full Transaction Bonus described above ($1,800,000), payable within 30 days following the date of the Closing (Mr. Poe may be eligible to receive severance in addition to that described above worth up to one additional year if, at the end of the 12-month period following his termination, he has not been able to obtain employment providing him with a salary of at least $300,000); and

(c)
For Messrs. Wayne and Buckley (i) an amount equal to one year of base salary at the rate at the time of termination ($560,000 and $360,000, respectively), payable over a one-year period, and (ii) a prorated portion of an amount equal to the lesser of the officer’s annual cash incentive award target and the actual cash incentive award that would have been paid under the incentive award plan had the officer been employed for the entire year of termination ($70,000 and $45,000, respectively, assuming achievement of performance goals at 100% of target), payable in a lump sum at the same time annual bonuses are paid to other executives of the Company.

The estimated amount of each component of the cash payment is set forth in the table below.
Name of Named Executive Officer	Cash Severance ($)	Transaction Bonus ($)	Total ($)
Gary E. Robinette	$3,687,500	$7,000,000	$10,687,500
Shawn K. Poe	$843,750	$1,800,000	$2,643,750
John C. Wayne	$630,000	—	$630,000
John L. Buckley	$405,000	—	$405,000
Art W. Steinhafel	—	—	—
(2)
As described in more detail in “— Interests of our Directors, Executive Officers and Affiliates in the Merger” of this Information Statement, the amounts in this column represent the aggregate pre-tax amounts payable to each named executive officer pursuant to the Merger Agreement, on a “single-trigger” basis with respect to all unvested Options, Restricted Share Units, and Performance Units (in the case of Performance Units, assuming achievement of all applicable performance goals)

held by such named executive officer as of February 12, 2018, the latest practicable date before the filing of this Information Statement, as described in more detail in the tables above under “— Treatment of Equity and Equity-Based Awards.” Such unvested equity and equity-based awards are valued based on the price of  $21.64 per share in respect of shares of Common Stock subject to such Options, Restricted Share Units, and Performance Units on a pre-tax basis at the Effective Time. With respect to Options, this amount represents the value of cash amounts payable in respect of such Options, calculated by multiplying (i) the excess of the $21.64 price per share over the respective per-share exercise prices of the Options by (ii) the number of unvested shares of Common Stock subject to such Options. With respect to Restricted Share Units, and Performance Units, this amount represents the value of cash amounts payable in respect of such Restricted Share Units and Performance Units, calculated on a pre-tax basis by multiplying the $21.64 price per share of Common Stock by the number of unvested shares of Common Stock subject to such Restricted Share Units, and Performance Units (in the case of Performance Units, based on the deemed achievement of all applicable performance goals at the target level pursuant to the terms of the grant).
(3)
The amounts listed in this column represent the pre-tax value of health benefit continuation provided under the executives’ respective employment and retention agreements upon a termination of employment by the Company without cause or by the executive following a material adverse change. Each executive is eligible for continuation of medical and dental benefits for himself and his spouse and dependents, if any, for the period of one year (two years for Mr. Robinette) or until the executive becomes eligible for such benefits from another employer. Such benefits are paid upon a termination of employment by the Company without cause or by the executive following a material adverse change before or after the Effective Time and are subject to the same conditions as the general cash severance payment described above.

(4)
If the payment of severance to Mr. Robinette causes him to become subject to the golden parachute excise tax rules under Section 280G and 4999 of the Code, then we would pay him a gross-up amount so that, after all taxes are paid on the gross-up, he will have enough funds remaining to pay the excise tax imposed on the severance payments. Mr. Robinette’s entitlement to a tax gross-up is “double-trigger” and is subject to the same conditions as the general cash severance payment described above. It is not anticipated that Mr. Robinette will be entitled to a gross-up payment in connection with the Merger because he is not expected to receive any payments or benefits constituting “excess parachute payments” within the meaning of Section 280G of the Code.

Potential for Future Arrangements
To our knowledge, except for certain agreements described in this Information Statement, or in the documents incorporated by reference herein) between the Company and its executive officers and directors, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and Parent, the Company or any of their respective affiliates, on the other hand, existed as of the date of this Information Statement, and the Merger is not conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.
Although such arrangements have not, to our knowledge, been discussed as of the date of this Information Statement, it is possible that additional members of our current management team will enter into new employment or consulting arrangements with the Surviving Corporation. Such arrangements may include the right to purchase or participate in the equity of Parent or its affiliates. Any such arrangements with our existing management team will not become effective until after the Effective Time, if at all.
Indemnification of Directors and Executive Officers; Directors’ and Officers’ Insurance
From the completion of the Merger through the sixth anniversary of the date on which the Merger occurs, Parent and the Surviving Corporation have agreed upon the terms and subject to the conditions set forth in the Merger Agreement to provide certain rights of indemnification to current and former directors and executive officers of the Company on terms no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws of the Company or any Company subsidiary as in effect on the date of the Merger Agreement. In addition, after the completion of the Merger, Parent and the

Surviving Corporation have agreed to provide certain rights of indemnification of current and former directors and executive officers with respect to losses arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the completion of the Merger (including in respect of the Merger Agreement and the Merger), and to continue to provide directors and executive officers of the Company directors’ and officers’ liability insurance following the completion of the Merger. For a further discussion of the terms of the Merger Agreement with respect to indemnification in connection with the completion of the Merger, please see the section captioned “The Merger Agreement — Indemnification; Directors’ and Officers’ Insurance” beginning on page 61 of this Information Statement.
Accounting Treatment
The Merger will be accounted for pursuant to purchase accounting in accordance with applicable accounting guidance.
Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders
The following is a summary of the U.S. federal income tax consequences of the Merger that are generally applicable to holders of Common Stock whose shares of Common Stock are converted into the right to receive cash in the Merger. The summary is based on the U S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations issued thereunder, judicial authority, and administrative rulings and pronouncements, each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. The discussion applies only to shares of Common Stock held as capital assets (generally, property held for investment), and does not address all of the tax consequences that may be relevant to holders of Common Stock, nor does it address the tax consequences to holders that are subject to special tax rules, such as financial institutions, insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, mutual funds, traders in securities that elect to mark to market, U.S. Holders whose functional currency is not the U.S. dollar, holders who hold Common Stock through pass-through entities for U.S. federal income tax purposes, as part of a hedge, straddle or conversion transaction, holders deemed to sell Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, or holders who acquired Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Except as specifically noted below, this summary does not address any aspect of state, local or foreign taxation, and does not address any U.S. federal taxation other than income taxation, nor does it address any aspects of the alternative minimum tax or the tax on “net investment income” imposed under Section 1411 of the Code.
For purposes of this Information Statement, a “U.S. Holder” means a beneficial owner of Common Stock that is a citizen or individual resident of the United States, a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia, an estate, the income of which is subject to U.S. federal income tax regardless of its source, or a trust if  (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a holder of Common Stock, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding Common Stock should consult their own tax advisors as to the particular U.S. federal income tax consequences to them. The term “Non-U.S. Holder” refers to any beneficial owner of Common Stock other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.
The U.S. federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Merger, including the application and effect of state, local, foreign and other tax laws.

U.S. Holders.   The receipt of cash by a U.S. Holder for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives cash pursuant to the Merger will recognize gain or loss equal to the difference between (i) the amount of cash the U.S. Holder receives (determined before deduction of any applicable withholding taxes) and (ii) the holder’s adjusted tax basis in the Common Stock. Gain or loss will be calculated separately for each block of Common Stock converted in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Common Stock has been held for more than one year as of the Effective Time. The deductibility of capital losses is subject to limitations.
Cash consideration received by a U.S. Holder in the Merger may be subject to backup withholding. Backup withholding generally will apply only if the U.S. Holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each U.S. Holder should complete and sign the Internal Revenue Service (“IRS”) Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent). Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Non-U.S. Holders.   A Non-U.S. Holder that receives cash for shares of Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (iii) such holder’s shares constitute a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), which will generally be the case if, at any time during the shorter of the five-year period preceding the Effective Time or the Non-U.S. Holder’s holding period for its Common Stock, we were a “United States real property holding corporation” and such holder held (actually or constructively) more than 5% of the shares of Common Stock.
If you are a Non-U.S. Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to a 30% tax (or a lower rate under an applicable tax treaty) on the gain recognized in the Merger (which may be offset by certain U.S.-source capital losses).
If you are a Non-U.S. Holder and your gain recognized in the Merger is effectively connected with a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), then you generally will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on your gain on a net basis in the same manner as a U.S. Holder. Non-U.S. Holders that are corporations may also be subject to an additional branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments.
If your shares constitute a “U.S. real property interest” under FIRPTA as described above, you generally will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on your gain on a net basis in the same manner as a U.S. Holder. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not now, have not been in the last five years and will not become a U.S. real property holding corporation. Non-U.S. Holders that have owned (actually or constructively) more than 5% of the shares of Common Stock at any time in the five-year period preceding the Effective Time are particularly urged to consult their own tax advisors with regard to their tax treatment in the Merger.

Backup withholding and information reporting may apply to the payment of cash received by a Non-U.S. Holder for Common Stock pursuant to the Merger unless the holder certifies under penalties of perjury to its Non-U.S. Holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. To avoid backup withholding, Non-U.S. Holders should complete IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8.
Non-U.S. Holders should consult their tax advisors regarding the application of U.S. federal income tax laws, including information reporting and backup withholding, to their particular situations.
Regulatory and other Governmental Approvals
The Merger is subject to review by the U.S. Antitrust Division of the Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The Merger may not be completed until certain information and documents have been submitted to the Antitrust Division and the FTC and the applicable waiting period has expired or been terminated. On February 8, 2018, each of Parent and the Company made the requisite filings with the Antitrust Division and the FTC pursuant to the HSR Act and requested early termination of the initial 30 day waiting period. If the 30 day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. The applicable waiting period under the HSR Act will expire at 11:59 p.m. on March 12, 2018, unless earlier terminated or extended. The Antitrust Division or FTC could extend the initial 30 day waiting period and request additional information and documentary material from the parties (a “Second Request”), thus extending the review period for an additional 30 days following such time as the parties substantially comply with the Second Request. Complying with a Second Request can take a significant period of time.
The FTC and the Antitrust Division frequently scrutinize the legality under U.S. antitrust laws of transactions like the Merger. At any time before or after the consummation of the Merger, notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking a divestiture of a substantial portion of the Company’s assets or seeking other conduct relief. At any time before or after the consummation of the Merger, and notwithstanding the expiration or early termination of the applicable waiting period under the HSR Act, any state or private party could bring legal actions under the antitrust laws under certain circumstances to seek to enjoin the consummation of the Merger or to seek other structural or conduct relief or damages.
The Company and its subsidiaries also have operations in Canada. Based on the current holdings of CD&R’s affiliated funds, the Merger is not subject to pre-merger notification under Part IX of Canada’s Competition Act. However, depending on the timing of Closing, the Merger could become subject to pre-merger notification due to the interim investment activity of CD&R’s affiliated funds and the Company and Parent may decide to seek clearance of the Merger from the Commissioner of Competition. More generally, the Commissioner of Competition has the authority to review and challenge all mergers, including those that are not subject to pre-merger notification, where the Commissioner is of the view that a merger is likely to prevent or lessen competition substantially. In such circumstance, the Commissioner of Competition could apply to the Competition Tribunal at any time within one year after closing for a divestiture order or, where the Merger has not been completed, for an order temporarily or permanently enjoining the closing of the Merger.

THE MERGER AGREEMENT
This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about the Company. Such information can be found elsewhere in this Information Statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information” beginning on page 76 of this Information Statement.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this Information Statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by the parties thereto were qualified and subject to important limitations agreed to by the contracting parties in connection with negotiating the terms and conditions of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances under which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk among the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Information Statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in this Information Statement.
Effects of the Merger; Directors and Executive Officers; Certificate of Incorporation; By-laws
Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the Surviving Corporation in the Merger and a wholly owned subsidiary of Parent. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time and will serve until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation and will serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.
At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, will be amended and restated in its entirety so that, immediately following the Effective Time, it is identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) all references to the name, date of incorporation, registered office and registered agent, respectively, of the Company and (ii) any references naming the incorporator(s), original board of directors or original subscribers for shares of Merger Sub will be omitted, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until further amended as provided for therein or by applicable law. The bylaws of the Company, as in effect immediately prior to the Effective Time, will be amended and restated in their entirety so that, immediately following the Effective

Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein will be changed to refer to the name of the Company, and, as so amended and restated, will be the bylaws of the Surviving Corporation, until further amended as provided for therein or by applicable law.
Delisting and Deregistration of Common Stock
If the Merger is completed upon the terms and subject to the conditions set forth in the Merger Agreement, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act. After completion of the Merger, the Company will no longer be required to file periodic reports with the SEC on account of the Common Stock or otherwise.
Effective Time and Closing of the Merger; Marketing Period
At the Closing, the parties to the Merger Agreement will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company will agree in writing and specify in the Certificate of Merger.
Unless agreed otherwise, the Closing of the Merger will take place on the third business day after the satisfaction, or to the extent permitted under the Merger Agreement, waiver of the conditions set forth thereunder, provided that the Closing will not occur until the earlier of  (i) a date during the marketing period specified by Parent and (ii) the third business day following the final day of the marketing period.
For purposes of this Information Statement, “marketing period” means the first period of 15 consecutive business days after January 31, 2018 throughout and at the end of which (i) Parent will have certain customary financial information (the “Required Information”) in connection with Parent’s and Merger Sub’s obligations to obtain the required financing and (ii) the conditions (described below under “— Conditions to the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) are satisfied. However, (w) March 29, 2018 and March 30, 2018 will not be considered business days for purposes of the marketing period, (x) the marketing period will end on any earlier date prior to the expiration of the 15 consecutive business day period described above if the debt financing is actually funded (including the funding of any bridge loan in lieu of high yield debt securities) on such earlier date, (y) the marketing period will not commence or be deemed to have commenced after January 31, 2018 and prior to the completion of such 15 consecutive business day period under certain other circumstances and (z) the marketing period will not commence or be deemed to have commenced if the marketing period under the Atrium Purchase Agreement (the “Atrium Marketing Period”) has not commenced or been deemed to commence pursuant to the terms of the Atrium Purchase Agreement, in which case the marketing period will not be deemed to commence unless and until the Atrium Marketing Period has commenced or been deemed to commence, subject to certain exceptions, including that clause (z) will be disregarded between and including March 26, 2018 and April 19, 2018 and after May 10, 2018.
Although there is no financing condition to the closing of the Merger, the purpose of the marketing period is to provide Parent with a reasonable and appropriate period of time during which it can market and place the debt financing contemplated by the debt financing agreements entered into by Parent in connection with and for the purpose of financing the Merger Consideration payable in the Merger, as described in more detail under “— Financing Covenant; Company Cooperation” beginning on page 59 of this Information Statement.

Treatment of Equity and Equity-Based Awards
Common Stock
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder, each issued and outstanding share of Common Stock outstanding immediately prior to the Effective Time, other than any Canceled Shares and Appraisal Shares, will thereupon be converted automatically into and will thereafter represent only the right to receive $21.64 per share in cash without interest (and subject to reduction for any withholding taxes). Shares of Common Stock owned by stockholders with respect to which appraisal has been properly demanded in accordance with Section 262 of the DGCL, unless such demand has been withdrawn or such stockholder effectively fails to perfect or shall effectively waive, withdraw or lose such rights, will be canceled and will not be converted into the Merger Consideration; instead, such stockholders will be paid the “fair value” in cash of such shares as determined by the Delaware Court in accordance with Section 262 of the DGCL. If, after the Effective Time, any such stockholder fails to perfect, withdraws or otherwise loses such stockholder’s right to appraisal pursuant to Section 262 of the DGCL, that stockholder’s shares of Common Stock will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes.
Options
Each Option (whether exercisable or vested) that is outstanding immediately prior to the Effective Time will, as of the Effective Time and except as agreed between Parent and any holder thereof, be converted into only the right to receive at the Effective Time an amount in cash, without interest, equal to the product of  (x) the number of shares of Common Stock issuable under such Option multiplied by (y) the excess, if any, of  (i) the Merger Consideration per share of Common Stock over (ii) the exercise price payable in respect of each share of Common Stock issuable under such Option. If the exercise price per share of any such Option is equal to or greater than the Merger Consideration, such Option will be canceled without any cash payment being made in respect thereof.
Restricted Stock
As of the Effective Time, each share of Restricted Stock outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of the holder thereof, vest and be converted as provided by and in accordance with the Merger Agreement.
Restricted Stock Units and Performance Units
As of the Effective Time, each Restricted Stock Unit and each Performance Unit that is issued and outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted immediately prior to, and contingent upon, the Effective Time into a vested right to receive cash in an amount, without interest, equal to (i) the Merger Consideration for Restricted Stock Units denominated in shares, (ii) the applicable fixed amount of the cash payment for Restricted Stock Units denominated in cash, and (iii) the Merger Consideration for Performance Units with the assumption that performance had been achieved.
Exchange and Payment Procedures
At or prior to the Effective Time, Parent will deposit with the Paying Agent, in trust for the benefit of holders of shares of Common Stock, an amount of cash equal to the Payment Fund. The Payment Fund will be payable upon due surrender of stock certificates or book-entry shares pursuant to the Merger Agreement.
No later than five business days following the Effective Time, the Paying Agent will mail to each holder of record of shares of Common Stock whose shares of Common Stock were converted into the right to receive the Merger Consideration, (i) a form of letter of transmittal and (ii) instructions for use in surrendering such holder’s stock certificate(s) or book-entry shares in exchange for the Merger Consideration.

Upon surrender of stock certificate(s) or book-entry shares to the Paying Agent together with a duly completed and validly executed letter of transmittal (and such other documents as may customarily be required by the Paying Agent), the holder of such stock certificate(s) or book-entry shares will be entitled to receive in exchange for such stock certificate(s) or book-entry shares an amount in cash equal to the product of  (i) the number of shares represented by such holder’s properly surrendered stock certificate(s) or book-entry shares and (ii) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due-surrender of stock certificate(s) or book-entry shares. In the event of a transfer of ownership of shares of Common Stock that are not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of stock certificate(s) or book-entry shares may be issued or paid to such a transferee if all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable with respect to such book-entry shares. Until surrendered upon the terms and subject to the conditions set forth in the Merger Agreement, each stock certificate and book-entry share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the corresponding Merger Consideration.
At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, stock certificate(s) or book-entry shares are presented to the Surviving Corporation for transfer, they will be canceled and exchanged for a check in the proper amount pursuant to the Merger Agreement.
Each of the Company, the Surviving Corporation, the Paying Agent, Parent and Merger Sub will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign tax law or any other law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such withheld amounts will be treated for purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
These procedures will be described in the letter of transmittal that the Company’s stockholders will receive, which such stockholders should read carefully in its entirety.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by the Company, Parent and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the contract among the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the Merger Agreement (or other dates specified in the Merger Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk by the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, and these changes may or may not be fully reflected in the Company’s or Parent’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and the Merger Sub that is contained in this Information Statement, as well as in the filings that the Company and Parent will make and have made with the SEC. The representations and warranties contained in the Merger Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Information Statement.

In the Merger Agreement, the Company has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or by information in the confidential disclosure letter the Company delivered in connection with the Merger Agreement (the “Company Disclosure Letter”) (as may or may not be specifically indicated in the text of the Merger Agreement). These representations and warranties relate to, among other things:
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Due organization, valid existence and good standing of the Company and its subsidiaries;

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The Company’s capital structure as of a date certain prior to signing, including the particular number of outstanding shares of Common Stock, Options, Restricted Stock, Restricted Stock Units and Performance Units;

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Authorization to enter into and deliver the Merger Agreement (subject to the Company Required Vote, which occurred on January 31, 2018, the date the Merger Agreement was executed) and to consummate the transactions contemplated thereby, the enforceability of the Merger Agreement against the Company, and the Company Board’s approval and recommendation;

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Consents and approvals required in connection with the Merger Agreement and the consummation of the transactions contemplated thereby;

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Company subsidiaries and the ownership of such Company subsidiaries;

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Timeliness and accuracy of SEC reporting;

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Accuracy of financial statements and lack of undisclosed liabilities;

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Absence of a Company Material Adverse Effect (as defined below) since September 30, 2017;

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Legal proceedings;

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Information of the Company provided in this Information Statement;

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Employee benefit plans;

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Labor matters;

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Tax matters;

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Compliance with environmental laws and authorizations;

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Compliance with applicable laws and holding of permits;

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Intellectual property rights;

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Insurance;

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Material contracts of the Company;

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Real property matters;

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Compliance with anti-bribery laws, money laundering and export control laws;

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Related party transactions;

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Receipt of Credit Suisse’s opinion;

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Lack of undisclosed broker’s or finder’s fees;

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Application of Section 203 of the DGCL related to “business combinations”; and

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Lack of other representations and warranties.

Certain of the Company’s representations and warranties are qualified as to materiality or a “Company Material Adverse Effect”. “Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or development that, individually or when taken together, has or is reasonably likely to have, a material adverse effect on the business, condition (financial or otherwise), operations, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided, that none of the following, or any fact, circumstance, change, event, occurrence or development resulting or arising from the following, will constitute, or will be considered in determining whether a Company Material Adverse Effect has occurred:
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Changes in conditions in the U.S. (or any other countries where the Company or any subsidiary operates) or global economy or capital or financial markets generally, including changes in interest or exchange rates;

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Changes in general legal, tax, regulatory, political or business operations in the countries in which the Company or any subsidiary operates;

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General market or economic conditions in the residential and commercial construction, manufactured housing or remodeling and renovation industries;

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The announcement or pendency of the Merger Agreement (including the identity of the Sponsor or the transactions contemplated thereby) or the agreement and plan of merger by and among Atrium Corporation, Pisces Parent, LLC, CD&R Atlas Merger Sub, Inc. and Atrium Intermediate Holdings, LLC (the “Atrium Purchase Agreement”), or the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees;

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Changes in applicable foreign, federal, state or local law, statutes, ordinances, decrees, rules, regulations or administrative policies or interpretations thereof;

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Changes in generally accepted accounting principles or the interpretation thereof;

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Any action required to be taken pursuant to the Merger Agreement or at the request or with the consent of Parent or Merger Sub;

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Any failure by the Company to meet any projections, guidance, estimates, forecasts or milestones or published financial or operating predictions for or during any period ending (or for which results are released) on or after the date of the Merger Agreement (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred);

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Any litigation arising from or relating to the Merger;

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A decline in the price of the Common Stock (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred); or

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Any natural disaster (including hurricanes, floods and tornadoes) or other acts of God, acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism), or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism) threatened or underway as of the date of the Merger Agreement.

However, any change or event arising out of or resulting from the exclusions set forth in the first through third, fifth, sixth and eleventh exclusions set forth immediately above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company or any of its subsidiaries, taken as a whole, as compared to any other similarly situated participants that operate in the industries in which the Company and its subsidiaries operate.
In the Merger Agreement, Parent and Merger Sub have made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
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Due organization, good standing and authority and qualification to conduct business with respect to Parent and Merger Sub;

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Merger Sub’s capitalization as of the date of the Merger Agreement;

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Authorization to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the enforceability of the Merger Agreement against Parent and Merger Sub and approval by the Boards of Directors of each of Parent and Merger Sub, respectively;

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Lack of certain conflicts, consents and approvals;

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Information of Parent provided in this Information Statement;

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Financing matters and the enforceability of the guarantee provided by the Sponsor;

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Lack of litigation;

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Lack of share ownership in the Company;

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Lack of finders or brokers fees owed;

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All other contracts, arrangements or understandings between or among Parent, Merger Sub or any affiliate of Parent, on the one hand, and any member of the Company Board or management or a stockholder of the Company, on the other hand;

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Solvency of the Surviving Corporation and its subsidiaries, on a consolidated basis, immediately after giving effect to the transactions contemplated by the Merger Agreement;

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Lack of stockholder vote necessary, except Parent’s approval as sole stockholder of Merger Sub;

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Lack of representations or warranties made by the Company in respect of the Merger Agreement or the transactions contemplated thereby, other than as set forth in the Merger Agreement; and

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Lack of other representations and warranties by the Company with respect to (a) any financial projection, forecast, estimate, budget or prospect information or (b) any oral or written information presented to Parent, Merger Sub or any of their representatives in the course of the due diligence investigation of the Company, negotiation of the Merger Agreement or the course of the transactions contemplated by the Merger Agreement.

Conduct of the Company’s Business Pending the Merger
The Merger Agreement provides that, unless (i) Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) such action is expressly permitted or required pursuant to the Merger Agreement (including as specified in the Company Disclosure Letter) or is required by applicable law, the Company agrees that during the period commencing on the date of the Merger Agreement and ending at the Effective Time or such earlier date as the Merger Agreement is validly terminated (the “Pre-Closing Period”), the Company will, and will cause each of the Company subsidiaries to, use their respective commercially reasonable efforts to (A) conduct their business in the Ordinary Course of Business (as defined below) and (B) in the Ordinary Course of Business, (I) preserve intact, in all material respects, its business and operations, (II) keep available the services of its directors, officers and key employees and (III) preserve its current material relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings, provided that the Company will not and will not permit any of the Company subsidiaries to do any of the following:
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amend the certificate of incorporation and bylaws of the Company or its subsidiaries;

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except for shares of Common Stock issuable upon the exercise, vesting, settlement or conversion of equity awards (other than the awards described in the Merger Agreement), issue, sell, grant, dispose of, pledge or otherwise encumber or authorize, publicly propose or agree to the issuance, sale or disposition by the Company or any of the Company subsidiaries of, any shares of, or any options, warrants, calls, commitments or rights or any other agreements to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of the Merger Agreement;

•
declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (other than dividends paid by a wholly owned subsidiary to the Company or another wholly owned subsidiary of the Company), or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

•
split, combine, subdivide or reclassify any of its outstanding securities;

•
purchase or otherwise acquire, sell, lease, transfer or dispose of or encumber in any material respect any assets of the Company or its subsidiaries that are material to the conduct of the business of the Company and its subsidiaries, taken as a whole, other than:

◦
purchases of inventory and other assets in the Ordinary Course of Business or pursuant to existing contracts,

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pursuant to dispositions of obsolete, surplus or worn out assets (including intellectual property) that are no longer useful in the conduct of the business of the Company and its subsidiaries,

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capital expenditures contemplated by the Company’s 2018 budget provided to Parent prior to the date of the Merger Agreement,

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for transactions between the Company and any wholly owned subsidiary of the Company or between wholly owned subsidiaries of the Company, or

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liens created in the Ordinary Course of Business in connection with borrowings under existing credit facilities;

•
acquire (by merging or consolidating with or by purchasing all or a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business, corporation, partnership, association or other business organization or division thereof in excess of  $5,000,000 in the aggregate;

•
purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, directly or indirectly, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than from holders of equity awards in full or partial payment of the exercise price (as applicable) and any applicable taxes payable by such holder upon exercise, vesting or settlement of equity awards, in each case, to the extent required or permitted under the terms of such equity awards;

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incur any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities or enter into any capital leases (other than (i) loans, capital contributions, advances or investments between the Company and any wholly owned subsidiary of the Company or between wholly owned subsidiaries of the Company, (ii) borrowings under existing credit facilities incurred in the Ordinary Course of Business, (iii) indebtedness incurred in connection with equipment financings in the Ordinary Course of Business and (iv) trade payables incurred in the Ordinary Course of Business) or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than with respect to obligations of any direct or indirect wholly owned subsidiary of the Company and letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business);

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make any loans, advances or capital contributions to, or investments in, any other person except (a) for travel advances in the Ordinary Course of Business to employees of the Company or any subsidiary, (b) extensions of trade credit in the Ordinary Course of Business or (c) among direct or indirect wholly owned subsidiaries of the Company in the Ordinary Course of Business;

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other than in connection with the incurrence of any indebtedness permitted pursuant to the clause two clauses immediately above this clause, mortgage or pledge any of the Company’s or its subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens);

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except as required by law or any Company employee plan set forth in the Company Disclosure Letter under terms existing on the date hereof;

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grant any new rights to, or increase, any severance or termination pay to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any subsidiary,

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increase the compensation, bonus or other benefits of any current or former director, officer, employee or consultant (who is a natural person) of the Company or any subsidiary (except for routine annual base salary increases in the Ordinary Course of Business for employees with base compensation of less than $250,000),

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pay any bonus, grant any new awards, or modify any existing awards (including to accelerate the vesting or payment thereof), under any Company employee plan or any arrangement that would have been a Company employee plan had it been in effect as of the date hereof,

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enter into any employment, consulting, severance, termination or similar agreement with any current or former director, officer or employee or consultant (who is a natural person) of the Company or any subsidiary (except in connection with “at will” offer letters for new hires (including consultants) with base compensation of less than $250,000 that are terminable on less than 90 days’ notice without penalty),

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adopt or establish any collective bargaining agreement or new Company employee plan (or employee benefit plan or arrangement that would have been a Company employee plan if in effect on the date hereof) or amend in any respect any existing Company employee plan (except for any such amendment that does not increase the cost of such plan to the Company by more than a de minimis amount and except as may otherwise be permitted by this provision),

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hire, promote or terminate without “cause” the employment of any executive officer, or any employee whose base compensation exceeds $250,000,

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take any action to fund or in any other way secure the payment, of compensation or benefits under any Company employee plan,

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change any actuarial or other assumptions used to calculate funding obligations for any Company employee plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or

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forgive any loans, or issue any loans (other than routine travel or business expense advances issued in the Ordinary Course of Business), to any current or former director, officer or employee of the Company or any subsidiary; provided, however, that the Company or any subsidiary may establish a bonus program in respect of fiscal year 2018 in the Ordinary Course of Business with respect to bonus targets, performance measures and goals;

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make, change or rescind any material tax election, settle or compromise any material tax liability, or surrender any right to a material refund or reduction in respect of taxes, amend any material tax return, adopt or change any method of tax accounting or reporting in respect of material taxes, or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

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make any material change to its accounting policies or practices, except as required by GAAP or applicable law;

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other than in the Ordinary Course of Business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than as required by GAAP or applicable law;

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enter into a material line of business outside of the business of the Company and its subsidiaries conducted as of the date hereof;

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cancel any material indebtedness owed to the Company or its subsidiaries;

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waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value;

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settle or compromise any litigation or other legal proceedings, other than any settlement or compromise where the amount paid or to be paid by the Company or any subsidiary:

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is covered by insurance coverage maintained by the Company or a subsidiary,

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is less than or equal to the amount reserved therefor or reflected on the balance sheet included in the Company’s financial statements,

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is less than or equal to $750,000 individually or $3,000,000 in the aggregate or

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is comprised of any combination of the foregoing;

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except in the Ordinary Course of Business, amend, modify or terminate (which, for the avoidance of doubt, shall not include any expiration of a Company material contract in accordance with its then-existing term) any Company material contract, or knowingly waive, release or assign any material rights, claims or benefits under any Company material contract, or enter into any new contract that, if entered into prior to the date of the Merger Agreement, would constitute a Company material contract, excluding any non-exclusive license agreements or the exercise of any renewal or expansion rights contained in any Company material contract;

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sell, license, sublicense, covenant not to sue under, abandon, assign, transfer, disclose, create any lien on (other than permitted liens), or otherwise grant any rights under any Company intellectual property that is material to the Company and its subsidiaries, taken as a whole, or amend, renew, terminate, sublicense, assign or otherwise modify any license or other agreement by the Company or any subsidiary with respect to any licensed Company intellectual property that is material to the Company and its subsidiaries, taken as a whole, in each case other than in the Ordinary Course of Business;

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fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies, in each case to the extent available for a reasonable cost;

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except in the Ordinary Course of Business, enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or materially modify or amend or waive or violate any material term or condition of any lease or sublease of real property;

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sell or acquire any real property;

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enter into or consummate any related party transaction; or

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agree or commit to take any of the foregoing actions.

“Ordinary Course of Business” means the usual, regular and ordinary course of business, consistent in all material respects with past practice.
No Solicitation of Other Offers
The Merger Agreement provides that the Company will, and cause each of the Company subsidiaries and direct its and their officers, directors and other representatives to: (i) immediately cease any and all activities, discussions or negotiations that commenced prior to the date of the Merger Agreement with respect to a Takeover Proposal (as defined below); (ii) promptly request the return or destruction of, and terminate access to any data room containing, any confidential information of the Company previously furnished to any person in connection with a potential Takeover Proposal; and (iii) from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, not to publicly announce any intention to, directly or indirectly:
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solicit, initiate, knowingly facilitate or knowingly encourage the submission of any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Takeover Proposal;

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approve, publicly recommend or endorse, execute or enter into any agreement, agreement-in-principle, term sheet or letter of intent providing for or accepting any alternative proposal or any proposal or offer that is reasonably likely to lead to a Takeover Proposal;

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amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries;

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other than informing third parties of the existence of the restrictions described above, participate or engage in any discussions or negotiations regarding, or furnish to any person any non-public information, or afford access to personnel, books or records of the Company or any of its subsidiaries, for the purpose of knowingly assisting, participating in, encouraging or facilitating any inquires or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Takeover Proposal; or

•
resolve or agree to do any of the foregoing or otherwise authorize or direct any of its representatives to take any such action.

Notwithstanding the no solicitation obligations described above, if the Company or any of its subsidiaries or any of its or their respective representatives had received a bona fide written alternative proposal after the date of the Merger Agreement and before the receipt of the Company Required Vote (which was received on January 31, 2018, the date the Merger Agreement was executed) that did not result from a material breach of the non-solicitation obligations and was in compliance with all such provisions in the Merger Agreement, the Company and its representatives could have contacted the person or its representatives making such alternative proposal to clarify the terms and conditions thereof and, if the Company Board determined in good faith (after consultation with outside counsel and its financial advisor) that such alternative proposal constituted or was reasonably likely to lead to a Superior Proposal, the Company could have, prior to (but not after) the receipt of the adoption of the Merger Agreement by the Company’s stockholders (which occurred on January 31, 2018, the date the Merger Agreement was executed), taken the following actions:
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Furnish information with respect to the Company and its subsidiaries to the person or entity making such Takeover Proposal and such person’s or entity’s representatives, but only pursuant to an Acceptable Confidentiality Agreement (as defined below), and concurrently with its delivery to such person or entity, the Company delivers or makes available to Parent all such non-public information not previously provided to Parent; or

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Participate or engage in discussions or negotiations (including the solicitation of revised Takeover Proposals) with such person and such person’s representatives and its potential financing sources regarding such Takeover Proposal.

As promptly as practicable, and in no event later than 48 hours after receipt, the Company would have been required to notify Parent of the Company’s receipt of any written Takeover Proposal, and to indicate the identity of the person or entity making such Takeover Proposal and the material terms and conditions of such Takeover Proposal. The Company also would have been required to keep Parent reasonably informed on a prompt (and in no event later than forty-eight hours after the occurrence of any material development) basis of any material developments affecting the status and terms of such Takeover Proposal.
As a result of the execution and delivery of the Written Consent on January 31, 2018 (the date the Merger Agreement was executed), the requisite stockholder approval has been obtained; therefore, the Company Board has no ability to change its recommendation, and the Company is prohibited from responding to unsolicited proposals and terminating the Merger Agreement to accept a Superior Proposal.
For purposes of the Merger Agreement:
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement on terms substantially similar to, and no less restrictive in any material respect than, the Confidentiality Agreement dated October 30, 2017 between Clayton, Dubilier & Rice, LLC and Ply Gem Industries, Inc. (the “Confidentiality Agreement”), except that such acceptable confidentiality agreement will contain additional provisions that (i) expressly permit the Company to comply with the no solicitation obligations in the Merger Agreement and (ii) may not include any provision calling for an exclusive right to negotiate with the Company.

“Takeover Proposal” means, other than the Merger, any proposal or offer from, or indication of interest in making a proposal or offer by, any person or entity (other than Parent, Merger Sub or any of their affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) for (i) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of  (A) 20% or more of the Company’s consolidated assets, (B) 20% or more of the outstanding Common Stock (or securities of the Company convertible into or exchangeable or exercisable for Common Stock), (iii) a tender offer or exchange offer or other direct or indirect acquisition that if consummated would result in any “Person” or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 20% or more of the Common Stock as of the date of the Merger Agreement, any additional) of the outstanding Common Stock (or securities of the Company convertible into or exchangeable or exercisable for Common Stock), (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Company subsidiaries), or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Common Stock involved is 20% or more, in each case, other than the Merger.
“Superior Proposal” means any bona fide written Takeover Proposal obtained after the date of the Merger Agreement that the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account (i) the anticipated timing, conditions (including any financing condition of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal and (ii) all the terms (financial and otherwise) of such proposal and the Merger Agreement (including any offer by Parent to amend the terms of this Agreement), would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of shares of Common Stock than the Merger; provided that, for purposes of this definition only, references to 20% in the definition of Takeover Proposal shall be deemed to be references to 50%.
Change of Recommendation
The Merger Agreement provides that neither the Company Board nor any committee thereof may (i) withdraw (or modify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) resolve or agree to take any of the foregoing actions (any action described in clause (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”) or (iv) authorize, cause or permit the Company or any of its subsidiaries to, or authorize or direct any of their respective representatives to, enter into any agreement, agreement-in-principle or letter of intent providing for any Takeover Proposal, other than an Acceptable Confidentiality Agreement, except as described below.
Prior to receipt of the Company Required Vote (which was received on January 31, 2018, the date the Merger Agreement was executed), if the Company had received a bona fide written Takeover Proposal that was not withdrawn and the Company Board had determined in good faith (after consultation with outside counsel and its financial advisor), that such Takeover Proposal constituted or was reasonably likely to lead to a Superior Proposal, the Company Board would have been permitted to (i) make a Company Adverse Recommendation Change and (ii) terminate the Merger Agreement to enter into a binding written agreement with respect to such Takeover Proposal, in each case, if and only if:
•
the Company Board determined in good faith, after consultation with the outside counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable law;

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the Company gave Parent prior written notice of its intention to make a Company Adverse Recommendation Change or to terminate the Merger Agreement at least three business days prior to making any such Company Adverse Recommendation Change or terminating the Merger Agreement (a “Determination Notice”) (which notice would not constitute a Company Adverse Recommendation Change or termination); and

•
(1) the Company provided to Parent all material terms and conditions of the Takeover Proposal, (2) the Company gave Parent three business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Takeover Proposal would cease to constitute a Superior Proposal and (3) after giving effect to the proposals made by Parent (which are not revocable by Parent for at least three business days), if any, after consultation with outside counsel, the Company Board determined, in good faith, that such Takeover Proposal was a Superior Proposal and that failure to make the Company Adverse Recommendation Change or terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Nothing in the Merger Agreement prohibits the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company’s stockholders that is required by applicable law.
As a result of the execution and delivery of the Written Consent on January 31, 2018 (the date the Merger Agreement was executed), the requisite stockholder approval has been obtained; therefore, the Company Board has no ability to change its recommendation, and the Company is prohibited from responding to unsolicited proposals and terminating the Merger Agreement to accept a Superior Proposal.
Stockholder Action by Written Consent
The Merger Agreement required the Company to use its best efforts to secure a written consent of the Company’s majority stockholders, representing the Company Required Vote, in form and substance reasonably acceptable to Parent. On January 31, 2018, the date the Merger Agreement was executed, the CI Partnerships executed and delivered the Written Consent, representing the Company Required Vote. A copy of the Written Consent is attached hereto as Annex B. Therefore, no further approval or consent by the Company’s stockholders is required or needed in connection with the Merger Agreement or the transactions contemplated thereby, including the Merger.
Financing Covenant; Company Cooperation
The Merger Agreement requires Parent to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to timely satisfy the conditions to the debt financing within its control, maintain in effect, comply with its obligations and enforce its rights under the debt and equity commitment letters and, with respect to the Debt Commitment Letter, negotiate and enter into definitive agreements with respect thereto. If funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to Parent or Merger Sub on the terms and conditions contemplated in the Debt Commitment Letter, Parent and Merger Sub must promptly notify the Company of such fact and to use their reasonable best efforts to obtain as promptly as practicable alternative debt financing in amounts sufficient to consummate the Merger, provided that Parent and Merger Sub will not be required to accept any alternative financing having terms and conditions less favorable to Parent and Merger Sub than those in the existing debt financing arrangements. In the event all conditions applicable to the Debt Commitment Letter have been satisfied, Parent will use its reasonable best efforts to cause the persons providing the financing to fund such financing required to consummate the transactions contemplated by the Merger Agreement as soon as practicable.
Parent has also agreed not to permit certain replacements, amendments, supplements, modifications or waivers of the Debt Commitment Letter and, upon request of the Company, to keep the Company apprised of material developments relating to the financing and satisfaction of the conditions to receipt of the financing and will provide the Company prompt notice of any material adverse change with respect to the financing, including certain specified events.
Pursuant to the Merger Agreement, the Company agreed, prior to the date of the Closing, to use its reasonable best efforts to provide, and to cause its subsidiaries and its and their respective representatives to use reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense, such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the debt financing. Parent will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses of the Company’s accounting firms engaged to assist in connection with the financing) incurred by the Company or any of its subsidiaries or their respective representatives in connection with such cooperation of the Company and its subsidiaries and their respective representatives, and Parent will indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of Parent’s financing, subject to certain exceptions.
Parent also may not replace, amend, supplement, modify or waive, or agree to replace, amend, supplement, modify or waive (in any case whether by action or inaction), any term of the equity commitment letter without the prior written consent of the Company. In addition, Parent agreed to promptly (and in any event within one business day) notify the Company of  (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the equity commitment letter, or (ii) any refusal by the Sponsor to provide the full financing contemplated by the equity commitment letter.
Further Action; Efforts
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of Company, Parent and Merger Sub will use reasonable best efforts to take, or cause to be taken (and Parent will cause Merger Sub to take or cause to be taken), all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger. The Company, Parent and Merger Sub have each agreed that they will consult with each other with respect to the obtaining of all necessary permits, consents, approvals and authorizations of all third parties and governmental authorities.
Section 16 Matters
Prior to the Effective Time, Parent, Merger Sub, the Company and the Company Board will use reasonable best efforts and take all actions to the extent necessary or as may be reasonably requested by any party to the Merger Agreement to cause the transactions contemplated by the Merger Agreement and any dispositions or cancelations of equity securities of the Company held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.
Employee Benefits
Pursuant to the Merger Agreement, from and after the Effective Time, Parent is required to honor, and will cause the Surviving Corporation to honor, all employee benefit plans in accordance with their terms as in effect immediately before the Effective Time and will assume any employee plans that require or contemplate assumption by their terms by an acquirer or successor. Parent will provide, or will cause to be provided, to each employee immediately before the Effective Time (including any of our executive officers) who is employed by the Surviving Corporation or any subsidiary of the Surviving Corporation immediately following the Effective Time (which we refer to as “Continuing Employees”) other than any Company employees covered by a collective bargaining agreement, (i) a base salary and annual cash bonus and commission opportunity no less favorable than provided to such Continuing Employees immediately before the Effective Time and (ii) employee benefits (excluding equity and equity-based compensation, long-term cash incentives, transaction-based compensation, non-recurring compensation and severance practices for employees that are not covered by an employment agreement as discussed below) that are substantially comparable in the aggregate to the benefits (subject to the same exclusions) provided to such Continuing Employees immediately before the Effective Time.
From and after the date of the Closing, with respect to Continuing Employees, Parent will cause, and will cause the Surviving Corporation to cause, the service of each such Continuing Employee prior to the date of the Closing to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits) and vesting under the new employee benefit plans, programs or arrangement of the Surviving Corporation (“New Benefit Plan”), in which any Continuing Employee is or becomes eligible to participate, but solely to the extent that such credit would not result in a duplication of benefits.
From and after the date of the Closing, with respect to each New Benefit Plan that is an “employee welfare benefit plan”, in which any Continuing Employee is or becomes eligible to participate, Parent will, and will cause the Surviving Corporation to, use commercially reasonable efforts to cause each such New Benefit Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such New Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding prior employee plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such New Benefit Plan.
If any Continuing Employee (who is not otherwise a party to an employment agreement providing for severance benefits upon termination) is terminated on or prior to the first anniversary of the date of the Closing under circumstances under which such Continuing Employee would have received severance benefits under the Company’s severance practices as in existence as of the date of the Merger, Parent will cause the Surviving Corporation to provide that such Continuing Employee shall be entitled to severance benefits from the Surviving Corporation that are consistent with past practice.
Indemnification; Directors’ and Officers’ Insurance
After the Effective Time, Parent and the Surviving Corporation (the “Indemnifying Parties”) have agreed to, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (each an “Indemnified Party”) against all losses, claims, damages, liabilities, fees, expenses, judgments or fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of the Merger Agreement and the Merger), whether asserted or claimed prior to, at or after the Effective Time, and will advance each Indemnified Party within 20 business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments or fines as such expenses are incurred, but subject to the Indemnifying Parties’ receipt of an unsecured undertaking, to the extent required by the DGCL, by or on behalf of the Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification under the Merger Agreement.
Parent and the Surviving Corporation will, jointly and severally, cause the individuals who have served as officers of the Company or any Company subsidiary prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (“D&O Insurance”) to be covered under a directors’ and officers’ liability insurance policy on terms and conditions no less advantageous to such individuals than the existing director’s and officers’ liability insurance policy for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors at or prior to the Effective Time (including in respect of the Merger Agreement and the Merger) in their capacities as such, whether asserted or claimed prior to, at or after the Effective Time. However, in no event will Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant to the Merger Agreement. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds 300% of the current annual premiums, Parent and the Surviving Corporation will procure and maintain for the six-year period as much coverage as is available for that amount. Parent will have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year tail policy on terms and conditions no less advantageous to such former directors and officers than the D&O Insurance, and such policy will satisfy the insurance obligations under the Merger Agreement. Notwithstanding anything to the contrary in the Merger

Agreement, the Company may, prior to the Effective Time, purchase such a tail policy, and Parent will cause the Surviving Corporation to maintain such tail policy in full force and effect for its full term, in which case Parent will be relieved from the above obligations.
Transaction Litigation
Prior to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors or officers relating to the Merger or a breach of the Merger Agreement or any other agreements contemplated thereby. However, the Company will give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company will in good faith take such comments into account, and, except as provided for in the Company Disclosure Letter, no such settlement, release, waiver or compromise relating to the Merger will be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company will promptly notify Parent of any such litigation and shall keep Parent informed on a reasonably current basis with respect to the status thereof.
Other Covenants
The Merger Agreement contains certain other covenants among Parent, Merger Sub and the Company, including covenants relating to access to information both before and after the Effective Time, the preparation of this Information Statement, other governmental filings, obtaining consents, exempting the transactions contemplated by the Merger Agreement from takeover statutes, public announcements and acquisition of Common Stock by Parent and Merger Sub.
Conditions to the Merger
Each of the Company’s, Parent’s and Merger Sub’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by the Merger Agreement and applicable law, waiver of, on or prior to the Closing of the following conditions:
•
Receipt of the Company Required Vote and the elapse of 20 calendar days since the mailing to the Company’s stockholders of this Information Statement;

•
Any waiting period (and any extensions thereof) under the HSR Act will have expired or been terminated or obtained, as applicable; and

•
No judgment issued by a court of competent jurisdiction or by a governmental authority, nor any law or other legal restraint or prohibition entered or made after the date of the Merger Agreement, will be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

The obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by the Merger Agreement and applicable law, waiver of, on or prior to the Closing of the following conditions:
•
The representations of and warranties of Parent set forth in the Merger Agreement must be true and correct in all respects as of the date of the Merger Agreement and as of the date of the Closing with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

•
Each of Parent and Merger Sub must have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Closing; and

•
The Company must have received a certificate executed by a duly authorized officer of Parent certifying that the conditions set forth in the two clauses immediately above are duly satisfied as of immediately prior to the Closing.

For purposes of the foregoing, “Parent Material Adverse Effect” is defined as any change, event occurrence or development that would reasonably be expected to prevent, or materially delay, the ability of either Parent or Merger Sub to perform its obligations under the Merger Agreement or to consummate the Merger.
The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by the Merger Agreement and applicable law, waiver of, on or prior to the Closing of the following conditions:
•
Each of the Company’s representations or warranties set forth in the Merger Agreement regarding the Company’s corporate power and authority, Board Recommendation, subsidiary ownership, lack of Company Material Adverse Effect, and compliance with Section 203 of the DGCL must be true and correct as of the date of the Merger Agreement and as of the date of the Closing with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which must be accurate as of such certain date) in all respects;

•
Each of the Company’s representations or warranties set forth in the Merger Agreement regarding the Company’s capitalization must be true and correct as of the date of the Merger Agreement and as of the date of the Closing with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date) in all respects (except for de minimis inaccuracies, it being understood that any inaccuracy that would cause the aggregate amount payable under the Merger Agreement to increase by more than $2,500,000 will be deemed not to be a de minimis inaccuracy);

•
Each of the Company’s other representations and warranties set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the date of the Closing with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which must be accurate as of such certain date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect;

•
the Company must have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

•
since the date of the Merger Agreement, there must not have occurred a Company Material Adverse Effect; and

•
Parent must have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying on behalf of the Company that the conditions set forth in the five clauses listed immediately above are duly satisfied immediately prior to the Closing.

Termination
The Merger Agreement may be (or could have been, as relevant) terminated and the Merger and other transactions contemplated thereby may be (or could have been, as relevant) abandoned as follows:
•
by the mutual written consent of Parent and the Company at any time prior to the date of the Closing; or

•
by either the Company or Parent as follows:

◦
if the Closing has not been consummated in accordance with the terms of the Merger Agreement on or the Termination Date; provided, however, that the right to terminate the Merger Agreement pursuant to these termination provisions will not be available to any party whose material breach of any provision of the Merger Agreement has been the proximate cause of, or resulted in, the Closing not having been consummated in accordance with the terms of the Merger Agreement prior to the Termination Date; or

◦
if any judgment issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition entered or made after the date hereof, in each case making the consummation of the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate the Merger Agreement pursuant to this provision must have taken all actions required under the Merger Agreement to resist, lift or resolve such judgment, law or other legal restraint and the issuance of such judgment, legal restraint or prohibition was neither proximately caused by nor resulted from the failure of such party to perform in any material respect any covenant in the Merger Agreement required to be performed by such party; or

•
by Parent, if prior to receipt of the Company Required Vote, (i) the Company Board had made a Company Adverse Recommendation Change or (ii) the Company had entered into, or publicly announced its intention to enter into, a binding written agreement with respect to a Superior Proposal; or

•
by the Company, prior to receipt of the Company Required Vote, in compliance with the Merger Agreement in order to accept a Superior Proposal and enter into a definitive agreement providing for the implementation of such Superior Proposal, subject to the prior or concurrent payment of the Termination Fee in accordance with the Merger Agreement (provided, however, that because the Written Consent was delivered on January 31, 2018, the same date the Merger Agreement was executed, the Company is not entitled under the Merger Agreement to accept a Superior Proposal and enter into a definitive agreement providing for its implementation); or

•
by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, which breach or failure to perform (i) would cause the conditions required for Parent and Merger Sub to close not to be satisfied and (ii) is incapable of being cured by the Termination Date or, if capable of being cured in such time frame, has not been cured within 20 business days following receipt by the Company of written notice of such breach or failure to perform from Parent; provided, however, that neither Parent nor Merger Sub will be entitled to terminate the Merger Agreement pursuant to this provision if either is then in material breach of any representation, warranty or covenant under the Merger Agreement; or

•
by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement, which breach or failure to perform (i) would cause the conditions required for Company not to be satisfied and (ii) is incapable of being cured by the Termination Date or, if capable of being cured in such time frame, has not been cured within 20 business days following receipt by Parent of written notice of such breach or failure to perform from the Company; provided, however, that the Company will not be entitled to terminate the Merger Agreement pursuant to this provision if it is in material breach of any representation, warranty or covenant under the Merger Agreement; or

•
by Parent if the Company had failed to secure the Written Consent and deliver the Written Consent to Parent within eight hours after the execution of the Merger Agreement (which was delivered within eight hours after the execution of the Merger Agreement on January 31, 2018); or

•
by the Company if  (i) all of the conditions required for Parent to close have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at Closing and remain capable of such satisfaction), (ii) the marketing period has concluded, (iii) the Company has irrevocably confirmed by written notice to Parent it is ready, willing and able to consummate the Closing and (iv) Parent and Merger Sub fail to consummate the Merger within two business days following the delivery of such notice.

The party desiring to terminate the Merger Agreement pursuant to the above listed provisions that remain relevant (other than pursuant to the first provision listed above) must deliver written notice of such termination to the other party, setting forth in such notice the provision pursuant to which such party is terminating the Merger Agreement.
Effect of Termination
Upon the termination of the Merger Agreement as described in “The Merger Agreement — Termination” beginning on page 63 of this Information Statement, the Merger Agreement will forthwith become null and void except for the provisions listed below, which will survive such termination.
•
The provision requiring Parent to (i) reimburse Company for all reasonable and documented out-of-pocket expenses incurred by the Company or any of its subsidiaries and their respective representatives in connection with the cooperation of the Company with respect to Parent’s financing and (ii) indemnify, defend and hold harmless the Company, its subsidiaries and representatives from and against all damages or expenses suffered or incurred by any of them in connection with the arrangement of the financing;

•
This provision related to the effect of termination on the Merger Agreement;

•
The provision related to the fees and expenses described below in “— Fees and Expenses; Termination Fees”; and

•
General provisions including nonsurvival of representations, warranties and agreements; notices; interpretations; governing law; jurisdiction; waiver of jury trial; counterparts; facsimile transmission of signatures; assignment; no third party beneficiaries; severability; entire agreement; specific performance; remedies; disclosure letter; and non-recourse.

The Confidentiality Agreement and limited guarantee will not be affected by the termination of the Merger Agreement and will continue in full force and effect in accordance with their respective terms.
Fees and Expenses; Termination Fees
Except as expressly set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
The Company will pay (or would have paid, as relevant) Parent a termination fee of  $45,000,000 (the “Termination Fee”) in the event that the Merger Agreement is (or had been, as relevant) terminated:
•
by Parent if  (i) prior to receipt of the Company Required Vote, the Company Board had made a Company Adverse Recommendation Change or had entered into, or publicly announced its intention to enter into, a binding agreement with respect to a Superior Proposal, or (ii) the Company had failed to secure and deliver the Written Consent within eight hours after the execution of the Merger Agreement (which was delivered within eight hours after the execution of the Merger Agreement on January 31, 2018);

•
by the Company in order to accept a Superior Proposal and enter into a definitive agreement providing for the implementation of such Superior Proposal (provided, however, that because the Written Consent was delivered on January 31, 2018, the same date the Merger Agreement was executed, the Company is not entitled under the Merger Agreement to accept a Superior Proposal and enter into a definitive agreement providing for its implementation);

•
by either Parent or the Company if Closing has not been consummated in accordance with the terms of the Merger Agreement by the Termination Date at a time at which Parent had the right to terminate the Merger Agreement due to a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company, and (i) before the date of such termination, a bona fide written Takeover Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (ii) within twelve months after the date of termination, the Company consummates such Takeover Proposal or enters into a definitive agreement for such Takeover Proposal (which Takeover Proposal is ultimately consummated); or

•
by Parent if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company and (A) before the date of such termination, a bona fide written Takeover Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (B) within twelve months after the date of termination, the Company consummates a Takeover Proposal or enters into a definitive agreement for such Takeover Proposal (which Takeover Proposal is ultimately consummated).

For purposes of this provision, all references to “20%” in the definition of  “Takeover Proposal” are deemed to be references to “50%.”
Parent must pay the Company a termination fee of  $112,500,000 (the “Reverse Termination Fee”) in the event that the Merger Agreement is terminated:
•
by the Company (i) if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub or (ii) if all the conditions have been and remain satisfied or waived by Parent, the marketing period has concluded, the Company has irrevocably confirmed to Parent that it is ready, willing and able to consummate the Closing and Parent and Merger Sub fail to consummate the Merger within two business days following the delivery of such notice; or

•
by the Company or Parent if the Closing has not been consummated by the Termination Date at a time at which the Company had the right to terminate the Merger Agreement due to (i) a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub or (ii) if all the conditions have been and remain satisfied or waived by Parent, the marketing period has concluded, the Company has irrevocably confirmed to Parent that it is ready, willing and able to consummate the Closing and Parent and Merger Sub fail to consummate the Merger within two business days following the delivery of such notice.

The parties to the Merger Agreement agree and acknowledge in the Merger Agreement that, except for the right of each of Parent and Merger Sub, on the one hand, and the Company, on the other, to seek an injunction, specific performance or other equitable relief as contemplated by the Merger Agreement, in the event that (i) the Termination Fee is payable by the Company, Parent’s receipt of  (A) the Termination Fee in full and (B) any other amounts due and owing to Parent under the Merger Agreement, or (ii) the Reverse Termination Fee is payable by Parent, the Company’s receipt of  (A) the Reverse Termination Fee in full and (B) any other amounts due and owing pursuant to the Merger Agreement, in each case, will be the sole and exclusive remedy against the other party and their respective affiliates and related persons for any damages suffered as a result of or related to the Merger Agreement. The amounts of the Termination Fee and Reverse Termination Fee are intended to serve as limits on the maximum aggregate liability of each party in the event of termination. Upon payment of  (i) the Termination Fee or the Reverse Termination Fee, as applicable, and (ii) any other amounts due and owing to the other party under the Merger Agreement, neither party or their respective affiliates or related persons (A) will have any further liability or obligation relating to or arising out of the Merger Agreement or the Merger, (B) will be entitled to bring or maintain any claim, suit, action or proceeding against the other party or their affiliates or related persons in connection with the Merger Agreement or the Merger, and (C) will cause any claim, suit, action or proceeding pending in connection with the Merger Agreement, any contract executed in connection therewith, or any of the transactions contemplated thereby, to the extent maintained by that party or any of their affiliates or related persons against the other party, to be dismissed with prejudice promptly.

In no event will any party to the Merger Agreement seek, on its own behalf or on behalf of any of its respective affiliates or related persons, any damages from, or otherwise bring any suit action or proceeding against, the other party or any of the affiliates or related persons of such other party, in connection with the Merger Agreement, the other transaction documents or the transactions contemplated thereby, other than a suit, action or proceeding against the other party to recover payment of the Termination Fee or Reverse Termination Fee, as applicable to the extent such fee (and any amounts due pursuant to the Merger Agreement) is not paid when due pursuant to the Merger Agreement or for specific performance, injunction or other equitable remedy in accordance with the Merger Agreement.
If the Company fails to promptly pay the Termination Fee when due or Parent fails to promptly pay the Reverse Termination Fee when due, and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount due or a final and non-appealable judgment against Parent for the amount due, the Company must pay to Parent, or Parent must pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. Any amount payable will be paid by the applicable party by wire transfer of same-day funds prior to or on the date such payment is required to be made pursuant to such final and non-appealable judgment.
Assignment
The Merger Agreement and all of the provisions thereto are binding upon and inure to the benefit of, and are enforceable by, the parties thereto and their respective successors and permitted assigns, but neither the Merger Agreement nor any of the rights, interests or obligations set forth therein will be assigned by any of the parties thereto without the prior written consent of the other parties thereto and any purported assignment without such consent will be void.
Modification or Amendment
The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective boards of directors. However, there will not be any amendment of the Merger Agreement that by law requires further approval by the stockholders of the Company without such further approval by such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto. Notwithstanding anything else to the contrary, certain provisions may not be amended, modified or altered in any manner adverse to the lender related parties in any material respect without the prior written consent of the committed lenders.
At any time prior to the Effective Time, the parties to the Merger Agreement may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (b) waive any inaccuracies in the representations and warranties thereto and (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party thereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of such rights.
Governing Law
The Merger Agreement is governed by Delaware law.

MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION
Shares of Common Stock began trading on the NYSE under the symbol “PGEM” on May 24, 2013. Prior to that, there was no public market for the Common Stock. As of February 12, 2018, there were 68,556,650 shares of Common Stock outstanding, held by approximately 7 stockholders of record, one of which was Cede & Co., who is considered to be one stockholder of record. The following table sets forth the reported high and low sales prices per share of Common Stock on the NYSE for the periods indicated.
	High	Low
Fiscal Year Ended December 31, 2016
First Quarter	$14.24	$8.58
Second Quarter	$15.72	$13.22
Third Quarter	$16.09	$12.96
Fourth Quarter	$16.90	$12.85
Fiscal Year Ended December 31, 2017
First Quarter	$20.00	$15.40
Second Quarter	$20.00	$16.10
Third Quarter	$18.05	$14.55
Fourth Quarter	$18.80	$15.20
Fiscal Year Ended December 31, 2018
First Quarter (through [•], 2018)	$22.20	$17.70
The closing sale price of shares of Common Stock on the NYSE on January 30, 2018, the last trading day prior to the announcement of the execution of the Merger Agreement, was $18.10 per share. On [•], 2018, the most recent practicable date prior to the date of this Information Statement, the closing sale price of shares of Common Stock on the NYSE was $[•] per share. You are encouraged to obtain current market prices of shares of Common Stock.
The Company has not paid any dividends on shares of Common Stock during the periods indicated in the table above. The terms of the Merger Agreement do not allow us to declare or pay a dividend between January 31, 2018 and the earlier of the consummation of the Merger or the termination of the Merger Agreement. Following the Merger there will be no further market for the Common Stock.

APPRAISAL RIGHTS
The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the full text of Section 262 of the DGCL which is attached to this Information Statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a loss of appraisal rights.
If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Common Stock must follow precisely the statutory procedures required by Section 262 of the DGCL.
Section 262 of the DGCL is reprinted in its entirety as Annex C to this Information Statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures required to be followed by a stockholder to perfect appraisal rights under Section 262 of the DGCL. This summary, however, is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached to this Information Statement as Annex C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of Common Stock as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.
Under the DGCL, holders of shares of Common Stock who did not consent to the adoption of the Merger Agreement, who submit a demand for appraisal rights and follow the other procedures set forth in Section 262 of the DGCL and who do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, will be entitled to have their shares appraised by the Delaware Court, and to receive payment in cash of the “fair value” of those shares, together with interest, if any, to be paid upon the amount determined to be “fair value,” but exclusive of any element of value arising from the accomplishment or expectation of the Merger.
Under Section 262 of the DGCL, where a merger is approved by stockholders acting by written consent in lieu of a meeting of the stockholders, then, either the constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. For purposes of determining the stockholders entitled to receive the notice required under Section 262 of the DGCL, each constituent corporation may fix in advance, a record date that shall not be more than ten days prior to the date notice is given, provided, that if the notice is given on or after the effective date of the merger, the record date shall be such effective date. If no record date is fixed in advance and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given. This Information Statement constitutes such notice to the holders of shares of Common Stock as of  [•], 2018, the date fixed as the record date for such notice, and Section 262 of the DGCL is attached to this Information Statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.
Holders of shares of Common Stock who desire to exercise their appraisal rights must submit to the Company a written demand for appraisal of their shares of Common Stock no later than 20 days after the date of mailing of this Information Statement (which includes the notice of written consent and appraisal rights), or [•], 2018. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Common Stock. If you wish to exercise your appraisal rights in respect of your shares of Common Stock, you must continue to hold such shares of Common Stock through the Effective

Time. A stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.
All written demands for appraisal of shares of Common Stock must be mailed or delivered to:
Ply Gem Holdings, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
Attention: General Counsel
Only a holder of record of shares of Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Common Stock (a) must be executed by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) (or, in the case of uncertificated shares, in the transfer agent’s records), (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he, she or it is not the record holder of the shares of Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, brokerage firm, trust or the other nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.
If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. If you hold shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares of Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.
On or within ten days after the Effective Time, the Company, as the Surviving Corporation in the Merger, must give written notice that the Merger has become effective to each of the Company’s stockholders, provided that if such notice is sent more than 20 days following the sending of this notice, such notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded an appraisal of such holder’s shares in accordance with Section 262 of the DGCL. At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the Merger Consideration for that stockholder’s shares of Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, with such approval conditioned upon such terms as the Delaware Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration.
Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Common Stock should not assume that the Surviving Corporation will file a petition.
Accordingly, it is the obligation of the holders of shares of Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Common Stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the Surviving Corporation, or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.
If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached by the Surviving Corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court, the Delaware Court is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court may require stockholders who hold stock represented by certificates and who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court may dismiss the proceedings as to that stockholder. Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court will determine the fair value of the shares of Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court will direct the payment of such value upon surrender of the certificates representing shares of Common Stock, in the case of holders of shares represented by certificates, and forthwith, in the case of holders of uncertificated shares. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.
You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court and imposed upon the parties participating in the appraisal proceeding by the Delaware Court, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to payment of a dividend or distribution as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL at any time within 60 days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration, within 60 days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.
In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of February 12, 2018 with respect to shares of Common Stock beneficially owned by each of the Company’s directors and the named executive officers, all directors and executive officers as a group and each person the Company believes to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of such date. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. In the case of the Company’s directors and executive officers, the information below has been provided by such persons at the Company’s request.
The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
As of February 12, 2018, 68,556,650 shares of Common Stock were issued and outstanding.
Name of Beneficial Owner(1)	Beneficial Ownership
	Number of Shares of Common Stock	Percentage of Outstanding Common Stock
Principal Stockholders
Caxton-Iseman (Ply Gem), L.P.(2)(3)(4)	9,985,631	14.6%
Caxton-Iseman (Ply Gem) II, L.P.(2)(3)(4)	35,709,612	52.1%
Directors and Executive Officers
Frederick J. Iseman(2)(3)(5)	45,720,243	66.7%
Gary E. Robinette(6)	1,153,326	1.7%
Shawn K. Poe(7)	432,281	*
John C. Wayne(8)	262,182	*
John L. Buckley(9)	167,642	*
David N. Schmoll(10)	204,170	*
Art W. Steinhafel(11)	136,451	*
Michael P. Haley	124,041	*
Jeffrey T. Barber(12)	44,742	*
Timothy T. Hall	—	—
John Forbes	10,000	*
Joost F. Thesseling	—	—
Mary K. Rhinehart	22,497	*
Janice E. Stipp	22,497	*
All directors and executive officers as a group (15 persons)(13)	48,428,079	70.7%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each person listed in this table c/o Ply Gem Holdings, Inc., 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513.

(2)
Under the terms of the Company’s Second Amended and Restated Stockholders Agreement, dated as of May 22, 2013 (the “Stockholders Agreement”), CI Partnerships and certain members of management have agreed to vote their shares of common stock as directed by the CI Partnerships. As a result, the CI Partnerships and Mr. Iseman may be deemed to beneficially own 68.9% of our Common Stock. The CI Partnerships and Mr. Iseman disclaims beneficial ownership of any shares of Common Stock held by the other parties to the Stockholders Agreement.
(3)
Address is c/o CI Capital Partners LLC, 500 Park Avenue, New York, New York 10022.

(4)
Rajaconda Holdings, Inc. is the general partner of each of the CI Partnerships and is deemed to beneficially own the shares held by the CI Partnerships

(5)
By virtue of his indirect control of the CI Partnerships, Mr. Iseman shares voting and investment power over the shares of our Common Stock held by the CI Partnerships and is deemed to beneficially own the shares of Common Stock held by those entities. Mr. Iseman disclaims beneficial ownership of the shares beneficially owned by the CI Partnerships except to the extent of his pecuniary interest therein.

(6)
Includes options to purchase 1,080,983 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Robinette disclaims beneficial ownership of any shares of Common Stock held by the other parties to the stockholders agreement.

(7)
Includes options to purchase 133,095 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Poe disclaims beneficial ownership of any shares of Common Stock held by the other parties to the stockholders agreement.

(8)
Includes options to purchase 182,731 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Wayne disclaims beneficial ownership of any shares of Common Stock held by the other parties to the stockholders agreement.

(9)
Includes options to purchase 121,965 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Buckley disclaims beneficial ownership of any shares of Common Stock held by the other parties to the stockholders agreement.

(10)
Includes options to purchase 195,960 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Schmoll disclaims beneficial ownership of any shares of Common Stock held by the other parties to the stockholders agreement.

(11)
Includes options to purchase 114,533 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days. Mr. Steinhafel disclaims beneficial ownership of any shares of Common Stock held by the other parties to the stockholders agreement.

(12)
Includes options to purchase 16,190 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.

(13)
Includes options to purchase 1,946,123 shares of Common Stock that are vested and exercisable or will become vested and exercisable within 60 days.

WHERE YOU CAN FIND MORE INFORMATION
The Company files annual, quarterly and current reports and other documents with the SEC. These reports, and other information contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. The Company’s SEC filings made electronically are available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.plygem.com. Our website address is being provided as an inactive textual reference only. The information provided on our website is not part of this Information Statement, and therefore is not incorporated herein by reference.
The Company’s annual, quarterly and current reports and other filings with the SEC are not incorporated by reference in this Information Statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner, to whom this Information Statement is delivered, without charge, by requesting them in writing or by telephone at Ply Gem Holdings, Inc., 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513, (919) 677-3900.
Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this Information Statement relating to Parent and Merger Sub.
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our Information Statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document. Please direct your inquiry or request by mail or telephone to the Company at 5020 Weston Parkway, Suite 400, Cary, North Carolina 27513; (919) 677-3900. If you want to receive separate copies of this Information Statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this Information Statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Information Statement. This Information Statement is dated [•], 2018. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this Information Statement.

Annex A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PISCES MIDCO, INC.,

PISCES MERGER SUB, INC.

and

PLY GEM HOLDINGS, INC.

Dated as of January 31, 2018

A-i

A-ii

A-iii

TABLE OF DEFINED TERMS
Term	Section
Acceptable Confidentiality Agreement	5.8
affiliates	3.7
Agreement	Preamble
Alternative Financing	5.14(a)
Appraisal Shares	1.6
associates	3.7
Bankruptcy and Equity Exception	2.3(a)
Board Recommendation	2.3(d)
Book-Entry Shares	1.7(b)
Certificate	1.7(b)
Certificate of Merger	1.2(b)
Closing	1.2(a)
Closing Date	1.2(a)
Committed Lenders	3.5
Company	Preamble
Company Adverse Recommendation Change	5.8(d)
Company Board	Recitals
Company Charter Documents	2.1(b)
Company Common Stock	Recitals
Company Disclosure Letter	2
Company Employee Plans	2.9(a)
Company Employees	5.1(a)
Company Financial Advisor	2.18
Company Financial Statements	2.5(b)
Company Intellectual Property	2.14(b)
Company Material Adverse Effect	Appendix
Company Material Contracts	2.16(a)
Company Preferred Stock	2.2(a)
Company Related Parties	7.3(e)
Company SEC Reports	2.5(a)
Company Subsidiaries	2.4(a)
Company Subsidiary	2.4(a)
Confidentiality Agreement	5.7(b)
D&O Insurance	5.9(c)
Debt Commitment Letter	3.5
Debt Financing	3.5
Determination Notice	5.8(e)
DGCL	Recitals
DOJ	5.2(a)
Effective Time	1.2(b)
Employee Benefit Plan	2.9(a)
A-iv

Term	Section
Equity Commitment Letter	3.5
Equity Financing	3.5
ERISA	2.9(a)
Anti-Corruption Laws	2.18(a)
Exchange Act	1
Expiration Time	1
Fairness Opinion	2.18
Fee Letter	3.5
Financing	3.5
FTC	5.2(a)
GAAP	2.5(b)
Governmental Authority	2.3(c)
HSR Act	2.3(c)
Indemnified Party	5.9(a)
Indemnifying Parties	5.9(b)
Initial Expiration Time	1
Intellectual Property	2.14(a)
IRS	2.9(b)
IT Systems	2.14(g)
Judgment	2.3(b)
Law	2.3(b)
Lease Agreement	2.17(b)
Leased Property	2.17(b)
Limited Guarantee	3.5
Maximum Amount	5.9(c)
Merger	Recitals
Merger Consideration	1.5(a)
Merger Sub	Preamble
New Plans	5.1(b)
NYSE	2.3(c)
Non U.S. Company Plan	2.9(a)
OFAC	2.18(b)
Old Plans	5.1(b)
Parent	Preamble
Parent Related Parties	7.3(f)
Parent Representatives	2.23
Paying Agent	1.7(a)
Payment Fund	1.7(a)
PBGC	2.9(g)
Permissible Redacted Terms	3.5
Permits	2.13(b)
Policies	2.15
Pre-Closing Period	4.1
A-v

Term	Section
Real Property	2.17(b)
Related Party Transaction	2.19
Reverse Termination Fee	7.3(c)
Section 262	1.6
Share	Recitals
Shares	Recitals
Sponsor	3.5
Subsidiary Constituent Documents	2.1(b)
Surviving Corporation	1.1
Takeover Proposal	7.3(b)(iv)
Termination Date	7.1(b)(i)
Termination Fee	7.3(b)
Written Consent	5.4(a)
A-vi

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of January 31, 2018 (this “Agreement”), by and among Pisces Midco, Inc., a Delaware corporation (“Parent”), Pisces Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Ply Gem Holdings, Inc., a Delaware corporation (the “Company”). All capitalized terms used but not defined herein are defined in Annex A.
RECITALS
WHEREAS, subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding (each share of Company Common Stock, a “Share” and, collectively, the “Shares”), other than certain Shares as provided in Section 1.5(b) and Section 1.6, will be converted in the Merger into the right to receive the Merger Consideration (as defined herein), on the terms and subject to the conditions set forth herein;
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the Merger, on the terms and subject to the conditions set forth in this Agreement, and Parent, in its capacity as sole stockholder of Merger Sub, has approved and adopted this Agreement by written consent;
WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined and declared that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (b) approved the terms and conditions of this Agreement and the Merger on the terms and subject to the conditions set forth herein and the execution, delivery and performance of the Company’s obligations under this Agreement and (c) resolved to recommend that the stockholders of the Company adopt and approve this Agreement in accordance with the DGCL and the Company Charter Documents; and
WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent and Merger Sub to enter into this Agreement, the Company has agreed to use its best efforts to obtain a written consent from certain stockholders of the Company pursuant to which such holders will approve and adopt this Agreement in accordance with Section 251(c) of the DGCL, as more particularly set forth herein.
NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:
ARTICLE 1
THE MERGER
Section 1.1 The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon (a) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and (b) the Surviving Corporation shall become a wholly owned Subsidiary of Parent.
Section 1.2 Merger Closing.
(a) Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern time) on (a) the third (3rd) Business Day after) the satisfaction, or to the extent permitted hereunder, waiver of all conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been validly terminated pursuant to Section 7.1; provided that, notwithstanding the foregoing, the Closing shall not occur until the earlier of  (i) a date during the Pisces Marketing Period specified by Parent on no fewer than three (3) Business Days’ prior written notice to the Company and (ii) the third

(3rd) Business Day following the final day of the Pisces Marketing Period (subject, in each case, to the satisfaction and waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions)) or (b) such other time or date as is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, 10022, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).
(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and filed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree in writing and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
Section 1.3 Effect of Merger; Organizational Documents; Directors and Officers.
(a) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.
(b) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety so that, immediately following the Effective Time, it is identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that (i) all references to the name, date of incorporation, registered office and registered agent of Merger Sub therein shall be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of the Company and (ii) any references naming the incorporator(s), original board of directors or original subscribers for shares of Merger Sub shall be omitted, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended as provided for therein or by applicable Law (but subject to Section 5.9). The parties hereto shall take all necessary action such that the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until further amended as provided for therein or by applicable Law (and subject to Section 5.9).
(c) The parties hereto shall take all necessary action (including, if necessary, by the Company procuring resignations of directors of the Company as of the Effective Time), such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.
(d) If requested by Parent prior to the Effective Time, the Company shall use reasonable best efforts to cause the directors of each of the Company Subsidiaries (or certain of the Company Subsidiaries as indicated by Parent) to tender their resignations as directors, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations at the Effective Time.
Section 1.4 Conversion of Merger Sub Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each issued and outstanding share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 1.5 Conversion of Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:
(a) Each Share (including Shares of Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled pursuant to Section 1.5(b) and (ii) any Appraisal Shares) shall at the Effective Time be converted automatically into and shall thereafter represent only the right to receive $21.64 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with Section 1.7.
(b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.
Section 1.6 Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 1.5(a), but rather shall be canceled and shall represent the right to receive only those rights provided under Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to receive such rights under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 1.5(a), without interest thereon. The Company shall promptly notify Parent in writing of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
Section 1.7 Surrender of Shares.
(a) Paying Agent.   Prior to the Effective Time, Parent shall enter into an agreement (in a form reasonably acceptable to the Company) with the Company’s transfer agent or a bank or trust company mutually acceptable to Parent and the Company (the “Paying Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 1.7. Parent shall, or shall take all steps necessary to enable and cause the Merger Sub to, deposit with the Paying Agent at or prior to the Effective Time, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment by the Paying Agent in accordance with this Article 1, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration (the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in short term commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in money market funds investing solely in a combination of the foregoing; provided, further, that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.
(b) Payment Procedures.   As soon as reasonably practicable (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) (which transmittal letter shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be paid promptly in exchange therefor, and Parent shall cause the Paying Agent to pay to such holder, the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 1.7 the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 1.
(c) No Further Ownership Rights in Shares.   The Merger Consideration paid upon the surrender of Certificates and Book-Entry Shares in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book-Entry Shares. From and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 1, except as otherwise provided by Law.
(d) Termination of Payment Fund.   Any portion of the Payment Fund that remains undistributed to the holders of Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 1 shall thereafter only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) for payment of their claim for Merger Consideration.
(e) No Liability.   To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f) Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Paying Agent, the posting by such Person of a bond or providing an indemnity in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.
(g) Adjustments.   If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to a specified number of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Merger Consideration and any other amounts payable in respect thereof pursuant to this Agreement, shall be appropriately adjusted.
(h) Withholding Rights.   Each of Parent and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub or their agents, such amount shall be (i) paid to the appropriate Taxing Authorities and (ii) to the extent paid to the appropriate Taxing Authorities, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 1.8 Treatment of Company Equity Awards.
(a) Options. As of the Effective Time, each Option, whether or not then exercisable or vested, by virtue of the Merger and without any action by Parent, Merger Sub, the Company or the holder of that Company Option, shall be canceled, extinguished and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, without interest, equal to the Option Consideration, if any, with respect to such Option. For the avoidance of doubt, in the event that the exercise price of any Option is equal to or greater than the Merger Consideration, such Option shall be canceled without any consideration being payable in respect thereof, and shall have no further force or effect.
(b) Restricted Stock. As of the Effective Time, each Share of Restricted Stock outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest and be converted as provided by and in accordance with Section 1.5.
(c) Restricted Stock Units and Performance Units. As of the Effective Time, each Restricted Stock Unit and each Performance Unit that is issued and outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be converted immediately prior to, and contingent upon, the Effective Time into a vested right to receive cash in an amount, without interest, equal to (i) the Merger Consideration for Restricted Stock Units denominated in shares, (ii) the applicable fixed amount of the cash payment for Restricted Stock Units denominated in cash, and (iii) the Merger Consideration for Performance Units with the assumption that performance had been achieved.
(d) Payment. Each holder of a Company Equity Award entitled to payment in respect thereof shall receive from the Surviving Corporation as directed by Parent, in respect of and in consideration of each such Company Equity Award so canceled, as soon as practicable following the Effective Time (but in any event not later than thirty (30) days following the Effective Time), an amount (net of applicable taxes) equal to the amount determined as set forth in this Section 1.8.
(e) Notice. As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of any Company Equity Award a letter describing the treatment of and payment for such Company Equity Award pursuant to this Section 1.8 and, to the extent required for Restricted Stock, providing instructions for use in obtaining payment for such Company Equity Award. At least three (3) Business Days prior to such mailing, the Company shall provide Parent with an opportunity to review and comment on such notices, and shall accept all reasonable comments of Parent with respect thereto.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (a) disclosed in any Qualifying SEC Report (other than (i) any information that is contained solely in the “Risk Factors” section of such Qualifying SEC Reports, except to the extent such information in “Risk Factors” consists of factual historical statements, and (ii) any forward-looking statements contained in such Qualifying SEC Reports or other disclosures that are predictive, cautionary or forward-looking in nature) or (b) set forth in the disclosure letter (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Article 2 and Section 4.1 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 2.1 Organization.
(a) Each of the Company and the Company Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization, except in the case of the Company Subsidiaries, where the failure of any such Company Subsidiaries to be in good standing, individually or in the aggregate, has not had and would not reasonably be reasonably expected to result in a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except in the case of the Company Subsidiaries, where the failure of any such Company Subsidiaries to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.
(b) The copies of the certificate of incorporation and bylaws of the Company (the “Company Charter Documents”) that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company Subsidiaries (the “Subsidiary Constituent Documents”), in each case, as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Constituent Documents are in full force and effect and neither the Company nor any of the Company Subsidiaries is in violation of any of their respective provisions, except for such failures to be in full force and effect and such violations which, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.
Section 2.2 Capitalization.
(a) The authorized capital stock of the Company consists of  (i) 250,000,000 shares of Company Common Stock, par value $0.01 per share and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on January 29, 2018: (i) 68,530,697 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held by the Company in its treasury; (iii) no shares of Company Preferred Stock were issued and outstanding; (iv) there were outstanding Options to purchase 2,368,286 Shares and 16,440 outstanding shares of Restricted Stock; (v) (A) 315,447 Shares were subject to issuance pursuant to Restricted Stock Units denominated in Shares and such Restricted Stock Units may be settled in cash or Shares and (B) $5,704,258 in Restricted Stock Unit awards denominated in fixed dollar values were granted, and such Restricted Stock Units may be settled (subject to Section 1.8(c)(ii)) in cash or Shares (with the number of Shares issuable dependent on the then-prevailing trading price); (vi) 246,624 shares of Company Common Stock were subject to issuance pursuant to Performance Units; and (vii) 2,169,415 Shares were reserved for issuance of new awards under the Stock Plans. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the DGCL and the Company Charter Documents or any agreement to which the Company is a party or by which the Company is otherwise bound.
(b) Section 2.2 of the Company Disclosure Letter sets forth complete and accurate lists, as of the close of business on January 29, 2018, of  (1) all Stock Plans, indicating, as of such date, (i) the number of shares of Company Common Stock subject to outstanding Options, (ii) the number of shares of Company Common Stock reserved for future issuance under such Stock Plan (including upon exercise of the Options) and (iii) the number of shares of Restricted Stock outstanding under such Stock Plan; and (2) on a grant-by-grant basis, for each Company Equity Award, (i) the identity of the holder, (ii) the number of shares of Company Common Stock subject to outstanding Options, shares of

Restricted Stock, Restricted Stock Units and Performance Units held, (iii) the date of grant, and (iv) the exercise price of each outstanding Option. The Company has made available to Parent complete and accurate copies of all (x) Stock Plans and (y) forms of award agreements evidencing Company Equity Awards.
(c) The Company has not, between September 30, 2017 and the date of this Agreement, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Option or the acquisition of any shares of Restricted Stock from employees of the Company or any Company Subsidiary whose employment has terminated with the Company or such Company Subsidiary. There are no outstanding contractual obligations of the Company to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.
(d) Other than shares of Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which only the stockholders of the Company may vote.
(e) Except as described in this Section 2.2, as of January 29, 2018, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, (ii) there are no outstanding or authorized stock appreciation rights, phantom stock awards or other equity-like rights that are linked to the price of the Shares or the value of the Company or any part or division thereof and (iii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries, whether upon the exercise, exchange or conversion thereof or otherwise, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or equity interests of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The Company has not, between January 29, 2018 and the date of this Agreement, issued, granted, extended or entered into any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking of the type described in clause (ii) or (iii) of this Section 2.2(e).
(f) All Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant and no Option has been extended, amended or repriced since the date of the grant.
Section 2.3 Authorization; No Conflict.
(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, assuming the accuracy of the representations and warranties of Parent set forth in Section 3.7 and that the Merger is consummated in accordance the DGCL, to carry out its obligations hereunder. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.7, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger have been duly authorized and approved by the Company Board. Assuming the accuracy of the representations and warranties of Parent set forth in Section 3.7 and that the Merger is consummated in accordance with the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). The Written Consent satisfies the Company Required Vote and is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Required Vote.
(b) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the transactions contemplated hereby will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Constituent Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 2.3(c) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), in each case applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), any such event or events that, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.
(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental or regulatory authority, court, body or instrumentality outside of the U.S. (each, a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) compliance with the Exchange Act (including the filing with the SEC of the Information Statement and such reports under Section 13 or 16 of the Exchange Act) and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the New York Stock Exchange (“NYSE”), (v) compliance with the “blue sky” Laws of various states and (vi) such other consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, would not reasonably be expected to prevent consummation of the Merger.
(d) At a meeting duly called and held, prior to the execution of this Agreement, the Company Board duly adopted resolutions (which, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way) (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its stockholders, (ii) adopting and approving this Agreement and approving that the Company enter into this Agreement and consummate the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein, (iii) recommending the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby to the stockholders of the Company ((i), (ii) and (iii), collectively, the “Board Recommendation”) and (iv) assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.7, taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium,” “control share acquisition,” “business combination,” “fair price” or other forms of anti-takeover Laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, this Agreement and the Merger.
Section 2.4 Subsidiaries.
(a) All of the Subsidiaries of the Company (each, a “Company Subsidiary” and, together, the “Company Subsidiaries”) and their respective jurisdictions of organization are identified in Section 2.4(a) of the Company Disclosure Letter. Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person.
(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and the Company or a Company Subsidiary is the record and beneficial owner of such shares, securities or interests (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee), free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments to which the Company or any Company Subsidiary is a party or by which they are bound and that provide for the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary other than in the Ordinary Course of Business.
Section 2.5 SEC Reports and Financial Statements.
(a) Since January 1, 2015, the Company has filed with or furnished to the SEC all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed by the Company with or to the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.” As of their respective dates of filing, or in the case of a registration statement, on the date of effectiveness of such registration statement, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, (i) the Company SEC Reports filed prior to the date of this Agreement were filed in a timely fashion and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, (ii) none of such Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is, and since January 1, 2015 has been, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2015, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete. As of the date of this Agreement, (x) there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Reports and (y) to the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is, or has since January 1, 2015 been, required to file reports with the SEC.

(b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to year end audit adjustments, none of which is expected to be material either individually or in the aggregate). From January 1, 2015 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority. Except as disclosed in the Company Financial Statements as of and for the period ended September 30, 2017, the Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, fixed or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company (including the notes thereto) and the Company Subsidiaries other than liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.
(c) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries), on the one hand, and any unconsolidated Affiliate, including, any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to the Company and the Company Subsidiaries. Such disclosure controls and procedures are reasonably designed to ensure that all material information concerning the Company and the Company Subsidiaries, taken as a whole, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, including the “principal executive officer” and the “principal financial officer” as such terms are defined under the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the Exchange Act. The Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all “significant deficiencies” and “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2015.
(e) The Company is in compliance in all material respects with the applicable listing, corporate governance and other rules and regulations of NYSE.

Section 2.6 Absence of Material Adverse Changes, etc.   Since September 30, 2017 to the date of this Agreement, (a) there has not been or occurred any actions, event, change, occurrence or development of a state of facts that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect, (b) there has not been any action taken, that if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 4.1(b)(i) (with respect to the Company Charter Documents only), (b)(iv), (b)(xiii), (b)(xiv) or (b)(xv) and (c) except as contemplated hereby, the business of the Company and the Company Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business, except as, individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect.
Section 2.7 Litigation.   As of the date hereof, there are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, that affects the business or assets of the Company or any of the Company Subsidiaries that (a) involve an amount in controversy in excess of  $2,500,000 or (b) seek material injunctive relief. As of the date hereof, there are no material Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of the Company Subsidiaries.
Section 2.8 Information Supplied.   The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement, on the date the Information Statement, or any amendment or supplement thereto, is first published, sent or given to holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof expressly for inclusion or incorporation by reference in the Information Statement.
Section 2.9 Employee Plans.
(a) Section 2.9(a) of the Company Disclosure Letter sets forth a complete and accurate list, of all material Employee Benefit Plans currently maintained, or contributed to, by the Company or any of the Company Subsidiaries for the benefit of any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of the Company Subsidiaries, or for which the Company or any Company Subsidiary has any liability (each, whether or not material, a “Company Employee Plan”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means, whether or not subject to ERISA, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any employment or consulting agreement, and any other plan, agreement or arrangement providing for compensation involving more than one person, including insurance coverage, retention, change in control, transaction or sale bonus payments, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation, restricted stock or other forms of incentive compensation or post-retirement compensation and (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Section 2.9(a) of the Company Disclosure Letter separately identifies each material Company Employee Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Plan”).
(b) With respect to each material Company Employee Plan, the Company has made available to Parent a complete and accurate copy of  (i) such Company Employee Plan (or a written description thereof if such plan is not set forth in a written document), (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) each trust agreement, group annuity contract or other funding vehicle and summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists, (iv) the most recent determination letter (or, if applicable, advisory or opinion letter) from the IRS, if any, and (v) all material notices or correspondence received by such

Company Employee Plan, the Company, or any Company ERISA Affiliate from the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority, if any, relating to such Company Employee Plan, in each case during the twelve (12) month period prior to the date hereof.
(c) Each Company Employee Plan (and related trust or funding vehicle) has been established and operated, and is being administered, in all respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms, except as would not reasonably be expected to result in any material liability to the Company and the Company Subsidiaries, taken as a whole.
(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except as would not reasonably be expected to result in any material liability to the Company and the Company Subsidiaries, taken as a whole. The assets of each Company Employee Plan that is funded are, to the extent reported on the books and records of such Employee Benefit Plan, so reported at their fair market value, except as would not reasonably be expected to result in any material liability to the Company and the Company Subsidiaries, taken as a whole.
(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and that the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened in writing, and to the Knowledge of the Company, no act or omission has occurred, that would adversely affect its qualification.
(f) Neither the Company, any of the Company Subsidiaries, nor any other employer (whether or not incorporated) that would be treated together with the Company or any Company Subsidiary as a “single employer” within the meaning of Section 414 of the Code has (i) ever maintained or had any liability with respect to a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever contributed or been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), a “multiple employer plan” (as defined in Section 413 of the Code) or a “multiple employer welfare plan” (as defined in Section 3(40) of ERISA). No nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Employee Plan except as would not reasonably be expected to result in any material liability to the Company or any Company Subsidiary.
(g) With respect to each Company Employee Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, except in each case as would not reasonably be expected, individually or in the aggregate, to result in any material liability to the Company or any Company Subsidiary, (i) there is no “accumulated funding deficiency” under Section 412 of the Code or Section 302 of ERISA, (ii) no Company Employee Plan is, or is expected to be, “at-risk” (under Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (iii) no “reportable event” under Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 of ERISA occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full and (v) no unsatisfied liability (other than premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any Company Subsidiary.
(h) Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event, including any termination of employment on or following the Effective Time, (i) result in any payment from the Company or any of the Company Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of the Company Subsidiaries under any Company Employee Plan, (ii) increase any benefits otherwise payable to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of the Company Subsidiaries under any Company Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits from the Company or any of the Company Subsidiaries to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of the Company Subsidiaries under any Company Employee Plan, (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under, or impose any restrictions on the Company’s rights to amend or terminate, any Company Employee Plan or (v) give rise to any “excess parachute payment” under Section 280G of the Code.
(i) Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Employee Plan or other agreement provides, any individual with the right to a gross up, indemnification, reimbursement or similar payment for any excise or additional Taxes, interest or penalties pursuant to Section 409A or Section 4999 of the Code or due to the nondeductibility of any payment under of Section 280G of the Code.
(j) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (under Section 409A(d)(1) of the Code) has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.
(k) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable Law.
(l) Except as would not reasonably be expected, individually or in the aggregate, to result in any material liability to the Company or any Company Subsidiary, each Non-U.S. Company Plan (A) has been maintained and operated in accordance with, and is in compliance with, its terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a works council, union or labor organization in all material respects and (B) to the extent required to be registered or approved by any Governmental Authority, has been registered with, or approved by, such Governmental Authority and, to the Company’s Knowledge, nothing has occurred that would adversely affect such registration or approval. To the extent intended to be funded and/or book-reserved, each Non-U.S. Company Plan is funded and/or book reserved, as appropriate, based upon reasonable country-specific actuarial assumptions. The Company and each Company Subsidiary have no material unfunded liabilities with respect to any such Non-U.S. Company Plan.
Section 2.10 Labor Matters.
(a) As of the date hereof, neither the Company nor any of the Company Subsidiaries is the subject of any (i) proceeding asserting that the Company or any of the Company Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization or (ii) complaints, charges or claims pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship that, in either case, individually or in the aggregate, has had or is reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries, taken as a whole.
(b) Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement with any labor union or other labor organization.
(c) Except as would not, individually or in the aggregate, reasonably be expected to result in any material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), payroll and withholding, wage, hours, occupational safety and health, workers’ compensation, plant closings and classification of person as an independent contractor versus employee and as exempt versus non-exempt under the Fair Labor Standards Act and any state or local minimum wage and/or overtime Law.
Section 2.11 Taxes.
(a) The Company and each of the Company Subsidiaries have timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete, except for any failure to file or errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has paid on a timely basis all Taxes owed by the Company and each of the Company Subsidiaries that are due, except for (i) any Taxes being contested in good faith through appropriate proceedings for which adequate reserves are maintained in accordance with GAAP and (ii) any failures to so pay that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes (other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings for which adequate reserves are maintained in accordance with GAAP), except for any Liens that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has made sufficient reserves in accordance with GAAP on the Company Financial Statements to cover all Taxes of the Company or such Company Subsidiary that will accrue through the end of the Closing Date.
(b) No examination, audit or action for assessment or collection of Taxes of or against the Company or any of the Company Subsidiaries by any Taxing Authority is currently in progress or, to the Company’s Knowledge, has been threatened, and which, individually or in the aggregate, has had or is reasonably expected to result in a Company Material Adverse Effect.
(c) Neither the Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return under applicable Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company (or a corporation that has been merged into the Company) is the common parent) or has any material liability for the Taxes of another person as transferee or successor. Neither the Company nor any Company Subsidiary is a party to or is bound by, or has any material obligation under, any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than the TRA and any agreement entered into in the Ordinary Course of Business and not primarily concerning Taxes).
(d) No claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction, except for any claims that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.
(e) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the two (2) years prior to the date of this Agreement.
(f) Neither the Company nor any Company Subsidiary has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b) (or any analogous, comparable or similar provision of state, local or foreign Law).
(g) Neither the Company nor any Company Subsidiary has consented to extend the time in which any material Tax may be assessed or collected by any Taxing Authority.

(h) Neither the Company nor any Company Subsidiary has received any closing agreement, private letter ruling or technical advice that could affect the liability for Taxes of the Company or any Company Subsidiary following the Closing.
(i) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) election under Section 108(i) of the Code.
Section 2.12 Environmental Matters.
(a) Except as has not had and would not reasonably be expected to result in, individually or the aggregate, a Company Material Adverse Effect:
(i) The Company and the Company Subsidiaries are and since January 1, 2015 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company’s and any Company Subsidiary’s businesses or owned or leased real property.
(ii) There are no pending or, to the Knowledge of the Company, threatened demands, claims, proceedings, information requests or notices by any Governmental Authority against the Company or any Company Subsidiary or, to the Knowledge of the Company, any property currently or formerly owned or leased by the Company or any Company Subsidiary alleging noncompliance with or liability under any Environmental Law.
(iii) There are no conditions associated with the Company or any Company Subsidiary or its operations or any real property currently or, to the Knowledge of the Company, formerly leased or owned by the Company or any Company Subsidiary or any other property which would reasonably be expected to give rise to any violation of any Environmental Laws or result in the Company or any Company Subsidiary incurring any liabilities under any Environmental Law.
(iv) Neither the Company nor any Company Subsidiary has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.
(b) The parties agree that the only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Environmental Laws or Hazardous Substances are those contained in this Section 2.12. Without limiting the generality of the foregoing, Parent specifically acknowledges that the representations and warranties contained in Section 2.1(a), Section 2.13 and Section 2.22 do not relate to environmental matters.
Section 2.13 Compliance With Laws; Permits.
(a) The Company and each of the Company Subsidiaries are, and since January 1, 2015 have been, in compliance with, and are not in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect.
(b) (i) Each of the Company and the Company Subsidiaries possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted (collectively, “Permits”) and (ii) (A) such Permits are valid and in full force and effect, (B) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such

Permits and (C) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby, in each case of  (i) and (ii), as has not had and would not reasonably be expected to result in a Company Material Adverse Effect.
Section 2.14 Intellectual Property.
(a) The Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs). For purposes of this Agreement, the term “Intellectual Property” means, in any and all jurisdictions throughout the world, (i) patents, trademarks, trade names, trade dress, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of such patents, trademarks, service marks, trade names, trade dress, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (iv) other intangible proprietary or confidential information.
(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or the Company Subsidiaries that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”) or (ii) any license, sublicense and other agreement as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, excluding generally commercially available, off-the-shelf software programs.
(c) All material issued patents and registrations for trademarks, service marks and copyrights, and related applications, included in the Company Intellectual Property are set forth on Section 2.14(c) of the Company Disclosure Letter. The Company Intellectual Property is subsisting and has not expired, has not been held invalid or unenforceable and has not been cancelled.
(d) To the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any valid Intellectual Property of any third party, and has not, since January 1, 2015. Since January 1, 2015, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.
(e) To the Company’s Knowledge, no third party is, or since January 1, 2015 has been, infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.
(f) The Company and the Company Subsidiaries have implemented commercially reasonable measures to maintain the validity of the Company Intellectual Property and the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential.
(g) The IT Systems are in good repair and operating condition in all material respects and are adequate and suitable for the purposes for which they are being used or held for use. To the Company’s Knowledge, the IT Systems do not contain any malware or virus that would reasonably be expected to interfere with the ability of the Company or any Company Subsidiary to conduct its business. For purposes of this Agreement, the term “IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, and other information technology equipment, owned by, or licensed to, the Company or any of its Subsidiaries.
Section 2.15 Insurance.   As of the date of this Agreement (a) the Company and the Company Subsidiaries have all material policies of insurance covering the Company, the Company Subsidiaries, and their respective employees, properties or assets, including policies of life, property, fire, workers’

compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, in each case in a form and amount which the Company believes in good faith are adequate for the operation of its business (the “Policies”), (b) all Policies are in full force and effect and no notice of cancellation or termination has been received by the Company with respect to any of the Policies, and (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except, in the case of clauses (b) and (c), as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Section 2.15 of the Company Disclosure Schedule lists all of the Policies.
Section 2.16 Material Contracts.
(a) Section 2.16 of the Company Disclosure Letter sets forth a list of all of the following Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement (along with each agreement, commitment, arrangement or plan disclosed in the Company Disclosure Letter pursuant to Section 2.9, Section 2.10, Section 2.17 or Section 2.18, collectively, the “Company Material Contracts”):
(i) Contracts that are filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10)(i) of Regulation S-K under the Securities Act or disclosed by the Company in a Current Report on Form 8-K since the Company’s most recent Annual Report on Form 10-K;
(ii) Contracts with any customer from whom the Company or any Company Subsidiary, together, received revenue in excess of  $10,000,000 during fiscal year 2017;
(iii) Contracts with any vendor to whom the Company or any Company Subsidiary, together, paid in excess of  $10,000,000 during fiscal year 2017;
(iv) Contracts that by their terms are reasonably expected to result in future payments to or by the Company in excess of  $10,000,000 per annum;
(v) Contracts containing a covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, which limitation is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(vi) Contracts containing (A) exclusivity or “most favored nation” obligations or similar restrictions binding on the Company or any of its Subsidiaries, or (B) rights of first refusal or offer or any similar requirement or right in favor of any third party, which, in the case of clause (B), are material to the Company and its Subsidiaries, taken as a whole;
(vii) Contracts under which Intellectual Property rights are restricted or granted, including licenses to use or practice rights under Intellectual Property granted by or to the Company or any of its Subsidiaries (other than Contracts for commercially available, off-the-shelf software programs), in each case, that is material to the Company and its Subsidiaries, taken as a whole;
(viii) other than with respect to a partnership that is wholly owned by the Company or any of its wholly owned Subsidiaries, any Contract that is a joint venture, partnership, limited liability company or other similar Contract, in each case, that is material to the Company and its Subsidiaries, taken as a whole;
(ix) Contracts under which (i) any Person (other than the Company or any Company Subsidiary) has directly or indirectly guaranteed outstanding liabilities of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has directly or indirectly guaranteed outstanding liabilities of any Person (other than the Company or Company Subsidiary);
(x) Contracts under which the Company or the applicable Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person (other than the Company or any of its Subsidiaries), in any such case which the outstanding balance, individually, is in excess of  $10,000,000;

(xi) Contracts under which the Company or the applicable Company Subsidiary, directly or indirectly, has agreed to make after the date hereof any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any Company Subsidiary and other than extensions of trade credit in the Ordinary Course of Business), in any such case which, individually, is in excess of  $1,000,000;
(xii) Contracts involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration under such Contract of at least $5,000,000 individually and under which the Company or any of its Subsidiaries has material outstanding rights or material obligations thereunder (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations);
(xiii) Contracts that prohibit (i) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (ii) the pledging of the capital stock or other ownership interests or assets of the Company or any of its Subsidiaries or (iii) the issuance of guarantees by the Company or any of its Subsidiaries;
(xiv) Contracts for future capital expenditures in an amount in excess of  $10,000,000;
(xv) Contracts relating to any interest rate, derivatives or hedging transaction; and
(xvi) Contracts with any Governmental Authority (other than licenses and permits obtained in the Ordinary Course of Business).
(b) The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto. Each Company Material Contract is, subject to the Bankruptcy and Equity Exceptions, (i) a valid and binding agreement of the Company or its applicable Subsidiary and, to the Knowledge of the Company, the other parties thereto, (ii) in full force and effect in accordance with its terms and (iii) enforceable against the Company or its applicable Subsidiary and, to the Knowledge of the Company, the counterparty thereto, in each case except where failure to be valid and binding or in full force or effect would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the Company’s Knowledge, any other party thereto, has performed all obligations required to be performed by it under each Company Material Contract. None of the Company, its applicable Subsidiary and, to the Knowledge of the Company, any other party thereto, is (with or without notice or lapse of time, or both) in material breach or default under any such Company Material Contract, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
Section 2.17 Real Property.
(a) Either the Company or a Company Subsidiary has a valid and fee simple title to, or has a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (including all buildings, fixtures and other improvements thereto) (the “Real Property”). As of the date of this Agreement, no Real Property is encumbered by any Lien, except for Permitted Liens and such Liens as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The use and operation of the Real Property does not violate any Law, covenant, condition, restriction, easement, license, permit or agreement, except for such violations as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(b) Section 2.17(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased, subleased or licensed by the Company or any of the Company Subsidiaries (each, a “Leased Property”). The Company has provided or made available to Parent complete and correct copies of each material lease, sublease, license, sublicense or other occupancy agreement, in each case including all amendments thereto, demising any Leased Property to the Company or any Company

Subsidiary (each, a “Lease Agreement”). All of the Lease Agreements for each Leased Property are, subject to the Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or one of the Company Subsidiaries and, to the Company’s Knowledge, any other party thereto in accordance with its terms, and are in full force and effect. As of the date hereof, none of the Company or the Company Subsidiaries have received any written notice regarding any violation or breach or default under any Lease Agreement that has not since been cured.
(c) To the Knowledge of the Company, the use and operation of the Real Property does not violate any Law, covenant, condition, restriction, easement, license, permit or agreement, except for such violations as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
(d) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, written threats of condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any real property owned by the Company or any Company Subsidiary.
Section 2.18 Anti-Bribery and Export Compliance.
(a) Since January 1, 2015, (i) neither the Company nor any of its Subsidiaries has and, to the Knowledge of the Company, no partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business or to secure an improper advantage, or otherwise conducted any transaction, transfer or business in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act, or any other anti-corruption or anti-money laundering applicable Law (collectively, “Anti-Corruption Laws”); and (ii) neither the Company nor any of its Subsidiaries has received any written notice of any governmental or internal investigation or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any Anti-Corruption Law.
(b) Since January 1, 2015, (i) the Company and its Subsidiaries are and have been in material compliance with all export control and import control applicable Laws, including those administered by the U.S. Department of Commerce, U.S. Customs and Border Protection, and the U.S. Department of State, and with all applicable economic sanctions, including those administered by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), and the U.S. Department of State, (ii) neither the Company nor any Subsidiary nor any officer or director of the Company, nor, to the Knowledge of the Company, any agent acting on behalf of the Company is designated on or is owned or controlled by any person designated on any restricted party list of any Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, with which a U.S. Person cannot deal with or otherwise engage in business transactions, and (iii) other than routine audits by Governmental Authorities, neither the Company nor any of its Subsidiaries has received any notice of any governmental or internal investigation, audit or inquiry, any allegation, or any disclosure related to any violation or potential violation by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any partner, distributor, reseller, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, of any export, import or economic sanctions applicable Law.
Section 2.19 Related Party Transactions.   There are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director, but not including any wholly owned Subsidiary of the Company) thereof or any stockholder that beneficially owns 5% or more of the Shares or any family member of any of the foregoing, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC (each, a “Related Party Transaction”).

Section 2.20 Opinion of Financial Advisor.   The Company Board has received from Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”) an opinion (the “Fairness Opinion”) to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their affiliates and holders of Company Common Stock affiliated with CI Capital Partners LLC) pursuant to the Merger is fair, from a financial point of view, to such holders. A signed copy of the Fairness Opinion will be provided (solely for informational purposes) by the Company to Parent promptly following the execution of this Agreement; provided, that it is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub.
Section 2.21 Broker’s or Finder’s Fees.   No agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with the Merger and the other transactions contemplated by this Agreement. The Company has heretofore made available to Parent a complete and correct copy of the Company’s engagement letter with each of the parties listed in Section 2.21 of the Company Disclosure Letter.
Section 2.22 Section 203 of the DGCL.   Assuming the accuracy of the representations and warranties of Parent and Merger Sub in Section 3.7, the Company Board has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger.
Section 2.23 No Other Representations or Warranties.   Except for the express representations and warranties made by the Company in this Article 2, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and the Company Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives (the “Parent Representatives”) of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and each of Parent and Merger Sub acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, none of the Company, any of its Subsidiaries or any other Person is making or has made, and Parent and Merger Sub have no right to rely upon, any express or implied representation or warranty to Parent, Merger Sub or any of their respective Parent Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article 2, any oral or written information presented to Parent, Merger Sub or any of their respective Parent Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:
Section 3.1 Organization.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except as has not had and would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 3.2 Merger Sub.   Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
Section 3.3 Authorization; No Conflict.
(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement, to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger has been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement, no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock of Parent) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) The respective Boards of Directors of each of Parent and Merger Sub have, by resolutions duly adopted by the requisite vote of the directors present at a meeting of each such board, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement and the Merger.
(c) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, will (i) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that, individually or in the aggregate, have not had and would not reasonably be likely to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.
(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Subsidiary of Parent or Merger Sub in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with the HSR Act,

(iii) compliance with the Exchange Act (including the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act) and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Merger, (iv) compliance with the rules of the NYSE, (v) compliance with the “blue sky” Laws of various states, and (vi) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be likely to have a Parent Material Adverse Effect.
Section 3.4 Disclosure Documents.   None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Information Statement.
Section 3.5 Financing.   Concurrently with the execution of this Agreement, Parent has delivered to the Company (x) an equity commitment letter from Clayton, Dubilier & Rice Fund X, L.P. (the “Sponsor”), dated as of the date hereof, addressed to Parent (the “Equity Commitment Letter”, and the financing contemplated thereby, the “Equity Financing”) and (y) a debt commitment letter from the lenders party thereto (the “Committed Lenders”) and the arrangers party thereto, dated as of the date hereof, addressed to Parent (including all annexes, exhibits, schedules and other attachments thereto, the “Debt Commitment Letter” and the financing contemplated thereby, the “Debt Financing”, and the Debt Financing, together with Equity Financing, the “Financing”), pursuant to which the Committed Lenders have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement. Assuming the Financing is funded on the Closing Date in accordance with the Commitment Letters, the amount of funding to be provided in the Financing is sufficient to consummate the Merger, including, for the avoidance of doubt, the payment of the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses. The Debt Commitment Letter and the terms of the Financing contemplated thereby (including the definitive agreements entered into in connection therewith) do not and will not prohibit the payment of any amounts payable under the TRA required by Section 5.11. As of the date hereof, the Commitments Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. As of the date hereof, each Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, except as may be limited by the Bankruptcy and Equity Exception. As of the date hereof, there are no other legally binding agreements, side letters or arrangements relating to the Financing (other than (i) the fee letter relating to the Debt Commitment Letter, a true and complete copy of which has been provided to the Company, with only the existence and/or amount of fees, “market flex” terms, pricing terms, pricing caps and other commercially sensitive information specified therein redacted, none of which redacted terms, individually or in the aggregate, would reduce the amount of the Debt Financing below an amount necessary (together with the Equity Financing) to make all payments required by this Agreement or adversely affect the conditionality, availability or termination of the Debt Financing or delay or prevent the Closing or make the funding of the Debt Financing less likely to occur (“Permissible Redacted Terms”) (such fee letter, the “Fee Letter”) or (ii) customary engagement letters or non-disclosure agreements which do not impact the terms or conditionality of the Financing). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Commitment Letters. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “market flex” provisions), other than as expressly set forth in the Commitment Letters and the Fee Letter. Parent has fully paid, or caused to be fully paid, any and all commitment fees or other fees required by the Commitment Letters to be paid by it or Merger Sub on or prior to the date of this Agreement. As of the date hereof, and assuming the truth and accuracy of the representations set forth in Article 2, each of Parent and Merger

Sub, as applicable, has no reason to believe that it will be unable to satisfy on a timely basis (taking into account the timing of the Pisces Marketing Period) any of the terms or conditions to funding to be satisfied by it contained in the Commitment Letters. For the avoidance of doubt, subject to the provisions of Article 7, each of Parent and Merger Sub acknowledges that its obligations to consummate the transactions contemplated by this Agreement on the terms set forth herein are not conditioned upon (i) the availability or consummation of the Financings (or any Alternative Financing) or receipt of the proceeds therefrom, (ii) the availability of any equity or debt financing relating to the Atlas Purchase Agreement or the transactions contemplated thereby or (iii) the consummation of the transactions contemplated by the Atlas Purchase Agreement. Parent has delivered to the Company a true and complete copy of the limited guarantee of the Sponsor, dated as of the date hereof  (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Sponsor.
Section 3.6 Absence of Litigation.   There are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub is a party, or, to the Knowledge of Parent, that materially affects the assets of Parent or Merger Sub, except, individually or in the aggregate, as have not had and would not reasonably be likely to have a Parent Material Adverse Effect. None of Parent or its Subsidiaries is subject to any Judgments that, individually or in the aggregate, have had or would reasonably be likely to have a Parent Material Adverse Effect.
Section 3.7 Ownership of Company Common Stock.   None of Parent or any of Parent’s “affiliates” or “associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of Parent or any of Parent’s “affiliates” or “associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.
Section 3.8 Broker’s or Finder’s Fees.   No agent, broker, investment banker, or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.
Section 3.9 Other Agreements or Understandings.   Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any member of the Company Board or management or a stockholder of the Company, on the other hand.
Section 3.10 Solvency. As of the Effective Time, assuming (i) that the representations and warranties set forth in Article 2 are true and correct in all material respects, (ii) that the most recent financial forecasts for the Company made available to Parent prior to the date hereof have been prepared in good faith based upon assumptions that were and continue to be reasonable, (iii) satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger and the transactions contemplated by this Agreement and (iv) that, immediately prior to the Effective Time, without giving effect to the Financing, the Company and its Subsidiaries taken as a whole are Solvent (as defined below), immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Merger Consideration, and the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger, and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent. For purposes of this Section 3.10, the term “Solvent” means (i) (a) the Fair Value and Present Fair Saleable Value of the assets of such person and its subsidiaries taken as a whole exceed their Stated Liabilities and the Identified Contingent Liabilities; (b) such person and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (c) such person and its subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature and (ii) “Fair Value”, “Present Fair Saleable Value”, “Stated Liabilities”, “Identified Contingent Liabilities”, “will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” and “Do not have Unreasonably Small Capital” each have the meanings specified in Annex I to Exhibit D to the Debt Commitment Letter.

Section 3.11 Vote and Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which was delivered in connection with the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.
Section 3.12 No Additional Representations.
(a) Parent and Merger Sub each acknowledges and agrees that it and its representatives have had the opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business and assets of the Company and the Company Subsidiaries.
(b) Parent and Merger Sub each acknowledges that neither the Company nor any Person has made, and Parent and Merger Sub have not relied upon, any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Parent, Merger Sub or any of Parent Representatives, except as expressly set forth in this Agreement, the Company Disclosure Letter and the Company SEC Reports, and neither the Company nor any other Person shall be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in the due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of the Company Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent, Merger Sub or any of their respective Parent Representative in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.
ARTICLE 4
CONDUCT OF BUSINESS
Section 4.1 Conduct of Business by the Company.   The Company covenants and agrees that during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement is validly terminated pursuant to Section 7.1 (the “Pre-Closing Period”), unless in the case of each of Sections 4.1(a) and 4.1(b) below, (1) Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (2) such action is expressly permitted or required pursuant to this Agreement (including Section 4.1 of the Company Disclosure Letter) or is required by applicable Law:
(a) The Company shall, and shall cause each of the Company Subsidiaries to, use their respective commercially reasonable efforts to (i) conduct their business in the Ordinary Course of Business and (ii) in the Ordinary Course of Business, (A) preserve intact, in all material respects, its business and operations, (B) keep available the services of its directors, officers and key employees and (C) preserve its current material relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; provided, however, that no action relating to the subject matter of any of clauses (i) through (xxii) of Section 4.1(b) below taken that is permitted to be taken by the Company or any Company Subsidiary under such clause of Section 4.1(b) without Parent’s consent shall be deemed a breach of this Section 4.1(a).
(b) Without limiting the generality of the foregoing Section 4.1(a), but subject to the limitations and qualifications set forth in the introduction to this Section 4.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:
(i) amend the Company Charter Documents or the Subsidiary Constituent Documents;

(ii) except for Shares issuable upon the exercise, vesting, settlement or conversion of Company Equity Awards (other than the awards described in Section 2.2(a)(v)(B)), issue, sell, grant, dispose of, pledge or otherwise encumber or authorize, publicly propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, calls, commitments or rights or any other agreements to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;
(iii) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock (other than dividends paid by a wholly-owned Subsidiary to the Company or another wholly-owned Subsidiary of the Company), or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;
(iv) split, combine, subdivide or reclassify its outstanding securities;
(v) purchase or otherwise acquire, sell, lease, transfer or dispose of or encumber in any material respect any assets of the Company or the Company Subsidiaries that are material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, other than (A) purchases of inventory and other assets in the Ordinary Course of Business or pursuant to existing Contracts, (B) pursuant to dispositions of obsolete, surplus or worn out assets (including Company Intellectual Property) that are no longer useful in the conduct of the business of the Company and the Company Subsidiaries, (C) capital expenditures contemplated by the Company’s 2018 budget provided to Parent prior to the date hereof, (D) for transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company or (E) Liens created in the Ordinary Course of Business in connection with borrowings under existing credit facilities;
(vi) acquire (by merging or consolidating with or by purchasing all or a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business, corporation, partnership, association or other business organization or division thereof in excess of  $5,000,000 in the aggregate;
(vii) purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, directly or indirectly, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than from holders of Company Equity Awards in full or partial payment of the exercise price (as applicable) and any applicable Taxes payable by such holder upon exercise, vesting or settlement of Company Equity Awards, in each case, to the extent required or permitted under the terms of such Company Equity Awards;
(viii) incur any indebtedness for borrowed money, issue any debt securities or warrants or other rights to acquire debt securities or enter into any capital leases (other than (A) loans, capital contributions, advances or investments between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, (B) borrowings under existing credit facilities incurred in the Ordinary Course of Business, (C) indebtedness incurred in connection with equipment financings in the Ordinary Course of Business and (D) trade payables incurred in the Ordinary Course of Business) or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than with respect to obligations of any direct or indirect wholly-owned Subsidiary of the Company and letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business);
(ix) make any loans, advances or capital contributions to, or investments in, any other Person except (a) for travel advances in the Ordinary Course of Business to employees of the Company or any Company Subsidiary, (b) extensions of trade credit in the Ordinary Course of Business or (c) among direct or indirect wholly-owned Subsidiaries of the Company in the Ordinary Course of Business;

(x) other than in connection with the incurrence of any indebtedness permitted pursuant to clause (viii) above, mortgage or pledge any of the Company’s or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);
(xi) except as required by Law or any Company Employee Plan set forth in Section 2.9(a) of the Company Disclosure Letter under terms existing on the date hereof, (A) grant any new rights to, or increase, any severance or termination pay to any current or former director, officer, employee or consultant (who is a natural person) of the Company or any Company Subsidiary, (B) increase the compensation, bonus or other benefits of any current or former director, officer, employee or consultant (who is a natural person) of the Company or any Company Subsidiary (except for routine annual base salary increases in the Ordinary Course of Business for employees with base compensation of less than $250,000), (C) pay any bonus, grant any new awards, or modify any existing awards (including to accelerate the vesting or payment thereof), under any Company Employee Plan or any arrangement that would have been a Company Employee Plan had it been in effect as of the date hereof, (D) enter into any employment, consulting, severance, termination or similar agreement with any current or former director, officer or employee or consultant (who is a natural person) of the Company or any Company Subsidiary (except in connection with “at will” offer letters for new hires (including consultants) with base compensation of less than $250,000 that are terminable on less than ninety (90) days’ notice without penalty), (E) adopt or establish any collective bargaining agreement or new Company Employee Plan (or employee benefit plan or arrangement that would have been a Company Employee Plan if in effect on the date hereof) or amend in any respect any existing Company Employee Plan (except for any such amendment that does not increase the cost of such plan to the Company by more than a de minimis amount and except as may otherwise be permitted by this clause (ix)), (F) hire, promote or terminate without “cause” the employment of any executive officer, or any employee whose base compensation exceeds $250,000, (G) take any action to fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan, (H) change any actuarial or other assumptions used to calculate funding obligations for any Company Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or (I) forgive any loans, or issue any loans (other than routine travel or business expense advances issued in the Ordinary Course of Business), to any current or former director, officer or employee of the Company or any Company Subsidiary; provided, however, that the Company or any Company Subsidiary may establish a bonus program in respect of fiscal year 2018 in the Ordinary Course of Business with respect to bonus targets, performance measures and goals;
(xii) (A) make, change or rescind any material Tax election, (B) settle or compromise any material Tax liability, or surrender any right to a material refund or reduction in respect of Taxes, (C) amend any material Tax return, (D) adopt or change any method of Tax accounting or reporting in respect of material Taxes, or (E) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;
(xiii) make any material change to its accounting policies or practices, except as required by GAAP or applicable Law;
(xiv) other than in the Ordinary Course of Business, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, in any case other than as required by GAAP or applicable Law;
(xv) enter into a material line of business outside of the business of the Company and its Subsidiaries conducted as of the date hereof;
(xvi) (i) cancel any material indebtedness owed to the Company or its Subsidiaries; or (ii) waive, release, grant or transfer any material claim or right of material value or consent to the termination of any material claim or right of material value;
(xvii) settle or compromise any litigation or other legal proceedings, other than any settlement or compromise where the amount paid or to be paid by the Company or any Company Subsidiary

(A) is covered by insurance coverage maintained by the Company or a Company Subsidiary, (B) is less than or equal to the amount reserved therefor or reflected on the balance sheet included in the Company Financial Statements, (C) is less than or equal to $750,000 individually or $3,000,000 in the aggregate or (D) is comprised of any combination of the foregoing;
(xviii) except in the Ordinary Course of Business, amend, modify or terminate (which, for the avoidance of doubt, shall not include any expiration of a Company Material Contract in accordance with its then-existing term) any Company Material Contract, or knowingly waive, release or assign any material rights, claims or benefits under any Company Material Contract, or enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Company Material Contract, excluding any non-exclusive license agreements or the exercise of any renewal or expansion rights contained in any Company Material Contract;
(xix) sell, license, sublicense, covenant not to sue under, abandon, assign, transfer, disclose, create any Lien on (other than Permitted Liens), or otherwise grant any rights under any Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, or amend, renew, terminate, sublicense, assign or otherwise modify any license or other agreement by the Company or any Company Subsidiary with respect to any licensed Company Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole, in each case other than in the Ordinary Course of Business;
(xx) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies, in each case to the extent available for a reasonable cost;
(xxi) except in the Ordinary Course of Business, enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or materially modify or amend or waive or violate any material term or condition of any lease or sublease of real property;
(xxii) sell or acquire any real property;
(xxiii) enter into or consummate any Related Party Transaction; or
(xxiv) agree or commit to take any of the actions precluded by Section 4.1(b).
(c) Notwithstanding the foregoing, nothing contained herein shall give Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.
Section 4.2 Conduct of Business by Parent and Merger Sub Pending the Merger.   Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, and shall cause their Affiliates not to, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action, including any action with respect to any actions or filings that would be required to be made pursuant to the HSR Act and other applicable Antitrust Laws, that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action. For the avoidance of doubt, Parent’s entry into the Atlas Purchase Agreement and performance of its obligations thereunder will not be deemed to be a breach of this Section 4.2.
ARTICLE 5
ADDITIONAL AGREEMENTS
Section 5.1 Employee Benefits Matters.
(a) From and after the Effective Time, Parent shall honor, and shall cause the Surviving Corporation to honor, the Company Employee Plans, in each case in accordance with their terms as in effect as of the date hereof  (or as modified thereafter as to the extent permitted by Section 4.1(b)(xi) of the Company Disclosure Letter), including, for the avoidance of doubt, any bonus program implemented in the Ordinary Course of Business in respect of fiscal year 2018. From and after the

Effective Time until the first anniversary of the Closing Date, Parent shall provide, or shall cause to be provided, to each employee of the Company and the Company Subsidiaries (“Company Employees”), other than any Company Employees covered by a collective bargaining agreement, (i) a base salary and annual cash bonus and commission opportunity no less favorable than provided to such employees immediately before the Effective Time and (ii) employee benefits (excluding equity and equity-based compensation, long-term cash incentives, transaction-based compensation, non-recurring compensation and severance that is addressed by Section 5.1(c) that are substantially comparable in the aggregate to the benefits (subject to the same exclusions) provided to such employees immediately before the Effective Time.
(b) For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent, the Surviving Corporation and the Company Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent that such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, that the foregoing shall not apply for purposes of benefit accrual under any defined benefit pension plan, retirement welfare plan, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to provide that each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is comparable to the Company Employee Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or the Company Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c) If any Company Employee (who is not otherwise a party to an employment agreement providing for severance benefits upon termination) is terminated on or prior to the first anniversary of the Closing Date under circumstances under which such Company Employee would have received severance benefits under the Company’s severance practices as in existence as of the date of this Agreement, Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are consistent with past practice.
(d) Notwithstanding anything to the contrary herein, the provisions of this Section 5.1 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.1, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.1, and no Company Employee or other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Section 5.1, including with respect to (i) obligating Parent or the Surviving Corporation to retain the employment of any particular employee, (ii) preventing Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement or (iii) altering any at-will employment relationship of any Company Employee or constituting a guarantee of continued employment with Parent or the Surviving Corporation. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement express or implied, shall be construed to constitute the establishment or adoption of or an amendment to any Company Employee Plans.

Section 5.2 Antitrust Filings.
(a) The Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement (but in no event later than ten (10) Business Days following the date hereof), file or cause to be filed with the Federal Trade Commission (the “FTC”), the United States Department of Justice (the “DOJ”) and any comparable foreign antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign Antitrust Laws with respect to the Merger.
(b) Subject to the terms hereof, Parent, Merger Sub and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to (i) obtain any government clearances or approvals required for Closing under the HSR Act and other applicable Antitrust Laws, (ii) respond to any government requests or requests of a party hereto for information under any Antitrust Law, (iii) contest and resist any action, including any legislative, administrative or judicial action, and (iv) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger under any Antitrust Law.
(c) In furtherance of, and not in limitation to, the provisions of Section 5.2(b), Parent agrees to promptly take, and cause its Affiliates to take, all actions and steps required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the timely expiration or termination of any applicable waiting period and to resolve objections, if any, as the FTC, the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Merger prior to the Termination Date, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other Antitrust Laws as soon as practicable following the date hereof, and to avoid the commencement of a lawsuit by the FTC, the DOJ or other Governmental Authorities under Antitrust Laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or materially delaying the Closing or delaying the Closing beyond the Termination Date, including (x) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Parent, Merger Sub, the Company, or any of their respective Subsidiaries or Affiliates, and (y) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of Parent, Merger Sub, the Company, or any of their respective Subsidiaries or Affiliates; provided, that any such action or commitment to take any such action is binding on Parent, its Subsidiaries, the Company and each Company Subsidiary only in the event the Closing occurs. Parent shall defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the Termination Date; provided, that such litigation in no way limits the obligation of Parent pursuant to the foregoing sentence. Parent shall pay all filing fees payable pursuant to the HSR Act or other applicable Antitrust Laws (if any).
(d) The parties agree not to extend directly or indirectly any waiting period under the HSR Act or any applicable foreign Antitrust Law (including by withdrawing and refiling any filing pursuant to the HSR Act or applicable foreign Antitrust Law) or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company shall (i) promptly notify the other party of any written communication to that party from any Governmental Authority with respect to the HSR Act or any other Antitrust Law and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement and the Merger.
Section 5.3 Public Statements.   Subject to Section 5.8, the Company and Parent shall use reasonable best efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided, however, that these restrictions shall not apply to any Company communications regarding either (a) a Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, or (b) a Company Adverse Recommendation Change; provided, further, that the foregoing shall not restrict disclosures of information by or on behalf of CI Capital Partners LLC, Clayton, Dubilier & Rice, LLC or their respective Affiliates or successors, on the one hand, to their respective direct and indirect potential investors, Affiliates, financing sources, counsel, accountants, consultants and others, on the other hand (so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary private equity practices). The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.
Section 5.4 Stockholders’ Written Consent; Information Statement.
(a) Subject to the terms set forth in this Agreement, the Company shall use its best efforts to secure the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of capital stock of the Company holding at least a majority of the outstanding voting shares of such capital stock in favor of the adoption of this Agreement and approval of the Merger (the “Written Consent”) as soon as reasonably practicable, and in any event within eight (8) hours, after the execution of this Agreement. As promptly as practicable after receipt of the Written Consent, and in any event within eight (8) hours of the signing of this Agreement, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the executed Written Consent, certified as true and complete by an executive officer of the Company. In connection with the Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 thereof, and the Company Charter Documents.
(b) If the Written Consent is delivered to Parent, as soon as practicable following the date of this Agreement (but in no event later than ten (10) Business Days after the date hereof), the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement (as amended and supplemented, the “Information Statement”), (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall not file the Information Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof and to cause the Information Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Information Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading and the Company shall promptly prepare and mail to its stockholders an amendment or supplement setting forth such correction. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement. The Company shall use reasonable best efforts to ensure that the Information Statement (i) except for information provided to the Company by Parent or Merger Sub, will not on the date it is first mailed to stockholders of the Company and at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Company’s stockholders, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. In the event the Written Consent is not obtained and Parent does not terminate this Agreement, then the Company shall, as soon as practicable, prepare and file with the SEC a proxy statement related to the Merger and this Agreement and shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement and use reasonable best efforts to obtain the Company Required Vote at such meeting.
(c) On the date hereof, in connection with the Information Statement, the Company shall commence the inquiry required by Rule 14c-7 promulgated under the Exchange Act.
Section 5.5 Standard of Efforts.   Except as otherwise specified herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken (and Parent shall cause Merger Sub to take or cause to be taken), all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.
Section 5.6 Notification of Certain Matters.   Prior to the Closing, the Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company (and each will subsequently keep the other informed on a current basis of any material developments related to such notices), of such party becoming aware of the occurrence, or failure to occur, of any event, which would reasonably be expected to result in any of the conditions set forth in Article 6 not being able to be satisfied prior to the Termination Date.
Section 5.7 Access to Information; Confidentiality.
(a) During the Pre-Closing Period, the Company shall afford, and shall cause the Company Subsidiaries and the officers, directors and employees of the Company and the Company Subsidiaries to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours upon reasonable advance written notice, and in a manner that does not unreasonably disrupt or interfere with business operations, to the Company’s and the Company Subsidiaries’ officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), contracts and other assets as Parent shall reasonably request (provided that such access shall not include invasive sampling of building materials or the environment at any Real Property that is leased or licensed by the Company or any Company Subsidiary), all other such information concerning its and the Company Subsidiaries’ business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request, (B) that are in the possession, custody or control of the Company or any Company Subsidiary and (C) the disclosure of which would not violate any Law, cause to be waived the attorney-client privilege or other similar privilege with respect to any material matter (provided, that such privilege cannot in the Company’s good faith judgment be reasonably sufficiently protected using a joint defense or other similar agreement), result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or any Company Subsidiary with respect to confidentiality; provided that the Company and/or its Affiliates shall use reasonable efforts to communicate to Parent the requested information in a way that would not waive any applicable attorney-client privilege or contravene any applicable Law or confidentiality agreement, as applicable, including seeking any necessary consents from third parties. Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement.
(b) Until the Effective Time, at which time the Confidentiality Agreement shall terminate, the provisions of the Confidentiality Agreement dated October 30, 2017 between Clayton, Dubilier & Rice LLC and Ply Gem Industries, Inc. (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms.
Section 5.8 No Solicitation.
(a) Except as set forth in this Section 5.8, the Company shall, and shall cause each of the Company Subsidiaries and direct its and their respective officers, directors and other Representatives to, (i) immediately cease any and all activities, discussions or negotiations that commenced prior to the date of this Agreement with respect to a Takeover Proposal and (ii) promptly following the receipt of the Company Required Vote deliver written notice to each such Person with whom the Company had discussions or negotiations regarding a Takeover Proposal during the prior year (A) informing such Person that the Company is immediately terminating all activities, discussions and negotiations with respect to any Takeover Proposal and (B) directing that all such Persons and their Representatives return or destroy all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or their respective Representatives to the extent any confidentiality agreement with such Person so provides or allows.
(b) Except as set forth in this Section 5.8, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of the Company Subsidiaries, and direct its and their respective officers, directors and other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Takeover Proposal, (ii) approve, publicly recommend or endorse, execute or enter into any agreement, agreement-in-principle, term sheet or letter of intent providing for or accepting any Takeover Proposal or any proposal or offer that is reasonably likely to lead to a Takeover Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) other than informing third parties of the existence of the provisions contained in this Section 5.8, participate or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information, or afford access to personnel, books or records of the Company or any of its Subsidiaries, for the purpose of knowingly assisting, participating in, encouraging or facilitating any inquires or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Takeover Proposal or (v) resolve or agree to do any of the foregoing or otherwise authorize or direct any of its Representatives to take any such action; provided, however, that in response to a bona fide written Takeover Proposal made after the date of this Agreement and before the receipt of the Company Required Vote that did not result from a material breach of this Section 5.8, and subject to compliance with Section 5.8(c), the Company or its Representatives may contact the Person or its Representatives making such Takeover Proposal to clarify the terms and conditions thereof and, if the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, then the Company may at any time prior to the receipt of the Company Required Vote (but in no event after such time) do any or all of the following: (X) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Takeover Proposal and such Person’s Representatives, but only pursuant to a customary confidentiality agreement on terms substantially similar to, and no less restrictive in any material respect than, the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of Section 5.8(c)), provided, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company (any such confidentiality agreement described in this clause (X), an “Acceptable Confidentiality Agreement”) and (2) concurrently with its delivery to such Person, the Company delivers or makes available to Parent all such non-public information not previously provided to Parent; or (Y) participate or engage in discussions or negotiations (including the solicitation of revised Takeover Proposals) with such Person and such Person’s Representatives and its potential financing sources regarding such Takeover Proposal.
(c) The Company shall as promptly as practicable, and in no event later than forty-eight (48) hours after receipt, notify Parent of the Company’s receipt of any written Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the material terms and conditions of such Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly, and in no event later than forty-eight (48) hours after the occurrence of any material developments, keep Parent reasonably informed of such material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide or make available to Parent copies of any documents regarding such Takeover Proposal received by the Company from the Person making such Takeover Proposal or such Person’s Representatives).
(d) Except as set forth in this Section 5.8, neither the Company Board nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent or Merger Sub), the Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) resolve or agree to take any of the foregoing actions (any action described in clause (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”) or (v) authorize, cause or permit the Company or any of its Subsidiaries to, or authorize or direct any of their respective Representatives to, enter into any agreement, agreement-in-principle or letter of intent providing for any Takeover Proposal, other than an Acceptable Confidentiality Agreement.
(e) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Required Vote, but not after, if the Company has received a bona fide written Takeover Proposal that has not been withdrawn and the Company Board shall have determined in good faith (after consultation with outside counsel and its financial advisor), that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal, (A) the Company Board may make a Company Adverse Recommendation Change or (B) the Company may terminate this Agreement to enter into a binding written agreement with respect to such Takeover Proposal, in each case, if and only if: (X) the Company Board determines in good faith, after consultation with the outside counsel, that failure to do so would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, (Y) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d) at least three (3) Business Days prior to making any such Company Adverse Recommendation Change or terminating this Agreement (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination) and (Z) (1) the Company shall have provided to Parent all material terms and conditions of the Takeover Proposal, (2) the Company shall have given Parent the three (3) Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Takeover Proposal would cease to constitute a Superior Proposal and (3) after giving effect to the proposals made by Parent (which are not revocable by Parent for at least three (3) Business Days), if any, after consultation with outside counsel, the Company Board shall have determined, in good faith, that such Takeover Proposal is a Superior Proposal and that failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, the provisions of this Section 5.8(e) shall also apply to any material amendment to any Takeover Proposal and require a new Determination Notice, except that the references to three (3) Business Days shall be deemed to be two (2) Business Days.
(f) Nothing in this Section 5.8 or in Section 5.3 or elsewhere in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to the Company’s stockholders that is required by applicable Law; provided, however, that in no event shall the Company Board or other committee thereof take any action prohibited by Section 5.8(d) except as permitted by the terms of Section 5.8(d).
Section 5.9 Indemnification and Insurance.
(a) Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company and any Company Subsidiary now existing in favor of each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company’s or any Company Subsidiary’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, shall survive the Merger. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company or any Company Subsidiary as in effect on the date of this Agreement.
(b) For six (6) years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments or fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement and the Merger), whether asserted or claimed prior to, at or after the Effective Time, and shall advance each Indemnified Party within twenty (20) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments or fines as such expenses are incurred, but subject to the Indemnifying Parties’ receipt of an unsecured undertaking, to the extent required by the DGCL, by or on behalf of the Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder; provided, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.
(c) Parent and the Surviving Corporation shall, jointly and severally, cause the individuals who have served as officers and directors of the Company or any Company Subsidiary prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered or made available to Parent) (the “D&O Insurance”), to be covered under a directors’ and officers’ liability insurance policy on terms and conditions no less advantageous to such individuals than the Company’s and any Company Subsidiary’s existing directors’ and officers’ liability insurance policy for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors at or prior to the Effective Time (including in respect of this Agreement and the Merger) in their capacities as such, whether asserted or claimed prior to, at or after the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year (6) period as much coverage as is available for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six (6) year “tail” policy on terms and conditions no less advantageous to such former directors or officers than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.9(c). Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase such a “tail policy”, and Parent shall cause the Surviving Corporation to maintain such “tail” policy in full force and effect for its full term, in which case Parent shall be relieved from its obligations under this Section 5.9(c).
(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Corporation shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to assume the obligations set forth in this Section 5.9.
(e) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9). Parent shall pay all expenses, including reasonable attorneys’ fees and expenses, that may be incurred by any Indemnified Party in connection with their enforcement of their rights provided in this Section 5.9.
(f) The provisions of this Section 5.9 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement.
Section 5.10 Section 16 Matters.   Prior to the Effective Time, Parent, Merger Sub, the Company and the Company Board shall use reasonable best efforts and take all actions to the extent necessary or as may be reasonably requested by any party hereto in connection with this Agreement to cause the transactions contemplated hereby and any dispositions or cancellations of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.
Section 5.11 Tax Receivable Agreement.    Parent shall not, and shall not permit the Surviving Company or any Company Subsidiary to, enter into any financing arrangement or any other arrangement that, or amend the terms of any financing arrangement (including the Financing) or any other arrangement to, prohibit the payment of any amounts payable under the TRA. Furthermore, Parent shall not, and shall not permit the Surviving Company or any Company Subsidiary to, change or amend the tax reporting or accounting policies of the Surviving Company or any Company Subsidiary in any manner that would have the effect of reducing or prohibiting the payment of any amounts payable under the TRA, unless Parent causes the Surviving Company to calculate and pay any amounts due under the TRA without giving effect to any such change or amendment, provided that the payment under the TRA in respect of the taxable year beginning January 1, 2018 shall be determined using a 21% United States federal income tax rate, and the Surviving Company shall amend the TRA if necessary to give effect to such rate.
Section 5.12 State Takeover Laws.   If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover applicable Law is or may become applicable to any transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall use their reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to render such anti-takeover applicable Law (or, in the case of Section 203 of the DGCL, the restrictions on business combinations provided therein) inapplicable to the foregoing.
Section 5.13 Securityholder Litigation.   Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors or officers relating to the Merger or a breach of this Agreement or any other agreements contemplated hereby; provided, however, that the Company shall give Parent the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation, and the right to consult on the settlement, release, waiver or compromise of any such litigation, and the Company shall in good faith take such comments into account, and, except as permitted by Section 4.1(b)(xvii) of the Company Disclosure Letter, no such settlement, release, waiver or compromise relating to the Merger shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such litigation and shall keep Parent informed on a reasonably current basis with respect to the status thereof.
Section 5.14 Parties Obligations in Respect of the Financing.
(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable to (i) satisfy on a timely basis (taking into account the anticipated timing of the Pisces Marketing Period) all conditions applicable to Parent or Merger Sub set forth in the Commitment Letters (including definitive agreements related thereto) that are within its control, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing, (ii) maintain in effect the Commitment Letters (subject to Parent’s right to amend, modify, supplement, restate, assign, substitute or replace the Commitment Letters in accordance herewith), comply with its obligations pursuant to the Commitment Letters, enforce its rights under the Commitment Letters and, with respect to the Debt Commitment Letter, negotiate and enter into definitive agreements with respect thereto on terms and conditions no less favorable to Parent than those described in or contemplated in the Debt Commitment Letter and the Fee Letter (including any “market flex” provisions contained in the Fee Letter) and (iii) consummate the Financing at or prior to the Closing. If funds in the amounts and on the terms set forth in a Debt Commitment Letter become unavailable to Parent or Merger Sub on the terms and conditions (including any “market flex” provisions contained in the Fee Letter) contemplated in the Debt Commitment Letter and the Fee Letter (other than as a result of the Company’s breach of this Agreement, or if the Company’s failure to perform would be the sole cause of the conditions set forth in Article 6 not to be satisfied), Parent and Merger Sub shall promptly notify the Company of such fact and shall use their reasonable best efforts to obtain as promptly as practicable alternative debt financing (the “Alternative Financing”) in amounts sufficient to consummate the Merger, including, for the avoidance of doubt, the payment of the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses, provided that Parent and Merger Sub shall not be required to accept any Alternative Financing having terms and conditions less favorable to Parent and Merger Sub than those in the Debt Commitment Letter (taking into account any “market flex” provisions contained in the Fee Letter) and the Fee Letter; provided, further, that if Parent and Merger Sub proceed with Alternative Financing, Parent and Merger Sub shall be subject to the same obligations with respect to the Alternative Financing as set forth in this Section 5.14(a) with respect to the Financing, and all references in this Agreement to the “Debt Financing”, “Financing”, “Debt Commitment Letter,” “Fee Letter” and “Commitment Letters” (and other like terms in this Agreement) shall be deemed to also include such Alternative Financing, as applicable. In the event all conditions applicable to the Commitment Letters have been satisfied, Parent shall use its reasonable best efforts to cause the Persons providing the Financing to fund such Financing required to consummate the transactions contemplated by this Agreement as soon as practicable.

(b) Upon request of the Company, Parent shall keep the Company apprised (as promptly as possible, and in any event within forty-eight (48) hours of material developments relating to the Financing. Parent shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice and, in any event, within forty-eight (48) hours, (i) of any breach or default by any party to any of the Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (ii) of the receipt of  (A) any written notice or (B) other written communication, in each case from any Lender Related Party with respect to any (1) breach, default, termination or repudiation by any party to any of the Commitment Letters or definitive agreements related to the Financing of any provisions of the Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware or (2) material dispute or disagreement between or among any parties to the Commitment Letters or definitive agreements of which Parent becomes aware related to the Financing with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at the Closing, and (iii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, conditions, in the manner or from the sources contemplated by the Commitment Letters or definitive agreements related to the Financing such that it would not have amounts sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including, for the avoidance of doubt, the payment of the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses. As soon as reasonably practicable, but in any event within forty-eight (48) hours of the date the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Parent shall not replace, amend, supplement, modify or waive the Debt Commitment Letter or any provision of any fee letter or engagement letter relating to the Debt Commitment Letter (it being understood that the existence or exercise of  “market flex” provisions contained in the Fee Letter shall not constitute a replacement, amendment, supplement, modification or waiver of the Debt Commitment Letter), without the Company’s prior written consent (such consent not to be unreasonably withheld, or conditioned or delayed) if such replacement, amendment, supplement, modification or waiver (x) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fees) such that Parent would not have amounts sufficient to consummate the Merger and the other transactions contemplated by this Agreement, including, for the avoidance of doubt, the payment of the Option Consideration and the consideration in respect of the Restricted Stock under Section 1.8 and any other repayment or refinancing of debt that may be contemplated in the Merger and the payment of all related fees and expenses, (y) amends the conditions precedent to the Debt Financing in a manner that adds additional conditions precedent to the Debt Financing, or otherwise expands, amends or modifies any of the conditions precedent to the availability of the Financing, in each case, in a manner that would reasonably be expected to make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (z) would reasonably be excepted to delay or prevent the Closing; provided, that Parent may amend, supplement or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (or titles with respect to such entities) that have not executed the Debt Commitment Letter as of the date of this Agreement (it being understood that the aggregate commitments of the lenders party to the Debt Commitment Letter prior to such amendment, supplement or modification may be reduced in the amount of such additional party’s commitments). Parent shall promptly provide to the Company true and complete copies of any commitment letter and fee letter (which, in the case of a fee letter, may have Permissible Redacted Terms) associated with a replacement Debt Financing or Alternative Financing as well as any amendment, supplement, modification or waiver of any Debt Commitment Letter or any related fee letter (which, in the case of a fee letter, may have Permissible Redacted Terms), that is permitted hereunder.

(c) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and its and their respective Representatives to use reasonable best efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole cost and expense (subject to the expense reimbursement provision in the last sentence of this Section 5.14(c)), such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing, including by:
(i) assisting in preparation for and participating in a reasonable number of investor and lender meetings (including a reasonable and limited number of customary one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Debt Financing), lender due diligence presentations, drafting sessions, road shows and presentations, including sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed, and assisting Parent in obtaining ratings in connection with the Debt Financing;
(ii) assisting Parent and its Lender Related Parties with the preparation by Parent and the Lender Related Parties of materials for rating agency presentations, lender presentations, high yield road show presentations and offering memoranda, bridge teasers, private placement memoranda, bank information memoranda and similar marketing documents required in connection with the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing, including furnishing records, data or other information necessary to support any statistical information or claims relating to the Company appearing in the aforementioned materials required in connection with the Debt Financing or any high yield bonds being issued in lieu of any portion of the Debt Financing, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company and its Subsidiaries;
(iii) executing and delivering as of  (but not prior to) the Closing any pledge and security documents, other definitive financing documents for the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing, or other certificates or documents and back up therefor and for legal opinions as may be reasonably requested by Parent (including, solely to the extent such Person has been appointed as chief financial officer or treasurer (or other comparable officer) of the Borrower (as defined in the Debt Commitment Letter) on the Closing Date, executing and delivering a certificate of the chief financial officer or treasurer (or other comparable officer) of the Borrower substantially in the form attached as Annex I to Exhibit E to the Debt Commitment Letter certifying the solvency, after giving effect to (x) the transactions contemplated hereby and by the Atlas Purchase Agreement or (y) in the case of a Pisces Only Execution or a Joint (Atlas Deferred) Execution, after giving effect to the transactions contemplated hereby but not by the Atlas Purchase Agreement, of the Borrower and its subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral; provided, that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing (other than the execution of  (1) the authorization letters set forth in Section 5.14(c)(vii) below and (2) the representation letters required by the Company’s auditors in connection with the delivery of  “comfort letters” set forth in Section 5.14(c)(x) below), (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing (other than the execution of  (1) the authorization letters set forth in Section 5.14(c)(vii) below and (2) the representation letters required by the Company’s auditors in connection with the delivery of  “comfort letters” set forth in Section 5.14(c)(x) below) and (C) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date);
(iv) providing Parent and the Lender Related Parties promptly, and in any event no later than three (3) Business Days prior to Closing, with all documentation and other information about the Company and its Subsidiaries as is reasonably required and which any lender, provider or arranger of any Debt Financing or trustee for the high-yield bonds has reasonably requested in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case to the extent requested at least 10 Business Days in advance of the Closing;

(v) at the request of Parent, arranging for delivery of customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination in full on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid, satisfied and discharged on the Closing Date (and excluding, for the avoidance of doubt, the Company Notes, which may be redeemed in accordance with Section 5.14(c)(vi) below, and that comprising the Debt Financing) (it being understood and agreed that any prepayment is (and shall be) contingent upon the occurrence of the Closing and no actions shall be required which would obligate the Company or the Company’s Subsidiaries to complete such prepayment prior to the occurrence of the Closing);
(vi) taking all actions necessary, or reasonably requested by Parent, in accordance with the terms of the Indenture, including, at the option of Parent, (i) taking all actions necessary in connection with the satisfaction and discharge of the Company Notes (contingent upon the occurrence of the Closing) on the Closing Date and/or (ii) taking all actions necessary in connection with an optional redemption (contingent upon the occurrence of the Closing) of the Company Notes with such redemption being effective on, or at Parent’s option, following the Closing Date, and taking any other actions reasonably requested by Parent to facilitate (contingent upon the occurrence of the Closing) the satisfaction and discharge and/or redemption of the Company Notes pursuant to the applicable provisions of the Indenture, and Parent will provide (or cause to be provided) on the Closing Date funds in an amount equal to the amount necessary for the Company to redeem the Company Notes; provided, however, that nothing in this Section 5.14(c)(vi) shall obligate the Company to fund or set aside funds for the redemption, discharge or other satisfaction of the Company Notes or to take any action that is not at the expense of Parent;
(vii) providing customary authorization letters to the Lender Related Parties contemplated by the Debt Commitment Letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors (including customary 10b-5 and material non-public information representations relating to the Company and its Subsidiaries);
(viii) furnishing Parent and its Lender Related Parties as promptly as practicable with the Pisces Required Information; provided that no such Pisces Required Information constituting material non-public information may be publicly disclosed until filed by the Company with the SEC or otherwise publicly disclosed by the Company; provided, further, that at the reasonable request of Parent, subject to the prior written consent of the Company acting in good faith, the Company shall disclose certain material non-public information (by (x) filing a Form 8-K with the SEC and (y) posting such information on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means) identified by Parent relating to the Company for purposes of permitting such information to be included in marketing materials or memoranda for the Debt Financing or any high yield bonds being issued in lieu of all or a portion of the Debt Financing to be provided to potential investors who do not wish to receive material non-public information with respect to the Company and its Subsidiaries;
(ix) cooperating with Parent and Parent’s efforts to obtain customary corporate and facilities ratings (but no specific rating), consents, landlord waivers and estoppels, non-disturbance agreements as reasonably requested by Parent;
(x) causing KPMG LLP (or any successor auditor) to furnish to Parent and the Lender Related Parties, consistent with customary practice, (A) consents for use of their audit reports in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing and (B) customary comfort letters with respect to financial information relating to the Company that the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) are prepared to deliver upon “pricing” of any high-yield bonds being issued in lieu of all or a portion of the Debt Financing and causing KPMG LLP (or any successor auditor) to deliver such comfort letters upon the “pricing” of any such high-yield bonds, in each case, as reasonably requested by Parent and its Lender Related Parties;

(xi) taking all actions reasonably necessary to (A) permit the Lender Related Parties to evaluate the Company’s current assets, properties, rights, inventory, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, provided that such agreements and arrangements will only be effective upon Closing;
(xii) subject to the restrictions set forth in Section 5.7, granting the Lender Related Parties on reasonable terms and upon reasonable request, at reasonable times and on reasonable notice, access to the Company’s properties, rights, assets and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals and surveys);
(xiii) furnishing Parent and the Lender Related Parties all existing field examinations, collateral audits and asset appraisals and surveys of the Company; and
(xiv) furnishing the “borrowing base certificate” required to be delivered pursuant to clause (c) of the paragraph titled “Conditions Precedent to Initial Extensions of Credit” in Exhibit D to the Debt Commitment Letter.
Notwithstanding anything to the contrary herein, all such requested cooperation provided in accordance with this Section 5.14 shall not unreasonably interfere with the normal business or operations of the Company and its Subsidiaries and in no event shall the Company or any of its Subsidiaries be required to (I) bear any expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability, make any other payment, be an issuer or other obligor with respect to the Debt Financing or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time or otherwise not subject to the expense reimbursement provision in the last sentence of this Section 5.14(c) or (II) take any action that could reasonably be expected to result in any condition to Closing set forth in this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement. In addition, nothing in this Section 5.14 shall require (v) any action that would conflict with or violate the Company Charter Documents or any Law or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Company Material Contract to which the Company or its Subsidiaries is a party, (w) any employee, officer or director of the Company or any of its Subsidiaries incurring any personal liability (as opposed to liability in his or her capacity as an officer of such Person) with respect to any matters related to the Debt Financing, (x) the Company or any of its Subsidiaries to provide, and Parent shall be responsible for, (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information (other than the information to be provided by the Company pursuant to clause (B)(i) of the definition of  “Pisces Required Information”), (2) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”, (3) projections, risk factors or other forward-looking statements relating to any component of such financing, (4) subsidiary financial statements or other information of the type required by Rule 3-10 or Rule 3-16 of Regulation S-X or Item 402 of Regulation S-K or (5) any financial information in a form not customarily prepared by the Company with respect to such period or any financial information with respect to a year, month or fiscal period that has not yet ended or has ended less than forty-five days prior to the date of such request, except of the type and as would customarily be necessary in connection with private placements of debt securities under Rule 144A of the Securities Act or in private-side marketing or syndication materials for asset back revolving credit facilities, (y) the Company, any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing or any documentation related thereto prior to the Effective Time, or (z) the Company, any of its Subsidiaries or their counsel to provide any legal opinion in connection with the Debt Financing (other than any opinions with respect to the optional redemption of the Company Notes delivered prior to the Closing Date pursuant to Section 5.14(c)(vi)). For the avoidance of doubt, none of the Company or any of its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Debt Commitment Letter or the Equity Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing (other than the execution of  (1) the authorization letters set forth in Section 5.14(c)(vii) and (2) the representation letters required by the Company’s auditors in connection with the delivery of  “comfort letters” set forth in Section 5.14(c)(x)) and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Financing. Parent (I) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including (A) reasonable attorneys’ fees and (B) expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.14 and (II) shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 5.14) and any information used in connection therewith, in each case other than to the extent any of the foregoing arises from (1) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Subsidiaries or, in each case, their respective Affiliates and Representatives or (2) historical information provided in writing by the Company or any of its Subsidiaries specifically for use in connection with the Financing containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) The Company hereby consents to the use of its logos solely in connection with the Financing; provided, that Parent and Merger Sub shall ensure that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill and will comply with the Company’s usage requirements to the extent made available to Parent prior to the date of this Agreement.
(e) Parent shall not replace, amend, supplement, modify or waive, or agree to replace, amend, supplement, modify or waive (in any case whether by action or inaction), any term of the Equity Commitment Letter without the prior written consent of the Company. Parent shall promptly (and in any event within one (1) Business Day) notify the Company of  (i) the expiration or termination (or attempted or purported termination, whether or not valid) of the Equity Commitment Letter, or (ii) any refusal by the Sponsor to provide the full financing contemplated by the Equity Commitment Letter.
(f) Parent hereby acknowledges and agrees that obtaining the Financing, any Alternative Financing or any equity or debt financing relating to the Atlas Purchase Agreement or the transactions contemplated thereby, is not a condition to Parent and Merger Sub’s obligations under this Agreement and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any Alternative Financing or any equity or debt financing relating to the Atlas Purchase Agreement or the transactions contemplated thereby. Parent shall not (x) elect a Joint Execution under the Debt Commitment Letter or (y) prior to the completion of the Marketing Period, rescind an Escrow Election under the Debt Commitment Letter, in each case without the prior written consent of the Company.
ARTICLE 6
CONDITIONS
Section 6.1 Conditions to the Obligations of Each Party.   The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of, on or prior to the Closing, of the following conditions:
(a) The Company Required Vote shall have been obtained and, if obtained by Written Consent, twenty (20) calendar days shall have elapsed since the Company mailed to the Company’s stockholders the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act;

(b) Any waiting period (and any extensions thereof) under the HSR Act shall have expired, or been terminated or obtained, as applicable; and
(c) No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition entered or made after the date hereof, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.
Section 6.2 Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate the Merger is subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of, on or prior to the Closing, of the following conditions:
(a) The representations of and warranties of Parent set forth in Article 3 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;
(b) Each of Parent and Merger Sub shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Closing; and
(c) The Company shall have received a certificate executed by a duly authorized officer of Parent certifying that the conditions set forth in clauses (a) and (b) of this Section 6.2 are duly satisfied as of immediately prior to the Closing.
Section 6.3 Additional Conditions to the Obligations of Parent and Merger Sub.   The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or, to the extent permitted by this Agreement and applicable Law, waiver of, on or prior to the Closing, of the following conditions:
(a) (i) each of the Company’s representations or warranties set forth in Section 2.3(a), Section 2.3(d), the first sentence of Section 2.4(b), Section 2.6(a), or Section 2.22 of the Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date) in all respects, (ii) each of the Company’s representations or warranties set forth in Section 2.2 shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date) in all respects (except for de minimis inaccuracies, it being understood that any inaccuracy that would cause the aggregate amount payable under Section 1.7 and Section 1.8 to increase by more than $2,500,000 shall be deemed not to be a de minimus inaccuracy), and (iii) each of the Company’s other representations and warranties set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, has not had and would not reasonably be expected to result in a Company Material Adverse Effect;
(b) the Company shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;
(c) since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect; and
(d) Parent shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying on behalf of the Company that the conditions set forth in clauses (a), (b) and (c) of this Section 6.3 are duly satisfied immediately prior to the Closing.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
Section 7.1 Termination.   This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned as follows:
(a) by mutual written consent of Parent and the Company at any time prior to the Closing Date; or
(b) by either the Company or Parent as follows:
(i) if the Closing shall not have been consummated in accordance with the terms of this Agreement on or before midnight, Eastern Time, on June 29, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the Closing not having been consummated in accordance with the terms of this Agreement prior to the Termination Date; or
(ii) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition entered or made after the date hereof, in each case making the consummation of the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have taken all actions required under this Agreement to resist, lift or resolve such Judgment, Law or other legal restraint and the issuance of such Judgment, legal restraint or prohibition was neither proximately caused by nor resulted from the failure of such party to perform in any material respect any covenant in this Agreement required to be performed by such party; or
(c) by Parent, if prior to receipt of the Company Required Vote, (i) the Company Board shall have made a Company Adverse Recommendation Change or (ii) the Company shall have entered into, or publicly announced its intention to enter into, a binding written agreement with respect to a Superior Proposal; or
(d) by the Company, prior to receipt of the Company Required Vote, in compliance with Section 1.1(a) in order to accept a Superior Proposal and enter into a definitive agreement providing for the implementation of such Superior Proposal, subject to the prior or concurrent payment of the Termination Fee in accordance with Section 7.3(b); or
(e) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied and (ii) is incapable of being cured by the Termination Date or, if capable of being cured in such time frame, has not been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from Parent; provided, however, that neither Parent nor Merger Sub shall be entitled to terminate this Agreement pursuant to this Section 7.1(e) if either is then in material breach of any representation, warranty or covenant under this Agreement; or
(f) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied and (ii) is incapable of being cured by the Termination Date or, if capable of being cured in such time frame, has not been cured within twenty (20) Business Days following receipt by Parent of written notice of such breach or failure to perform from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(f) if it is in material breach of any representation, warranty or covenant under this Agreement; or
(g) by Parent if the Company shall have failed to secure the Written Consent and deliver the Written Consent to Parent pursuant to Section 5.4(a) within eight (8) hours after the execution of this Agreement; or

(h) by the Company if  (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been and remain satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at Closing and remain capable of such satisfaction), (ii) the Pisces Marketing Period has concluded, (iii) the Company has irrevocably confirmed by written notice to Parent it is ready, willing and able to consummate the Closing and (iv) Parent and Merger Sub fail to consummate the Merger within two (2) Business Days following the delivery of such notice.
The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 7.1 pursuant to which such party is terminating this Agreement.
Section 7.2 Effect of Termination.   Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void except for the provisions of  (a) the last sentence of Section 5.14(c), (b) this Section 7.2, (c) Section 7.3 (Fees and Expenses) and (d) Article 8 (General Provisions), which shall survive such termination. The Confidentiality Agreement and Limited Guarantee shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with their respective terms.
Section 7.3 Fees and Expenses.
(a) Except as expressly set forth in this Agreement (including in Section 5.2, Section 5.14 and this Section 7.3), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.
(b) The Company shall pay Parent a termination fee of  $45,000,000 (the “Termination Fee”) in the event that this Agreement is terminated:
(i) by Parent pursuant to Section 7.1(c) and Section 7.1(g);
(ii) by the Company pursuant to Section 7.1(d);
(iii) by either Parent or the Company pursuant to Section 7.1(b)(i) at a time at which Parent had the right to terminate this Agreement pursuant to Section 7.1(e) and (A) before the date of such termination, a bona fide written Takeover Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (B) within twelve (12) months after the date of termination, the Company shall have consummated such Takeover Proposal or entered into a definitive agreement for such Takeover Proposal (which Takeover Proposal is ultimately consummated); or
(iv) by Parent pursuant to Section 7.1(e) and (A) before the date of such termination, a bona fide written Takeover Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (B) within twelve (12) months after the date of termination, the Company shall have consummated a Takeover Proposal or entered into a definitive agreement for such Takeover Proposal (which Takeover Proposal is ultimately consummated).
For purposes of this Section 7.3(b), all references to “20%” in the definition of  “Takeover Proposal” shall be deemed to be references to “50%.”
Any fee due under Section 7.3(b)(i) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section 7.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds prior to or concurrently with the termination of this Agreement. Any fee due under Section 7.3(b)(iii) or (iv) shall be paid to Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced therein is consummated.
(c) Parent shall pay the Company a termination fee of  $112,500,000 (the “Reverse Termination Fee”) in the event that this Agreement is terminated (i) by the Company pursuant to Section 7.1(f) or Section 7.1(h) or (ii) by the Company or Parent pursuant to Section 7.1(b)(i) at a time at which the Company had the right to terminate this Agreement pursuant to Section 7.1(f) or Section 7.1(h).

Any fee due under Section 7.3(c) shall be paid to the Company by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.
(d) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.
(e) Notwithstanding anything to the contrary contained in this Agreement and except for the right of Parent to seek an injunction, specific performance or other equitable relief as contemplated by Section 8.9, in the event that the Termination Fee is payable pursuant to Section 7.3(b), Parent’s receipt of  (i) the Termination Fee in full and (ii) any amounts due and owing to Parent pursuant to Section 7.3(g), shall be the sole and exclusive remedy of Parent or Merger Sub against the Company and its Affiliates, former, current or future officers, directors, partners, stockholders, optionholders, managers, members, directors, managers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, assigns or Affiliates (collectively, the “Company Related Parties”) for any damages suffered as a result of or related to this Agreement, including the failure of the Merger to be consummated or for any breach or failure to perform under this Agreement or any other Transaction Document, and upon payment of  (i) the Termination Fee and (ii) any amounts due and owing to Parent pursuant to Section 7.3(g), neither the Company nor any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and the amount of the Termination Fee is intended to serve as a limit on the maximum aggregate liability of the Company in the event of such a termination. Upon payment of  (i) the Termination Fee and (ii) any amounts due and owing to Parent pursuant to Section 7.3(g), (A) neither the Company nor any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, any Contract in connection herewith or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), (B) none of Parent, Merger Sub or any of their Affiliates shall be entitled to bring or maintain any claim, suit, action or proceeding against the Company or any Company Related Party arising out of or in connection with this Agreement, the other Transaction Documents, any Contract or agreement executed in connection herewith or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (C) Parent and Merger Sub shall cause any claim, suit, action or proceeding pending in connection with this Agreement, any Contract executed in connection herewith or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by Parent or Merger Sub and/or any of their Affiliates against the Company or any Company Related Party, to be dismissed with prejudice promptly. In no event shall Parent or Merger Sub seek on their own behalf or on behalf of any of their Affiliates, directors, officers, employees, partners, managers, members, stockholders, advisors, agents, other representatives, successors or assigns, any damages from, or otherwise bring any suit, action or proceeding against, the Company or any Company Related Party in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, other than a suit, action or proceeding against the Company to recover payment of the Termination Fee to the extent the Termination Fee (and any amounts due and owing to Parent or Merger Sub pursuant to Section 7.3(g)) is not paid when due pursuant to this Agreement or for specific performance, injunction or other equitable remedy in accordance with Section 8.9.
(f) Notwithstanding anything to the contrary contained in this Agreement and except for the right of the Company to seek an injunction, specific performance or other equitable relief as contemplated by Section 8.9, in the event that the Reverse Termination Fee is payable pursuant to Section 7.3(c) the Company’s receipt of  (i) the Reverse Termination Fee in full, (ii) any amounts due and owing pursuant to the last sentence of Section 5.14(c) and (iii) any amounts due and owing to the Company pursuant to Section 7.3(g), shall be the sole and exclusive remedy of the Company against Parent, Merger Sub, Sponsor and their respective Affiliates, any debt financing sources (including any Lender Related Party) and former, current and future general or limited partners, directors, managers, officers, employees, counsel, financial advisors, auditors, agents, other authorized representatives, stockholders, Affiliates and assigns (collectively, but excluding Parent, the “Parent Related Parties”) for any damages suffered as a result of or related to this Agreement, including the failure of the Merger to be consummated or for any breach or failure to perform under this Agreement or any other Transaction Document, and upon payment of  (i) the Reverse Termination Fee, (ii) any amounts due and owing pursuant to the last sentence of Section 5.14(c) and (iii) any amounts due and owing to the Company pursuant to Section 7.3(g), neither Parent nor any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, the Debt Commitment Letter, the Equity Commitment Letter or the transactions contemplated hereby or thereby and the amount of the Reverse Termination Fee is intended to serve as a limit on the maximum aggregate liability of Parent and the Parent Related Parties in the event of such a termination. Upon payment of  (i) the Reverse Termination Fee, (ii) any amounts due and owing pursuant to the last sentence of Section 5.14(c) and (iii) any amounts due and owing to the Company pursuant to Section 7.3(g), (A) neither Parent nor any Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the other Transaction Documents, any Contract in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letter)) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), (B) none of the Company or any of its Affiliates shall be entitled to bring or maintain any claim, suit, action or proceeding against Parent or any Parent Related Party arising out of or in connection with this Agreement, the other Transaction Documents, any Contract or agreement executed in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letter)) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination and (C) the Company shall cause any claim, suit, action or proceeding pending in connection with this Agreement, any Contract executed in connection herewith (including the Debt Commitment Letter and the Equity Commitment Letter)) or therewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof), to the extent maintained by the Company and/or any of its Affiliates against Parent or any Parent Related Party, to be dismissed with prejudice promptly. In no event shall the Company seek on its own behalf or on behalf of any of its Affiliates, directors, officers, employees, partners, managers, members, stockholders, advisors, agents, other representatives, successors or assigns, any damages from, or otherwise bring any suit, action or proceeding against, Parent or any Parent Related Party in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including any suit, action or proceeding relating to the Debt Financing or the Debt Commitment Letter), other than a suit, action or proceeding against Parent or Sponsor under the Limited Guarantee to recover payment of the Reverse Termination Fee (and any amounts due and owing to the Company pursuant to Section 7.3(g)) to the extent the Reverse Termination Fee is not paid when due pursuant to this Agreement, any amounts due and owing pursuant to the last sentence of Section 5.14(c) or for specific performance, injunction or other equitable remedy in accordance with Section 8.9.
(g) If the Company fails to promptly pay the Termination Fee when due pursuant to Section 7.3(b) or Parent fails to promptly pay the Reverse Termination Fee when due pursuant to Section 7.3(c), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount due pursuant to Section 7.3(b) or a final and non-appealable judgment against Parent for the amount set forth in Section 7.3(c), the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. Any amount payable pursuant to this Section 7.3(g) shall be paid by the applicable party by wire transfer of same-day funds prior to or on the date such payment is required to be made pursuant to such final and non-appealable judgment.
Section 7.4 Amendment.   This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following the delivery of the Written Consent, there shall not be any amendment of this Agreement that by Law requires further approval by the stockholders of the Company without such further approval by such stockholders. This

Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything else to the contrary herein, the provisions set forth in Section 7.3, this Section 7.4, Section 8.4, Section 8.6 and Section 8.11 in each case may not be amended, modified or altered in any manner adverse to the Lender Related Parties in any material respect without the prior written consent of the Committed Lenders.
Section 7.5 Waiver.   At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
ARTICLE 8
GENERAL PROVISIONS
Section 8.1 Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein which by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article 8.
Section 8.2 Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or email, in each case to the intended recipient as set forth below:
if to the Company:
Ply Gem Holdings, Inc.
5020 Weston Parkway, Suite 400
Cary, North Carolina 27513
Attention: Tim Johnson
Email: tim.johnson@plygem.com
with copies to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ariel J. Deckelbaum and Carl L. Reisner
Facsimile: (212) 757-3990
Email: ajdeckelbaum@paulweiss.com and creisner@paulweiss.com if to Parent or Merger Sub:
Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attn: Nathan K. Sleeper; J.L. Zrebiec
Email: nsleeper@cdr-inc.com; jzrebiec@cdr-inc.com

with copies to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Paul S. Bird
Email: psbird@debevoise.com
Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
Section 8.3 Interpretations.   When a reference is made in this Agreement to Sections or Annexes, such reference shall be to a Section or Annex to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, each as amended and now and hereafter in effect, unless the context requires otherwise. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 8.4 Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive Law of any other jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware and, if the Court of Chancery of the State of Delaware denies jurisdiction, then the state courts or the Federal courts located in New York County, New York (each party hereby agreeing not to challenge the jurisdiction of any such courts or appropriateness of such jurisdiction or venue), in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.2 or in such other manner as may be permitted by applicable Law. Nothing in this Section 8.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.
(b) Notwithstanding Section 8.4(a), each party to this Agreement acknowledges and irrevocably agrees (i) that any action or proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties arising out of or relating to this Agreement or the Debt Commitment Letter or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City and State of New York (whether a state or Federal court), and any appellate court from any thereof, (ii) that any action or proceeding, whether at Law or in equity, whether in Contract or in tort or otherwise, against any of the Lender Related Parties shall be governed by, and construed in accordance with, the laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court, (iv) that the provisions of Section 8.4 shall apply to any such action or proceeding and (v) that the Lender Related Parties are express third-party beneficiaries of this Section 8.4(b).
(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY SUCH LEGAL ACTION INVOLVING ANY LENDER RELATED PARTY UNDER THE DEBT FINANCING) OR THE LEGAL ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.
Section 8.5 Counterparts; Facsimile Transmission of Signatures.   This Agreement may be executed in any number of counterparts (including by facsimile or .pdf) and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or .pdf transmission.
Section 8.6 Assignment; No Third Party Beneficiaries.
(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.
(b) Except as to the Lender Related Parties with respect to Section 7.3(f), Section 7.4, Section 8.4(b), Section 8.4(c), Section 8.6 and Section 8.11, as to the Company Related Parties with respect to Section 7.3(e), as to the Parent Related Parties with respect to Section 7.3(f),as to CI Capital Partners LLC and Clayton, Dubilier & Rice, LLC with respect to Section 5.3 and as to ITR Holdco, L.P. with respect to Section 5.11, nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. Notwithstanding the foregoing, (i) the provisions of Article 1 relating to the payment of the Merger Consideration shall be enforceable by the holders of Company Common Stock and the Company Equity Awards, as applicable, immediately prior to the Effective Time and (ii) the Indemnified Parties shall be third party beneficiaries of, and entitled to enforce, Section 5.9.
Section 8.7 Severability.   If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 8.8 Entire Agreement.   This Agreement, the Company Disclosure Letter, the Exhibits hereto, the documents and instruments referred to herein that are to be delivered at Closing and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.
Section 8.9 Specific Performance; Remedies.
(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that, subject to Section 8.9(b), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware and, if the Court of Chancery of the State of Delaware denies jurisdiction, then the state courts or the Federal courts located in New York County, New York (each party hereby agreeing not to challenge the jurisdiction of any such courts or appropriateness of such jurisdiction or venue), and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
(b) Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Parent has an obligation to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and the Company shall be entitled to specific performance to enforce the terms of the Equity Commitment Letter against Parent and to cause the Equity Financing to be funded and to cause Parent to effect the Closing in accordance with Section 1.2, in each case, only if  (w) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived by Parent (other than those conditions that by their terms or nature are to be satisfied at the Closing and remain capable of satisfaction), (x) the Debt Financing has been or would be funded at the Closing assuming the Equity Financing is funded, (y) the Company has confirmed in writing that if specific performance is granted and the Financing is funded, then it is ready, willing and able to take the actions within its control that are required of it by this Agreement to consummate the Closing, and (z) Parent fails to consummate the Closing on or prior to the later of the date the Closing should have occurred pursuant to Section 1.2 and two (2) Business Days following the delivery of such Company confirmation.
(c) Parent acknowledges and agrees that the Company may pursue both a grant of specific performance under this Section 8.9 and the payment of the Reverse Termination Fee pursuant to Section 7.3(c); provided that in no event shall the Company be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Reverse Termination Fee payable pursuant to Section 7.3(c) or any portion thereof.
(d) The Company acknowledges and agrees that Parent may pursue both a grant of specific performance under this Section 8.9 and the payment of the Termination Fee pursuant to Section 7.3(b); provided that in no event shall Parent be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) the Termination Fee payable pursuant to Section 7.3(b) or any portion thereof.

Section 8.10 Disclosure Letter.   The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably expected to result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.
Section 8.11 Non-Recourse. Each party agrees, on behalf of itself and its Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (A) this Agreement, any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance of this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the Merger or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable other Transaction Document and, in accordance with, and subject to the terms and conditions of this Agreement or the applicable other Transaction Document, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby shall be sought or had against any other person, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (A) through (D). Notwithstanding anything to the contrary herein or otherwise, no Lender Related Party shall have any liability or obligation in connection with or related in any manner to the aforementioned to any person that is not a party to the Debt Financing or the Debt Commitment Letter. Notwithstanding anything to the contrary herein or otherwise, no Company Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.
* * * * *
[End of text — the next page is the signature page]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.
PLY GEM HOLDINGS, INC.
By: /s/ Gary E. Robinette Name: Gary E. Robinette Title: President, Chief Executive Officer and Chairman of the Board of Directors
[Signature Page to Agreement and Plan of Merger]

PISCES MIDCO, INC.
By: /s/ Theresa A. Gore Name: Theresa A. Gore Title: Vice President and Secretary
[Signature Page to Agreement and Plan of Merger]

PISCES MERGER SUB, INC.
By: /s/ Theresa A. Gore Name: Theresa A. Gore Title: Vice President and Secretary
[Signature Page to Agreement and Plan of Merger]

Annex A
Definitions
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that with respect to each of the Parent and Merger Sub, the term “Affiliate” shall not be deemed to include any portfolio company of any fund managed by Clayton, Dubilier & Rice, LLC, other than with respect to Section 3.7, Section 7.3(e) and Section 7.3(f).
“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Atlas Marketing Period” has the meaning given to such term in the Atlas Purchase Agreement.
“Atlas Purchase Agreement” means the Agreement and Plan of Merger, dated as of the date hereof, by and among Atrium Corporation, Parent, CD&R Atlas Merger Sub, Inc. and, solely in its capacity as Representative thereunder, Atrium Intermediate Holdings, LLC, a copy of which has been delivered to the Company.
“Board of Directors” means, with respect to any entity, the board of directors of such entity.
“Business Day” means any day except a Saturday, a Sunday, a federal holiday, any other day on which commercial banks are required or authorized to close in New York, New York, and any other day on which the office of the Secretary of State of the State of Delaware is closed.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letter.
“Company Equity Awards” means the Options, Restricted Stock, Restricted Stock Units and Performance Units.
“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or development that (i) individually or when taken together, has, or is reasonably likely to have, a material adverse effect on the business, condition, (financial or otherwise), operations, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, or any fact, circumstance, change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: (A) changes in conditions in the U.S. (or any other countries where the Company or any Company Subsidiary operates) or global economy or capital or financial markets generally, including changes in interest or exchange rates; (B) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of the Company Subsidiaries operates; (C) general market or economic conditions in the residential and commercial construction, manufactured housing or remodeling and renovation industries; (D) the announcement or pendency of this Agreement (including Sponsor’s identity) or the transactions contemplated hereby or the Altas Purchase Agreement or the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees; (E) changes in applicable foreign, federal, state or local Law, statutes, ordinances, decrees, rules, regulations or administrative policies or interpretations thereof; (F) changes in generally accepted accounting principles or the interpretation thereof; (G) any action required to be taken pursuant to this Agreement or at the request or with the consent of Parent or Merger Sub; (H) any failure by the Company to meet any projections, guidance, estimates, forecasts or milestones or published financial or operating
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predictions for or during any period ending (or for which results are released) on or after the date hereof  (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (I) any litigation arising from or relating to the Merger; (J) a decline in the price of the Company Common Stock (it being agreed that the facts and circumstances giving rise to such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (K) any natural disaster (including hurricanes, floods and tornadoes) or other acts of God, acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism), or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism (including cyber-terrorism) threatened or underway as of the date of this Agreement; provided, further, that any change, event, occurrence or development arising out of or resulting from any change or event referred to in clause (A), (B), (C), (E), (F) or (K) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company or any Company Subsidiaries, taken as a whole, as compared to any other similarly situated participants that operate in the industries in which the Company and the Company Subsidiaries operate.
“Company Notes” means the 6.50% Senior Notes due 2022, governed by the Indenture.
“Company Required Vote” means the affirmative vote of the holders of at least a majority of the outstanding Shares in favor of the adoption of this Agreement, which may be evidenced by the Written Consent.
“Compliant” means, with respect to the Pisces Required Information, that such Pisces Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make such Pisces Required Information not misleading in light of the circumstances under which such statement is made (giving effect to all supplements and updates provided thereto).
“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, whether oral or written.
“Environmental Laws” means any national, super-national, regional, federal, foreign, state, provincial or local Law, including regulations, orders, permits, licenses, approvals and ordinances, pertaining to (i) pollution, the environment, natural resources, and the protection of the environment or human health and safety (solely as it relates to exposure to Hazardous Substances) or (ii) the presence of, use, handling, release, recycling, generation, treatment, storage, transportation or disposal of or exposure to or the labeling or registration of Hazardous Substances.
“Escrow Election” has the meaning set forth in the Debt Commitment Letter as of the date hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Hazardous Substances” means any materials, substances, chemicals or wastes that are listed, classified, regulated, or characterized as hazardous, biohazardous, toxic, dangerous, explosive, radioactive, reactive, bioaccumulative, special, or as a pollutant, contaminant or words of similar meaning or effect under Environmental Laws or would otherwise form the basis of liability under such Environmental Laws, including, but not limited to, asbestos, bloodborne pathogens, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, nuclear fuel, bacteria or fungi and medical waste.
“Indenture” means the Indenture, dated as of January 30, 2014, as amended, restated, supplemented or otherwise modified from time to time, by and among Ply Gem Industries, Inc., the guarantors party thereto from time to time and Wells Fargo Bank, National Association, as trustee.
“Joint Execution” has the meaning set forth in the Debt Commitment Letter as of the date hereof.
“Joint (Atlas Deferred) Execution” has the meaning set forth in the Debt Commitment Letter as of the date hereof.
“Knowledge” and similar phrases mean the actual knowledge, after reasonable inquiry, as of the date hereof, of each of  (a) in the case of the Company, Gary E. Robinette, Shawn K. Poe, David N. Schmoll, John Wayne, John Buckley and Art Steinhafel and (b) in the case of Parent or Merger Sub, Nathan Sleeper, J.L. Zrebiec and Tyler Young.
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“Lender Related Parties” means Persons (including the Committed Lenders and each agent and arranger) that have committed to provide or arrange or have otherwise entered into agreements in connection with the Debt Financing, any high yield bonds being issued in lieu of any portion of the Debt Financing or any alternative debt financings (including any Alternative Financing) in connection with the transactions contemplated hereby pursuant to the Debt Commitment Letter or any other commitment letter, and any joinder agreements, indentures or credit agreements permitted by this Agreement and entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance in respect of such asset.
“Option” means any option to purchase Shares granted pursuant to any Stock Plan and outstanding immediately before the Effective Time.
“Option Consideration” means, with respect to any Option, an amount equal to the product of  (x) the number of Shares issuable under such Option multiplied by (y) the excess, if any, of  (i) the Merger Consideration per Share over (ii) the exercise price payable in respect of each Share issuable under such Option.
“Ordinary Course of Business” means the usual, regular and ordinary course of business, consistent in all material respects with past practice.
“Parent Material Adverse Effect” means any change, event, occurrence or development that would reasonably be expected to prevent, or materially delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger.
“Performance Unit” means any award granted pursuant to any Stock Plan and outstanding immediately before the Effective Time constituting a right to receive upon settlement a predetermined, specified number of Shares, whether at or following vesting, which vests based, either solely or among other things, on the achievement of one or more performance goals or metrics.
“Permitted Liens” means: (i) Liens for Taxes not yet due and payable and for which adequate reserves have been established in accordance with GAAP on the Company Financial Statements; (ii) liens or imperfections of title that have arisen in the Ordinary Course of Business (including mechanics’ and materialmen’s liens) that, in the aggregate, do not materially impair the present or intended use and operation of the assets to which they relate; (iii) Liens disclosed in the Company SEC Reports, Company Financial Statements or any schedules to this Agreement; (iv) with respect to the Leased Real Property, Liens to which the fee or any other superior interest in such Leased Real Property is subject and any liens in favor of the fee owner or other superior interest holder; (v) zoning, building codes, entitlement and other land use and Environmental Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such real property, (vi) licenses of Intellectual Property rights granted in the Ordinary Course of Business; and (vii) Liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the U.S. or foreign jurisdictions.
“Person” includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.
“Pisces Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date of this Agreement throughout and at the end of which (i) Parent shall have the Pisces Required Information and the Pisces Required Information shall be Compliant (it being understood that if the Company shall in good faith reasonably believe that it has provided the Pisces Required Information and the Pisces Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes the Pisces Required Information was delivered), in which case the Company shall be deemed to have delivered the Pisces Required Information to Parent on the date specified in that notice (so long as such notice is given within two days of such date) and the Pisces Required Information shall be deemed to be Compliant unless Parent in good faith reasonably believes that the Company has not
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completed delivery of the Pisces Required Information or the Pisces Required Information is not Compliant and, within three (3) Business Days after its receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Pisces Required Information Parent reasonably believes the Company has not delivered, or the reason for which the Pisces Required Information is not Compliant)) and (ii) the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) are satisfied; provided that, (w) March 29, 2018 and March 30, 2018 shall not be considered Business Days for purposes of the Pisces Marketing Period, (x) the Pisces Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the Debt Financing is actually funded (including the funding of any bridge loan in lieu of high yield debt securities) on such earlier date, (y) the Pisces Marketing Period shall not commence or be deemed to have commenced if, after the date of this Agreement and prior to the completion of such fifteen (15) consecutive Business Day period: (A) the Company has publicly announced its intention to, or determines that it must, restate, or KPMG LLP has determined that it is necessary to restate, any historical financial statements or other financial information included in or that includes the Pisces Required Information, in which case, the Pisces Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Pisces Required Information has been amended and updated, or (B) the financial statements included in the Pisces Required Information become stale under customary practices for offerings and private placements of high-yield debt securities under Rule 144A promulgated under the Securities Act, in which case the Pisces Marketing Period shall not be deemed to commence unless and until the earliest date on which the Company has furnished Parent with updated Pisces Required Information, or (C) KPMG LLP have withdrawn their audit opinion with respect to any of the financial statements contained in or that includes the Pisces Required Information for which they have provided an opinion, in which case the Pisces Marketing Period shall not commence or be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by KPMG LLP or another nationally-recognized independent public accounting firm reasonably acceptable to Parent, or (D) any Pisces Required Information would not be Compliant at any time during such fifteen (15) consecutive Business Day period or otherwise ceases to meet the requirement of  “Pisces Required Information”, in which case the Pisces Marketing Period shall not commence or be deemed to commence unless and until such Pisces Required Information is updated or supplemented so that it is Compliant (it being understood that if any Pisces Required Information provided at the commencement of the Pisces Marketing Period ceases to be Compliant during such fifteen (15) consecutive Business Day period, then the Pisces Marketing Period shall be deemed not to have commenced) and (z) the Pisces Marketing Period shall not commence or be deemed to have commenced if the Atlas Marketing Period has not commenced or been deemed to commence pursuant to the terms of the Atlas Purchase Agreement, in which case the Pisces Marketing Period shall not be deemed to commence unless and until the Atlas Marketing Period has commenced or been deemed to commence. Notwithstanding the foregoing, clause (z) of the proviso in the foregoing sentence shall be disregarded (a) between and including March 26, 2018 and April 19, 2018 and after May 10, 2018, (b) if the Atlas Purchase Agreement has been terminated in accordance with its terms, or (c) if a Standalone Election has occurred.
“Pisces Only Execution” has the meaning set forth in the Debt Commitment Letter as of the date hereof.
“Pisces Required Information” means (A) (x) audited consolidated balance sheets for the two most recently completed fiscal years and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years, in each case, ended at least seventy five (75) days prior to the Closing Date, in each case accompanied by the unqualified reports thereon of KPMG LLP and (y) unaudited consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Company and its Subsidiaries for any subsequent fiscal quarter and the portion of the fiscal year through the end of such quarter (other than, in each case, the fourth quarter of any fiscal year) ended at least forty (40) days prior to the Closing Date, and for the comparable period of the prior fiscal year, in the case of each of clauses (x) and (y), prepared in accordance with GAAP and in compliance with Regulation S-X,
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(B) (i) other financial information relating to the Company and its Subsidiaries reasonably requested and necessary to allow Parent to prepare pro forma financial statements (to the extent such information is reasonably available without undue effort or expense) (which pro forma financial statements to be prepared by Parent may include a pro forma balance sheet as of the most recent date that a balance sheet was delivered pursuant to clause (A) above, a statement of operations for the last fully completed fiscal year for which a statement of operations was delivered pursuant to clause (A) above, a statement of operations for any interim period since the completion of the last fiscal year for which a statement of operations was delivered pursuant to clause (A) above and the comparable period of the prior fiscal year and for the most recently completed four-fiscal quarter period ended at least forty (40) days prior to the Closing Date (or, if the end of the most recently completed four-fiscal quarter period is the end of a fiscal year, ended at least seventy five (75) days before the Closing Date)) prepared in accordance with GAAP, which need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A promulgated under the Securities Act, it being understood that nothing will require the Company to provide (or be deemed to require the Company to prepare) any pro forma financial statements, (ii) a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the Company and (iii) business and other information regarding the Company of the type that would be customary for an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company to be included in such offering memorandum and which, with respect to the interim financial statements, shall have been reviewed by the independent auditors of the Company as provided in AU 722 and (C) the draft comfort letters referred to in Section 5.14(c)(x).
“Qualifying SEC Report” means (a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (as amended) and (b) any Company SEC Report filed on or after the date of filing of such Form 10-K that is filed with the SEC on the SEC’s EDGAR system at least one (1) Business Day prior to the date of this Agreement.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act.
“Regulation S-X” means Regulation S-X promulgated under the Securities Act.
“Representatives” means directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.
“Restricted Stock” means any award of restricted Shares granted pursuant to any Stock Plan and outstanding immediately before the Effective Time.
“Restricted Stock Unit” means any award granted pursuant to any Stock Plan and outstanding immediately before the Effective Time constituting a right to receive upon settlement either, as provided by the applicable award agreement, (i) a specified number of Shares or the cash value thereof or (ii) a fixed amount of cash, in either case whether at or following vesting, other than a Performance Unit.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Standalone Election” means the delivery of a notice from Parent to the Lead Arrangers (as defined in the Debt Commitment Letter) pursuant to the Debt Commitment Letter notifying such Lead Arrangers that Parent intends to consummate a “Pisces Only Execution” (as defined in the Debt Commitment Letter) with a copy to the Company.
“Stock Plans” mean the Company’s 2004 Stock Option Plan and the Company’s Long Term Incentive Plan, each as amended from time to time.
“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to appoint more than 50% of the board of directors or other governing body of such entity.
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“Superior Proposal” means any bona fide written Takeover Proposal obtained after the date of this Agreement that the Company Board determines in its good faith judgment (after consultation with its financial advisor and outside counsel), taking into account (i) the anticipated timing, conditions (including any financing condition of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal and (ii) all the terms (financial and otherwise) of such proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement), would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Shares than the Merger; provided that, for purposes of this definition of  “Superior Proposal” only, references to 20% in the definition of Takeover Proposal shall be deemed to be references to 50%.
“Takeover Proposal” shall mean, other than the Merger, any proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent, Merger Sub or any of their Affiliates) or “group” (as defined in Section 13(d) of the Exchange Act) for (i) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of  (A) 20% or more of the Company’s consolidated assets, (B) 20% or more of the outstanding Company Common Stock (or securities of the Company convertible into or exchangeable or exercisable for Company Common Stock), (iii) a tender offer or exchange offer or other direct or indirect acquisition that if consummated would result in any “Person” or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more (or, in the case of any person beneficially owning (for purposes of Section 13(d) of the Exchange Act) 20% or more of the Company Common Stock as of the date of this Agreement, any additional) of the outstanding Company Common Stock (or securities of the Company convertible into or exchangeable or exercisable for Company Common Stock), (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Company Subsidiaries), or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, net revenues or net income and Company Common Stock involved is 20% or more, in each case, other than the Merger.
“Tax” or “Taxes” means any foreign, federal, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated or other tax or similar levy, charge, or assessment, including any interest, penalty or addition thereto.
“Tax Authority” or “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Tax Return” means any return, election, report, claim for refund, declaration, statement, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Taxing Authority.
“TRA” means the Tax Receivable Agreement, dated as of May 22, 2013, between the Company and PG ITR Holdco, L.P.
“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guarantee, the Equity Commitment Letter, the Debt Commitment Letter and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.
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Annex B
PLY GEM HOLDINGS, INC.
Written Consent of the Stockholders
Dated: January 31, 2018
The undersigned (the “Stockholder”), representing the holders of a majority in voting power of the outstanding capital stock of Ply Gem Holdings, Inc., a Delaware corporation (the “Company”), entitled to vote on the matters set forth herein, hereby irrevocably consent, pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, as amended, and Section 9.1 of the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and Section 2.13 of the Amended and Restated By-laws of the Company (the “Company By-laws”), to the adoption of the following resolutions, with the same force and effect as if such resolutions were approved and adopted at a duly called meeting of stockholders.
WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Pisces Midco, Inc., a Delaware corporation (“Parent”), and Pisces Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to them therein), pursuant to which, upon the terms and subject to the conditions in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, and, at the Effective Time, each share of common stock, par value $0.01 per share, of the Company Common Stock issued and outstanding (each share of Company Common Stock, a “Share” and, collectively, the “Shares”) immediately prior to the Effective Time, other than any Shares to be cancelled pursuant to Section 1.5(b) of the Merger Agreement and any Appraisal Shares, will be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company has (i) declared the Merger Agreement, the Merger and the other transactions contemplated thereby to be advisable, fair to, and in the best interests of the Company and its stockholders, (ii) authorized the execution, delivery and performance of the Merger Agreement, (iii) recommended that the stockholders of the Company adopt the Merger Agreement and (iv) expressly approved the taking of such action by the written consent of stockholders in lieu of a meeting of stockholders; and
WHEREAS, the Stockholder has reviewed and desires to adopt, authorize, accept and approve in all respects, the Merger Agreement.
NOW, THEREFORE BE IT:
Adoption of the Merger Agreement
RESOLVED, that the Merger Agreement be, and hereby is, adopted, authorized, accepted and approved in all respects upon the terms and conditions set forth therein, and that the Stockholder hereby votes all of the shares of capital stock of the Company held by the Stockholder and entitled to vote thereon in favor of the adoption and approval of the Merger Agreement, the Merger and the other transactions contemplated thereby; and be it further
RESOLVED, that this Written Consent is coupled with an interest and is irrevocable; and be it further
RESOLVED, that the Stockholder hereby waives any and all notice requirements, with respect to the time and place of meeting, and consents to the transaction of all business represented by this Written Consent.
This Written Consent shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. This Written Consent may be executed by facsimile or portable document format (.pdf) and when so executed shall be deemed to be an original.
[Signature page follows]
B-1

IN WITNESS WHEREOF, the undersigned stockholders have duly executed this Written Consent.
CAXTON-ISEMAN (PLY GEM), L.P.
By: RAJACONDA HOLDINGS, INC., its General Partner
By: /s/ Frederick J. Iseman Name: Frederick J. Iseman Title: President Date: January 31, 2018
CAXTON-ISEMAN (PLY GEM) II, L.P.
By: RAJACONDA HOLDINGS, INC., its General Partner
By: /s/ Frederick J. Iseman Name: Frederick J. Iseman Title: President Date: January 31, 2018
[Signature Page to Stockholder Written Consent]
B-2

Annex C
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262 Appraisal rights
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of  § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of  (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D
January 31, 2018
Ply Gem Holdings, Inc.
5020 Weston Parkway
Suite 400
Cary, North Carolina 27513
Attention: Board of Directors
Members of the Board:
You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Ply Gem Holdings, Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of the Company, other than Pisces Midco, Inc. (the “Acquiror”), Pisces Merger Sub, Inc. (“Merger Sub”) and their affiliates and holders of Company Common Stock affiliated with CI Capital Partners LLC (collectively, the “Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of January 31, 2018 (the “Agreement”), by and among the Acquiror, Merger Sub, a wholly owned subsidiary of the Acquiror, and the Company. We understand that the Agreement provides for, among other things, the merger of the Company with Merger Sub (the “Transaction”) pursuant to which the Company will continue as the surviving corporation and become a wholly owned subsidiary of the Acquiror, and each issued and outstanding share of Company Common Stock (other than (x) shares held in the treasury of the Company or owned by Merger Sub, the Acquiror or any direct or indirect wholly owned subsidiary of the Acquiror or the Company and (y) shares regarding which appraisal has been properly demanded under Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $21.64 in cash, without interest (the “Consideration”).
In arriving at our opinion, we have reviewed an execution copy of the Agreement and certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company provided to or discussed with us by the Company, including (x) financial forecasts relating to the Company prepared by the Company’s management (such financial forecasts that have been authorized by the Company for our use in connection with our analyses and this opinion, the “Company Projections”) and (y) estimates reflected therein prepared by the Company’s management regarding (i) the Company’s net operating loss tax carryforwards (“NOLs”), (ii) the Company’s ability in the absence of a Transaction to utilize those NOLs in the future and (iii) the financial impact attributable to the Company’s existing tax receivable agreement. We have met with the management of the Company and certain of the Company’s representatives to discuss the businesses and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the Company Projections (including forecasts as to the Company’s anticipated utilization of its NOLs), we have been advised by the management of the Company, and we have assumed with your consent, that such forecasts and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and the other matters covered thereby. At your direction, we have assumed that the Company Projections are a reasonable basis upon which to evaluate the Company and the Transaction, and at your direction we have relied upon the Company Projections for purposes of our analyses and this opinion. We express no view or opinion with respect to the Company Projections or the assumptions and methodologies upon which they are based.
We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction and that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. With your consent, we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.
Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Excluded Holders, of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction, any tax receivable agreement (including any obligations or amounts payable thereunder) and the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources. In that regard, we have been advised that the Company Projections reflect the best currently available estimates and judgments of the Company’s management regarding the potential impact of recent changes in U.S. tax laws and regulations on the future financial performance of the Company, as to which impact we express no view or opinion. The issuance of this opinion was approved by our authorized internal committee.
Our opinion is necessarily based on information made available to us as of the date hereof and upon the financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction.
We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to the Company and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having been and continuing to be a lender to the Company. We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to the Acquiror and its affiliates, including portfolio companies of affiliates of the Acquiror, for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted or acting (i) as financial advisor to Clayton, Dubilier & Rice (“CD&R”) and certain of its affiliates and portfolio companies in connection with certain sale and acquisition transactions and (ii) in various roles in connection with securities offerings and other financings by CD&R and certain of its affiliates and portfolio companies. Among other transactions for CD&R and its affiliates during the past two years, we and our affiliates were: (i) an arranger of debt financing relating to CD&R’s acquisition of a majority stake in SunSource Holdings, Inc. announced in November 2017; (ii) an arranger of debt financing relating to CD&R’s acquisition of Waterworks announced in June 2017; (iii) an arranger of debt financing relating to CD&R’s acquisition of a majority stake in The Capital Markets Company in May 2017; (iv) an arranger of debt financing relating to CD&R’s and CareCapital’s acquisition of Carestream Dental announced in April 2017; (v) an underwriter of shares of common stock of NCI Building Systems, Inc. (“NCI”) in July 2016 and an arranger of debt financing for NCI in April 2017 and January 2018; (vi) an underwriter of shares of common stock of Atkore International Group Inc. (“Atkore”) in February 2017, December 2016 and June 2016 and an arranger of debt financing for Atkore in December 2016; (vii) an underwriter of shares of common stock of Beacon Roofing Supply, Inc. in May 2016; (viii) an underwriter in the initial public offering of US Foods Holding Corp. (“US Foods”) in May 2016 and an underwriter of shares of common stock of US Foods in January 2017 and May 2017; and (ix) an arranger of debt financing relating to the acquisition by TruGreen, a CD&R portfolio company, of the Scotts LawnService business announced in December 2015 and an arranger of debt financing for TruGreen in August 2017. We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, the Acquiror and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. In addition, we and certain of our affiliates, and certain of our and their respective employees and certain investment funds affiliated or associated with us, may have investments in funds managed or advised by the investment firms whose affiliates are stockholders of the Acquiror and the Company. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.
It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock, other than the Excluded Holders, in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC
By:
/s/ Manish Nehra

Manish Nehra
Managing Director